Explanatory Note: This amendment is being filed to provide an annual update to the ongoing offering of the company.

PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 14, 2023

Legion M Entertainment, Inc.

1801 Century Park East, 24th Floor

Los Angeles, CA 90067

www.legionm.com

Up to 15,501,515 shares of Class A Common Stock (1) (2)

SEE “SECURITIES BEING OFFERED” AT PAGE 52

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per share	$1.65	$0.06	$1.59
StartEngine Investor Fee	$0.06	$0.06	--
Per Share (3)
Price Per Share Plus	$1.71	--	--
Investor Fee (4)
Total Maximum (2)	$20,699,999.79	$1,448,999.99	$19,250,999.80

(1)	The company is offering up to 15,501,515 shares of Class A Common Stock, including (i) up to 12,121,212 shares for sale at $1.65 per share, (ii) up to 3,030,303 shares eligible to be issued as Bonus Shares (as defined below), and (iii) up to 350,000 shares to be issued as “Promotional Shares” (as defined below). See “Plan of Distribution and Selling Shareholders.” There is a minimum investment of $39.60 to participate in this Offering. Investors in this Offering have the opportunity to earn a Reward (defined below) based on amount of money they invest. These rewards include bonus shares of Class A Common Stock (the “Bonus Shares”), which will be granted to investors for free once their investment closes. In calculating the maximum number of shares offered in this Offering, we are assuming that 100% of investors achieve the highest level of Bonus Shares and all Promotional shares are issued. For more information, see “Plan of Distribution and Selling Shareholders.”

(2)	As of November 14, 2023, the company has sold 2,096,607 shares of Class A Common Stock for gross proceeds totaling $3,115,647 in this offering. The number of shares sold includes 208,336 shares that were issued as Bonus Shares. As of November 14, 2023, no Promotional Shares have been issued as part of this offering.

(3)	The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this Offering as set forth in “Plan of Distribution and Selling Shareholders” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this Offering. The company will pay a cash commission of 3.5% to StartEngine Primary on sales of the Class A Common Stock, and the company will issue to StartEngine Primary shares of the company’s Class A Common Stock equal to 1% of the gross proceeds raised through StartEngine Primary (excluding Bonus Shares), divided by $1.65 per share, rounded to the nearest whole share. The company will also pay a $15,000 advance fee for accountable out of pocket expenses anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by the company. This does not include processing fees paid directly to StartEngine Primary by investors. See “Plan of Distribution and Selling Shareholders” for details of compensation payable to third parties in connection with the Offering.

(4)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription, up to a maximum of $700 per investor. This fee will be refunded in the event the company terminates this Offering. See “Plan of Distribution and Selling Shareholders” for additional discussion of this processing fee. Assuming the Offering is fully subscribed, and all investors invest $20,000 or less, investors would pay StartEngine Primary total processing fees of $700,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum offering amount that the company is permitted to raise under Regulation A. However, it is not included in Proceeds to Issuer.

We expect that the amount of expenses of the offering that we will pay will be approximately $75,000, regardless of whether any or the maximum number of shares are sold in this offering.

The company is seeking to raise up to $20,000,000 from the sale of Class A Common Stock.

This offering will terminate at the earlier of the date at which the Maximum Offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements.  The company has engaged Bryn Mawr Trust Company as escrow agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After each closing, funds tendered by investors will be available to us, and since there is no minimum offering amount, we will have access to these funds even if they do not cover the expenses of this offering. After the initial closing of this offering, we expect to hold closings on a bi-monthly basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 10.

Sales of these securities commenced on October 12, 2022.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary – Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Legion M,” “the company” or “we” refers to Legion M Entertainment, Inc. and its subsidiary on a consolidated basis. The term “MDFZ” refers to MDFZ, LLC a wholly owned subsidiary of the company.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding three fiscal years), related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

A LETTER FROM THE FOUNDERS TO PROSPECTIVE INVESTORS

Thank you for considering an investment in Legion M! We couldn’t be more excited about this opportunity and are thrilled that you are considering joining us. Before you get into the Offering Memorandum, there are a couple things we want to mention.

Legion M is not a conventional company. We don’t intend to become one.

Most of this Offering Memorandum describes Legion M in conventional business terms. In fact, the whole purpose of this document is to provide a convention for you to evaluate our company and make an informed investment decision. But there are elements of Legion M that defy convention and we want to take a moment to explain them in our own words.

Risk vs. Reward

Before you invest, it’s important to understand that Legion M is a relatively early-stage company. In fact, thanks to the JOBS Act, you now have the opportunity to invest earlier than has ever been possible — at a stage traditionally reserved for angel investors and venture capitalists.

If you want to get in early, you need to understand the risks. Our stock is not currently listed on any secondary exchange, which means it must be viewed as a long-term investment that could take years or even decades (if ever) to provide a return. As a startup, we are not focused on near-term revenue or profit, but instead on building what we believe will be long-term competitive advantages for the company. When you invest in a startup you aren’t investing in what the company is today—you are investing in the potential for what the company could become in the future. It’s an inherently risky proposition because, the fact is, most startups fail.

But startups that succeed can change the world. Every great disruption starts with entrepreneurs and investors that have the courage to defy the odds and try something no one else has done before. We founded Legion M because we believe the JOBS Act created a once-in-a-lifetime opportunity to build a new type of company with potential to reshape the future of entertainment.

One Million Fans

Legion M is, to our knowledge, the first company built from the ground up to be owned by fans. We’re building it that way because we believe a media company owned by a large audience of fans has fundamental competitive advantages over those owned by Wall Street investors.

Our logo (the M with a bar over it) is the Roman numeral for one million, representing our long-term goal of uniting one million fans as shareholders of the company. It’s an ambitious goal, but we believe that if we can achieve it Legion M could become one of the most influential companies in Hollywood.

Redefining ROI

Most companies view investors simply as a source of capital. For Legion M, they are the foundation of our business. We are a community as well as a corporation, and our job as a management team is to create value for this community. While “shareholder value” is often measured solely by dollars and cents, Legion M strives to create both Financial and Emotional returns for our shareholders:

Financial ROI

Legion M’s primary goal is to run a responsible business that provides a long-term financial return for our investors. Financial success is the key to the long-term viability and success of our company.

Emotional ROI

While financial success is the primary goal for Legion M, many of our shareholders invest because they want to be a part of something they love. We strive to cultivate a vibrant community for our shareholders, and seek ways to “open the gates of Hollywood” and unite fans to make a difference in the entertainment industry.

The wonderful thing about a fan-owned company is that financial and emotional ROI are not necessarily mutually exclusive. We believe spending time and resources to engage our shareholders isn’t just good fun—it’s also good business. The more engaged and excited our shareholders are, the more potential buzz and value they can create for our projects. This increases our projects’ chances of success, which benefits the company and all its shareholders.

Let’s Put an M-shaped Dent in the Universe!

What we’re doing has never been done, but we’ve beaten the odds before(1) and believe we can do it again. While we can’t guarantee success (nobody can promise that), we’re doing everything in our power to make this the best investment you’ve ever made. We’re risking not just our own money, but also our reputations and careers that we can make this company a success.

So THANK YOU again for considering our company. Please review the information in this Offering Memorandum. If you like what you see and want to take a swing for the fences with us, we’d be honored to have you join our team. If you don’t, that’s fine too. And if you’re not sure, please join the Legion as a free member (2), so you can see for yourself what we’re all about.

Onward and Upward,

Paul Scanlan and Jeff Annison

Cofounders, Legion M

(1) In 1999, we (along with one other cofounder) started a company called MobiTV which we grew to over 300 employees, won an Emmy award for innovation and became a worldwide leader in the delivery of streaming television.

(2) You can join Legion M as a free member at www.legionm.com/join-legion-m. As a free member, you don’t have a financial stake in the company’s success, but you do get access to our community and many of the same benefits that are available to shareholders. If you are unsure about investing, it’s a great way to see for yourself what Legion M is all about.

SUMMARY

Legion M is an entertainment company. Our business plan is to partner with creators and other entertainment companies -- from independent filmmakers to large Hollywood studios and distributors -- to develop, produce, distribute, market and monetize entertainment content including movies, television shows, virtual reality, digital content, events, and more. In this sense, we are like thousands of other entertainment companies around the world.

The difference is that Legion M has been built from the ground up to be owned by fans rather than Wall Street. We’re taking advantage of historic new equity crowdfunding laws that allow the public to invest in our company in its earliest stages of development. We believe being owned by a large community of fans gives us competitive advantages that could ultimately make us one of the most influential companies in Hollywood.

We founded Legion M because we saw a once-in-a-lifetime opportunity created by the JOBS Act. Fans hold great power in the entertainment industry -- we’re the ones who buy the tickets, pay the subscriptions, and decide what to watch. Individually each of us is just a consumer, but when we unite we have undeniable power. Our goal is to leverage the disruptive capabilities of equity crowdfunding and build a company to harness that power and give all of us a stake in the future of film and television.

The Offering

Securities offered (1)(2)	Maximum of 15,501,515 shares of Class A Common Stock

Class A Common Stock outstanding before the offering	16,221,700 shares

Class B Common Stock outstanding before the offering (3)	16,492,620 shares

Maximum Class A Common Stock outstanding after the offering (1)	31,723,215 shares

(1) Certain individuals in this offering are entitled to Bonus Shares. In calculating the maximum number of shares offered in this Offering, we are assuming that 100% of investors achieve the highest level of Bonus Shares and all Promotional shares are issued. For more information, see the “Plan of Distribution and Selling Shareholders.”

(2) As of November 14, 2023, the company has sold 2,096,607 shares of Class A Common Stock for gross proceeds totaling $3,115,647 in this offering.

(3) All shares subject to a vesting schedule are assumed fully vested.

The Shares

We have two classes of authorized common stock, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B common stock are identical, except with respect to voting, transfer, and conversion. Each share of Class A Common Stock is entitled to one vote per share and does not have any restriction upon sale or transfer from the company. Each share of Class B Common Stock is entitled to 10 votes per share, but those shares as well as the shares into which they convert cannot be sold or transferred without the company’s consent. One share of Class B Common Stock is convertible at any time into one share of Class A Common Stock.

The shares in this offering are subject to a drag-along provision as set forth in the Subscription Agreement, pursuant to which each holder of Class A Common Stock purchased in this offering agrees that, in the event the company’s board and the holders of a majority of the votes of the outstanding shares of the company’s Class A Common Stock and Class B Common Stock voting as a single group (and taking into consideration the 10 votes per share voting preference of the Class B Common Stock) vote in favor of a sale of the company, then such holder of Class A Common Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required, amongst other covenants.

For more details on our shares see “Securities Being Offered” below.

Investor Rewards

Shares sold in the current offering include rewards that will be available for all investors (“Rewards”), including the grant of Bonus Shares, movie tickets, gift cards, and experiences. The value of these rewards impacts the Effective Share Price paid by the investor for their shares. For a full discussion, please see the “Rewards and Bonus Shares” section in “Plan of Distribution and Selling Shareholders.”

Use of Proceeds

Proceeds from this offering will be used to fund Legion M’s entertainment projects, marketing efforts and operational expenses as well as to pay for expenses related to this offering (including Rewards). See “Use of Proceeds to Issuer” section of this Offering Circular.

SELECTED RISKS ASSOCIATED WITH OUR BUSINESS

Legion M is a startup. We were incorporated in March 2016 and are still in a relatively early stage of development. While we have revenue, we are not profitable. As a company we are not focused on driving near-term revenue or profit, but instead on growing our community and building competitive advantages we believe will provide long-term value for the company. Investing in Legion M’s shares involves a high degree of risk (see “Risk Factors”). As an investor, you should be able to bear a complete loss of your investment. Some of the more significant risks include those set forth below:

●	This is a relatively early-stage company.

●	What we’re doing has never been done before.

●	Our auditor has issued a “going concern” opinion.

●	We plan to raise significantly more money and future fundraising rounds could result in a “cram down.”

●	Success in the entertainment industry is highly unpredictable and there is no guarantee our content will be successful in the market.

●	Entertainment projects can be risky, and often budgets run over.

●	You may not like our projects.

●	Even if a project is successful, it is likely to take a long time for us to realize profits.

●	Our business relies heavily on third parties for production and monetization of entertainment content.

●	Public perception is important in the entertainment industry.

●	Public perception is important in equity crowdfunding, potentially making Legion M susceptible to negative postings, and false allegations about the company and its projects.
●	We could be adversely affected by labor disputes, strikes or other union job actions.
●	Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could have a strong negative effect on us.

●	We depend on our two founders and may need to hire more people to be successful.

●	We may not be able to protect all our intellectual property.

●	We have a large shareholder base which will likely grow even larger over time.

●	Equity crowdfunding is relatively new.

●	Competitors could overtake our momentum.

●	Our officers control the company, and we currently have no independent directors.

●	The shares of Class A Common Stock being offered are subject to drag-along rights.

●	The exclusive forum provision in our certificate of incorporation and bylaws may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

●	The offering price has been set by Legion M’s management.

●	There is no current market for Legion M’s shares.

●	We are offering a discount on our stock price to certain classes of investors.

●	There is no minimum amount set as a condition to closing this offering.

●	The amount raised in this offering may include investments from company insiders or immediate family members.

●	We expect to raise additional capital through offerings of equity and convertible securities and to provide our employees and advisors with equity incentives. Therefore, your ownership interest in the company is likely to continue to be diluted.

●	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

RISK FACTORS

The SEC requires Legion M to identify risks that are specific to its business and its financial condition. Legion M is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks related to our Business

This is a relatively early-stage company.

Legion M was incorporated in March 2016. We are currently not profitable nor are we focused on near term profitability. There is very little history upon which an evaluation of our past performance and future prospects in the entertainment industry can be made. Statistically, most companies like Legion M fail.

What we’re doing has never been done before.

We are (to our knowledge) the first company to attempt our business model. Legion M is built on the thesis that having a legion of fans invested in our products will give us a competitive advantage. However, our thesis could be wrong. There is no assurance that we will be able to derive benefits from being fan-owned. Even if our concept is proven to give us a competitive advantage, other companies with more resources than we do may copy our idea causing us to lose this competitive edge.

Our auditor has issued a “going concern” opinion.

Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. Our auditor has previously issued that opinion for our financials in previous years. Legion M was incorporated in March of 2016 and has a history of losses without profits since inception. The fact that we’ve been able to raise enough financing and/or revenue to sufficiently fund our operation for the each of the preceding years since inception does not guarantee our ability to raise sufficient financing and/or generate sufficient revenue in the future.  We have sustained net losses of $2,827,478 and $2,939,564 in the years ended December 31, 2022 and December 31, 2021, respectively. In addition, we have a net loss of $1,220,749 for the six months ended June 30, 2023. As of June 30, 2023, the company this has an accumulated deficit of $18,464,931, and does not have liquid assets to satisfy its expected obligations for the next year without additional finance or revenue. The audit report states that our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate cash from operating activities and/or to raise additional capital to fund our operations. Failure to raise additional capital could have a negative impact on not only our financial condition but also our ability to remain in business.

We plan to raise significantly more money and future fundraising rounds could result in a “cram down.”

Our goal is to have one million investors in Legion M which will likely require many more rounds of fundraising. We may also need to raise additional funds to finance our operations or fund our business plan. Even if we manage to raise subsequent financing or borrowing rounds, the terms of those rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. See “Dilution” for more information.

Success in the entertainment industry is highly unpredictable and there is no guarantee our content will be successful in the market.

Our success will depend on the popularity of our entertainment projects. Viewer tastes, trends and preferences frequently change and are notoriously difficult to predict. If we fail to anticipate future viewer preferences in the entertainment business, our business and financial performance will likely suffer. The entertainment industry is fiercely competitive. We may not be able to develop projects that will become profitable. We may invest in projects that end up losing money. Even if one or more of our projects are successful, we may lose money in others.

Entertainment projects can be risky, and often budgets run over.

The entertainment industry is generally affected by the same risk factors of other industries but due to its nature, the development, production, distribution, and marketing of content can require large capital investments. Developing and monetizing entertainment projects, such as movies and television shows, usually require significant capital investment to fund expenditures on activities such as producing a television pilot, producing or co-producing a movie or creating a virtual reality experience. There is often budget over-run. Even with adequate funding, the project may fail to gain traction with viewers.

You may not like our projects.

We plan to develop a diverse slate of projects in the entertainment industry including feature films, television shows, virtual reality experiences, transmedia content, and events. Final decisions on projects are made by the Legion M management team. We may choose projects you don’t like, don’t believe in, or even ones you object to.

Even if a project is successful, it is likely to take a long time for us to realize profits.

Even if we are involved in a financially successful project, the process of making money and realizing profit in the entertainment business is slow. The time span from the moment a project starts to its completion, release and revenue recognition is substantial and is often measured in years. Even if we realize a profit and are financially able to declare dividends on our shares, we may or may not do so.

Our business relies heavily on third parties for production and monetization of entertainment content.

Our success in developing, producing, and monetizing content relies heavily on third party Hollywood creators and producers such as studios, development, production and distribution companies, television networks, etc. These companies may give more time and attention to other entertainment companies or other projects which are better funded or better known or which have a longer operational history than us. There is no assurance that we will be able to find partners to jointly develop projects or help support projects financially and even if we do, there is no guarantee that our partners will put forth all of the resources required to help make our projects successful. A number of our high-profile advisors may change their minds and terminate their relationships with the company.

Public perception is important in the entertainment industry.

In order to continue grow our business, we must maintain credibility and confidence in our long-term financial viability and business prospects among Hollywood creators and producers, our community, investors, and other parties. Reputational harm may damage our ability to do any or all of these things. Any derogatory information whether founded or unfounded, against our business, any of our officers, directors, or employees, may harm our business.

Public perception is important in equity crowdfunding, potentially making Legion M susceptible to negative postings, and false allegations about the company and its projects.

As a company raising money from the crowd, Legion M’s funding is highly dependent upon investors who get information from a wide variety of sources that rely on user generated content (e.g., social media, Reddit, message boards, blogs, etc.). These sources often have little to no standards for posting, and many of them allow people to post without even requiring a real name. As a result, these mediums can be susceptible to misinformation, disinformation, and campaigns where individuals using bots and/or fake accounts can create the illusion of “social proof.” For instance, Legion M has previously been the subject of negative postings, including misinformation and false allegations, made on multiple social media and investment platforms from one or more individuals controlling multiple fake names/aliases. To the extent the company continues or becomes the target of a negative PR campaign from one or more individuals, including those using multiple fake accounts and/or spreading false information about the company, the negative publicity may have an adverse impact on the company, its fundraising, its projects, and has the potential to distract management’s attention from the company’s business.

Further Legion M has expanded the scope of its use of equity crowdfunding to offering investors the opportunity to have stake in particular projects. The performance of these projects, and in particular, how our crowdfunding investors do with respect to these projects could also impact public perception of the company.

We could be adversely affected by labor disputes, strikes or other union job actions.

We are directly or indirectly dependent upon highly specialized union members who are essential to the production of motion pictures and television content, including writers, directors, actors and other talent as well as trade employees and others who are subject to collective bargaining agreements. In general, a labor dispute, work stoppage, work slowdown, strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures or television content, including the ongoing strike by the Screen Actors Guild, could dramatically delay or even derail development, production and release of film and TV projects, with potentially severe financial consequences. Labor disputes may restrict our access to content, result in work stoppages, and may result in increased costs and decreased revenue, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us.

Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control and could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services. Our business model involves the marketing of entertainment, including movies and other content. To the extent the entertainment industry is impacted by either the ability to create new content (e.g., the halting of productions) or the ability to monetize the content (e.g., theater sales), our business prospects could be severely hampered.

We depend on our two founders and may need to hire more people to be successful.

Our success will greatly depend on the skills, connections, and experiences of our top executives, Paul Scanlan and Jeff Annison. There is no guarantee that either of them will stay indefinitely, for instance both are currently working at salaries substantially lower than their salaries at previous jobs, and well below “market rates” for executives with their level of experience. Should either of them discontinue working for Legion M, there is no assurance that Legion M will continue. We will also need to hire creative talents and individuals with a track record of success and with the skills necessary to ensure that we create and sell premium original content. There is no assurance that we will be able to identify, hire and retain the right people for the various key positions.

We may not be able to protect all our intellectual property.

Our profitability may depend in part on our ability to effectively protect our intellectual property including our trademark and logo, original entertainment content in our projects and our ability to operate without inadvertently infringing on the proprietary rights of others. Theft of our original entertainment content prior to release could adversely affect our revenue. Policing and protecting our intellectual property against piracy and unauthorized use by third parties is time-consuming and expensive and certain countries may not even recognize our intellectual property rights. Any litigation protecting our intellectual property and defending our original content could have a material adverse effect on our business, operating results and financial condition regardless of the outcome of such litigation.

We have a large shareholder base which will likely grow even larger over time.

As a result of Legion M’s Regulation Crowdfunding and Regulation A offerings, we have over 45,000 shareholders. It is uncommon for a start-up company with limited resources and a small staff to have so many investors. Our stated goal is to grow the shareholder base to one million through multiple rounds of fundraising. Despite best efforts, it is possible that unexpected risks and expenses of managing this large shareholder base could divert management’s attention and cause Legion M to fail.

Equity crowdfunding is relatively new.

Legion M’s existing funding and future fundraising plans (including this round) are reliant on equity crowdfunding and provisions of the JOBS Act which have been in less than a decade. The laws are complex, and interpretation by governing bodies doesn’t exist in some cases and may change over time in others. Changes to the laws (or interpretation of the laws) could impact Legion M’s ability to raise money as well as your ability to trade your shares.

Competitors could overtake our momentum.

As the marketplace becomes more savvy about the JOBS Act and how an entertainment company could benefit from an equity crowdfunded financing round, competitors could launch their own equity crowdfunding campaigns and overtake our momentum.

Risks related to our Offering

Our officers control the company, and we currently have no independent directors.

Our two executive officers and directors are currently also our controlling shareholders. As holders of the Class B Common Stock which gives them 10 votes per share, as opposed to 1 vote per share for holders of Class A Common Stock like you, they will continue to hold a majority of the voting power of all our equity stock and therefore control the board at the conclusion of this offering. In fact, even if they were to own as little as 5.1% of the equity securities of the company, they will still control a majority of the voting stock. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. We also do not benefit from the advantages of having any independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within Legion M, having extra checks and balances to prevent fraud and produce reliable financial reports.

The shares of Class A Common Stock being offered are subject to drag-along rights.

The shares you are purchasing in this offering are subject to a drag-along provision as set forth in the Subscription Agreement, pursuant to which each holder of Class A Common Stock purchased in this offering agrees that, in the event the company’s board and the holders of a majority of the votes of the outstanding shares of the company’s Class A Common Stock and Class B Common Stock voting as a single group (and taking into consideration the 10 votes per share voting preference of the Class B Common Stock) vote in favor of a sale of the company, then such holder of Class A Common Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required, amongst other covenants.

This means that if the Board of Directors and Class B shareholders (which consists of the founders, employees, and early investors) decide to sell the company, you are agreeing to go along with that sale, even if you don’t agree with it, oppose it, or feel that your interests are not being represented. For instance, the fact that shares of Class B Common Stock are owned by founders, employees and early investors could potentially create scenarios where the interests of the two shareholder groups are not aligned.

Additionally, the enforceability of such provision as it relates to appraisal rights will be subject to the provisions of Delaware law. Since the rights of common stock are determined in general by statute as opposed to by contract, and the drag-along provision is a contractual term, the extent to which this provision would be upheld by the courts in Delaware is unclear. In the event this provision was to be challenged, a sale of the company might not be effected, and all the shareholders could miss an opportunity to realize the value of their investment.

The exclusive forum provision in our certificate of incorporation and bylaws may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Section XI of our Amended and Restated Certificate of Incorporation and Section 48 of our Amended and Restated Bylaws contain exclusive forum provisions for certain lawsuits, see “Securities Being Offered – Forum Selection Provisions”. Further, our subscription agreements for our Regulation A and Regulation CF offerings include exclusive forum provisions for certain lawsuits pursuant to the subscription agreement, see “Securities Being Offered – Forum Selection Provisions”. The forum for these lawsuits will be the Court of Chancery in the State of Delaware. None of the forum selections provisions will be applicable to lawsuits arising from the federal securities laws. These provisions may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provisions may discourage stockholder lawsuits, or limit stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in our Regulation Crowdfunding offerings and their transferees are bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement, in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the Shares, including but not limited to the subscription agreement.

The offering price has been set by Legion M’s management.

Legion M has set the price of its Class A Common Stock at $1.65 (although the Effective Share Price each investor pays will be lower – for more information please see the “How We Determined the Offering Price in this Offering” section in “Plan of Distribution and Selling Shareholders”). Valuations for companies like Legion M are purely speculative. Our valuation has not been validated by any independent third party and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

There is no current market for Legion M’s shares.

There is no formal marketplace for the resale of our securities. If the company is successful, we expect to IPO or list on an exchange or alternative trading system that allows investors to sell their shares, but there is no guarantee that will happen, or that if it does happen that there will be any demand to purchase your shares at your desired price or at any price at all. We do not currently have any near-term plans to apply for or otherwise seek trading or quotation of our Class A Common Stock on an over-the-counter market. It is also hard to predict if we will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time (if ever).

We are offering a discount on our stock price to certain classes of investors.

Certain classes of investors are entitled to bonus shares (effectively a discount) in this offering; see the “Rewards and Bonus Shares” section of “Plan of Distribution and Selling Shareholders.” In addition, certain individuals may receive one or more free Promotional Share(s) of Legion M Class A Common Stock, see “Promotional Shares” section of “Plan of Distribution and Selling Shareholders.” These bonus shares and promotional shares immediately dilute the value of your stock. Therefore, the value of shares of investors who pay the full price in this offering will be diluted by investments made by investors entitled to these bonus shares, who will pay less for the same stake in the company.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best effort” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

The amount raised in this offering may include investments from company insiders or immediate family members.

Officers, directors, executives, and existing owners with a controlling stake in the company (or their immediate family members) may make investments in this offering. Any such investments will be included in the raised amount reflected on the campaign page.

We expect to raise additional capital through offerings of equity and convertible securities and to provide our employees and advisors with equity incentives. Therefore, your ownership interest in the company is likely to continue to be diluted.

Our current strategic initiatives require substantial capital. We may seek to raise any necessary additional funds through equity or debt financings or other sources that may be dilutive to existing stockholders. The company may offer additional shares of its Class A Common Stock and/or other classes of equity or debt that convert into shares of Class A Common Stock, any of which offerings would dilute the ownership percentage of investors in this Offering. Also, we intend to award employees and advisors with stock options and other compensatory securities through our employee equity incentive plan, which may also cause dilution to your investment. See “Dilution.”

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy and would be in addition to the StartEngine Primary processing fee. See “Plan of Distribution and Selling Shareholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g., minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

DILUTION

Funding History

Dilution means a reduction in value, control, or earnings of the shares the investor owns. When a company is created and seeks investment from outside investors, like you, the price paid per share of stock can vary. To help illustrate the dilution you face as an investor (the fact that you pay more for your shares than earlier investors did), we’d like to explain how our current shareholders acquired their stock and the price they paid for it. The prices discussed below reflect the price paid after our 10-for-1 stock split in 2022 (for details see the table below). The shareholders of Legion M can be broken into the following groups:

Founders/Founding Grant Holders. When Legion M was formed, the founding stock of the company was allocated amongst the two cofounders, early employees, consultants, advisors and creative allies at close to zero cost. An early-stage company typically issues shares (or grants options over its shares) to its founders and early employees at a very low cash cost because they are contributing money, time and energy at below market rates (i.e. sweat equity). Note that most of the stock issued to this group of shareholders (including the restricted stock owned by our two co-founders) vested over a 4-year period.

Seed Investors (Discounted Note). To fund startup expenses and launch our initial Regulation Crowdfunding round of financing, Legion M secured $418,342 worth of investment from accredited investors who had previous relationships with our two cofounders. These investors loaned money at a 5% interest rate to Legion M in exchange for promissory notes that automatically converted to Class B Common Stock upon closing of a successful financing round of over $1 million. If Legion M had been unable to raise at least $1 million, these investors likely would have lost their entire investment. In exchange for the additional risk of investing early, these investors received a 30% discount when the notes converted into Class B Common Stock, which translated to a $0.49 per share price in August 2016 upon closing of our first equity crowdfunding round. When you factor in the interest earned by these notes, these investors paid an average of $0.482 per share of Class B Common Stock.

Round 1 Investors (Reg CF/D). On the morning of May 16, 2016 (the day the new law took effect), Legion M became one of the first companies in history to launch a Regulation Crowdfunding (Reg CF) fundraising campaign. Legion M closed the round 3 months later with $999,999 in investment in the Reg CF round (the maximum allowable at the time) and $193,522 in Reg D investments at the price of $0.70 per share of Class A Common Stock.

In addition, just prior to Round 1 we received $76,020 of investment from accredited investors in the form of convertible promissory notes. These notes converted into Class B Common Stock at the close of Round 1, also at $0.70 per share.

Round 2 Investors. In March 2017, Legion M launched a fundraising campaign under Regulation A promulgated under the JOBS Act. In August 2017, we made a follow-on offering under Regulation Crowdfunding to include investors who couldn’t invest under Regulation A due to state securities laws. Both campaigns ended on September 2, 2017. Legion M ultimately closed with $1,875,336 worth of investment in the Regulation A round and $167,941 worth of investing in the Reg CF round at the price of $0.75 per share of Class A Common Stock.

Round 3 Investors. On May 16, 2018, Legion M opened a Regulation CF offering at a price of $0.83 per share of Class A Common Stock. This round was oversubscribed, closing on July 27, 2018 with a total of 1,084,000 shares sold for a total of $901,888, the maximum allowable under Regulation CF (which sets limits on the amount which may be raised on an annual basis).

On October 26, 2018, Legion M opened a Regulation A offering that allowed investors who were blocked from investing in the oversubscribed Round 3 Reg CF the opportunity to purchase shares at a price of $0.83 per share. We raised a total of $634,541 from the sale of 762,910 shares.

Legion M also closed an individual investment of $99,998 under Regulation D at a Round 3 price of $0.83 per share from one of our seed investors.

Round 4 Investors. On October 26, 2018, Legion M opened a Regulation A offering at a price of $0.89 per share of Class A Common Stock. We sold 2,410,870 shares for a total of $2,140,852 at that price.

Round 5 Investors. On July 12, 2019, Legion M increased the price per share in its Regulation A offering to $1.00 per share of Class A Common Stock. We sold 2,422,020 shares for a total of $2,422,430 at that price.

On October 18, 2019 Legion M opened a Regulation CF offering at $1.00 per share of Class A Common Stock. We sold 30,000 shares for a total of $30,000 at that price.

Round 6 Investors. On November 6, 2019, Legion M increased the price per share in its Regulation A and Regulation CF offerings to $1.065 per share of Class A Common Stock. We sold 422,630 shares for a total of $450,101 under Reg A, and 241,760 for a total of $257,474 under Regulation CF.

Round 7 Investors. On August 6, 2020, Legion M opened a Regulation CF offering with price of $1.43 per share and rewards that included bonus shares. This round closed on April 30, 2021 having sold 1,256,350 shares for a total of $1,794,068, and issuing an additional 243,600 shares as Bonus Shares.

Round 8 Investors. On October 5, 2021, Legion M launched a Regulation CF offering with a price of $1.50 per share and rewards that included bonus shares. This round closed on April 30, 2022, having sold 2,771,040 shares (including Bonus Shares) for a total of $3,712,680. In addition, Legion M issued 20,560 free shares as part of a promotion in conjunction with Los Angeles Comic Con, and 51,170 shares as commissions to StartEngine in accordance with our listing agreement.

Round 9 Investors. On October 12, 2022 Legion M launched this offering. As of November 14, 2023, the company has sold 2,096,607 shares of Class A Common Stock for gross proceeds totaling $3,115,647 in this offering.

Option/Warrant Grants. As Legion M grows, we issue options and warrants to key employees, advisors, and partners:

●	Shortly after founding, grants for 860,000 stock options and warrants were issued to employees, consultants and advisors at a strike price of $0.001 per share.
●	Shortly after Round 1 closed, the company issued option grants for 1,607,720 shares of Class A Common Stock at the strike price of $0.70 per share.
●	After Round 2 closed, Legion M issued an additional 969,700 options or warrants at the strike price of $0.747 per share.
●	Concurrent with Round 3, Legion M issued an additional 120,000 options at a strike price of $0.832 per share.
●	Concurrent with Round 4, Legion M issued an additional 270,000 options at a strike price of $0.888 per share.
●	Concurrent with Round 5, Legion M issued an additional 50,000 options at a strike price of $1.00 per share.
●	Concurrent with and after Round 6, Legion M issued an additional 210,000 options at a strike price of $1.065 per share.
●	Concurrent with Round 7, Legion M issued an additional 599,460 options at a strike price of $1.142 per share.
●	Concurrent with Round 8, Legion M issued an additional 295,000 options or warrants at a strike price of $1.25 per share
●	Since the opening of Round 9 (this offering), Legion M has issued an additional 98,000 options or warrants at a strike price of 1.32 per share.

Legion M Share Price Over Time[1]
ROUND	ROUND OPEN DATE	SHARE PRICE[2]
Round 1	March 2016	$0.70 ($7.00 pre-split)
Round 2	March 2017	$0.75 ($7.47 pre-split)
Round 3	May 2018	$0.83 ($8.32 pre-split)
Round 4	October 2018	$0.89 ($8.88 pre-split)
Round 5	July 2019	$1.00 ($10.00 pre-split)
Round 6	November 2019	$1.07 ($10.65 pre-split)
Round 7	August 2020	$1.20 average ($1.43 to $1.14 range) Effective Share Price, depending on bonuses[3,4] ($11.96, $14.28 and $11.42 pre-split)
Round 8	October 2021	$1.34 average ($1.50 - $1.25 range) Effective Share Price, depending on bonuses[3,5] ($13.40, $15.00 and $12.50 pre-split)
Round 9 (This Offering)	October 2022	$1.65 to $1.32 Effective Share Price, depending on bonuses[3,6]

Notes:

1.	Legion M’s share price is not set on an open market the same way a publicly traded stock is. Instead, the company sets the stock price, and the public decides whether or not they would like to buy it. The chart above reflects the share price (or ‘Effective Share Price’ for Rounds that include bonus shares) at the beginning of each round. For more information, please see “How We Determined the Offering Price in this Offering.”

2.	Share prices on this table have all been adjusted to reflect the 10-for-1 split that occurred between Rounds 8 and 9.

3.	Beginning in Round 7, Legion M’s offerings included the opportunity to receive bonus shares as a reward, which affects the effective share price paid by the investor.

4.	The average effective share price for Round 7 was determined by dividing the total amount raised by the total number of shares issued (inclusive of bonus shares).

5.	The average effective share price for Round 8 was determined by dividing the total amount raised by the total number of shares issued (inclusive of bonus shares, but not including Promotional Shares issued as part of the Los Angeles Comic Con promotion or shares issued as compensation to StartEngine).

6.	The effective share price for Round 9 depends on the amount invested and the bonuses (if any) the investor qualifies for. For more information, please see “Rewards and Bonus Shares” below.

Dilution From Share Promotions

Legion M has allocated 350,000 shares (“Promotional Shares”) from this offering to be issued directly to individuals as part as one or more promotions intended to grow the size of the Legion M community and/or generate revenue for the company. The number of Promotional Shares issued during this offering (if any) will not exceed 1% of the total outstanding shares of Legion M prior to the beginning of this offering. If every Promotional Share allocated is issued, the amount of dilution to Legion M shareholders (including both existing shareholders and those who purchase shares in this offering) will be less than 1%. For further information, please see “Plan of Distribution and Selling Shareholders” section below.

Dilution for New Investors

The following tables summarize the differences between existing shareholders and new investors in this offering with respect to the number of shares of common stock purchased, and total consideration paid, for two different scenarios:

MAXIMUM OFFERING: ASSUMES $20 MILLION RAISED	SHARES ISSUED (1) (2)	% OWNERSHIP	AVERAGE PRICE PER SHARE (1)	TOTAL CONSIDERATION
FOUNDERS/FOUNDING GRANT HOLDERS (2)(3)	15,460,400	29%	$0.00	$1,501
SEED INVESTORS (DISCOUNTED NOTE) (4)	867,880	2%	$0.48	$418,342
ROUND 1 INVESTORS (REG CF/D) (5)	1,813,630	3%	$0.70	$1,269,541
OPTION/WARRANT GRANT HOLDERS (2) (6)	4,981,880	9%	$0.71	$3,517,213
ROUND 2 INVESTORS (REG A/CF) (7)	2,735,310	5%	$0.75	$2,043,277
ROUND 3 INVESTORS (REG CF/A/D) (8)	1,967,100	4%	$0.83	$1,636,627
ROUND 4 INVESTORS (REG A) (9)	2,410,870	4%	$0.89	$2,140,852
ROUND 5 INVESTORS (REG A/CF) (10)	2,452,020	5%	$1.00	$2,452,020
ROUND 6 INVESTORS (REG A/CF) (11)	664,390	1%	$1.07	$707,576
ROUND 7 INVESTORS (REG CF) (12)	1,499,950	3%	$1.20	$1,794,068
ROUND 8 INVESTORS (REG CF) (13)	2,842,770	5%	$1.31	$3,714,255
NEW SHARES ISSUED IN THIS OFFERING (REG A) (14)	15,501,515	29%	$1.25	$19,323,671
TOTAL	53,197,715	100%		$39,018,943

ASSUMING $1,000,000 RAISED:	SHARES ISSUED (1) (2)	% OWNERSHIP	AVERAGE PRICE PER SHARE (12)	TOTAL CONSIDERATION
FOUNDERS/FOUNDING GRANT HOLDERS (2)(3)	15,460,400	40%	$0.00	$1,501
SEED INVESTORS (DISCOUNTED NOTE) (4)	867,880	2%	$0.48	$418,342
ROUND 1 INVESTORS (REG CF/D) (5)	1,813,630	5%	$0.70	$1,269,541
OPTION/WARRANT GRANT HOLDERS (2) (6)	4,981,880	13%	$0.71	$3,517,213
ROUND 2 INVESTORS (REG A/CF) (7)	2,735,310	7%	$0.75	$2,043,277
ROUND 3 INVESTORS (REG CF/A/D) (8)	1,967,100	5%	$0.83	$1,636,627
ROUND 4 INVESTORS (REG A) (9)	2,410,870	6%	$0.89	$2,140,852
ROUND 5 INVESTORS (REG A/CF) (10)	2,452,020	6%	$1.00	$2,452,020
ROUND 6 INVESTORS (REG A/CF) (11)	664,390	2%	$1.07	$707,576
ROUND 7 INVESTORS (REG CF) (12)	1,499,950	4%	$1.20	$1,794,068
ROUND 8 INVESTORS (REG CF) (13)	2,842,770	7%	$1.31	$3,714,255
NEW SHARES ISSUED IN THIS OFFERING (REG A) (14)	1,107,575	3%	$0.90	$1,000,000
TOTAL	38,803,775	100%		$20,695,272

1	“Shares Purchased” and “Average Price Share Price” listed on this table have been adjusted to post split values subsequent to the 10-for-1 stock split that occurred between rounds 8 and 9.
2	For the purposes of this table, all shares of stock are considered fully vested, and all granted options/warrants are assumed fully vested and exercised.
3	Includes restricted stock grants of 15,460,400 shares of Class B Common Stock issued when the company was founded.
4	Class B shares issued under Reg D to promissory note holders that converted at a discount (and with interest) at the close of Round 1.
5	Includes 1,428,570 shares sold under Reg. CF and 276,460 shares sold under Reg. D, and 108,600 shares converted from $76,000 of promissory notes at $0.70 per share.
6	Includes (i) options to purchase 590,000 shares and warrants for 270,000 shares of Class B Common Stock at $0.001 per share strike price (ii) 1,607,720 options at $0.70 per share strike price and (iii) 969,700 options/warrants at $0.747 per share strike price, (iv) 120,000 options at $0.832 per share strike price, (v) 270,000 options at $0.888 strike price, (vi) 50,000 options at $1.00 per share strike price, (vii) 210,000 options at $1.065 strike price, (viiI) 599,460 options at $1.142 strike price, (ix) 295,000 options/warrants at $1.25 strike price.
7	Includes 2,510,490 shares sold under Reg. A+, and 224,820 shares sold under Reg CF at $.747 per share.
8	Includes (i) 1,084,000 Class A shares sold under Reg CF, 762,910 Class A shares sold under Reg A+, and 120,190 Class B shares sold under Reg D.
9	Includes 2,410,870 shares sold under Reg. A+ at $0.888 per share.
10	Includes 2,422,020 Class A shares sold under Reg A+ and 30,000 Class A shares sold under Reg CF at $1.00 per share.
11	Includes 422,630 shares sold under Reg. A+, and 241,760 shares sold under Reg CF at $1.065 per share.
12	Includes 1,499,950 shares sold under Reg CF (including bonus shares issued as rewards).
13	Includes 2,771,040 shares sold under Reg CF (including bonus shares issued as rewards), as well as 51,170 shares issued to StartEngine as commission and 20,560 Promotional Shares issued to participants of Los Angeles Comic Con.
14	This table shows the most dilutive theoretical case, which assumes all shares sold in this offering are purchased by investors who qualify for the maximum possible bonus shares, and that the entire allotment of 350,000 promotional shares are issued. In practice, the number of shares issued and average price per share will range between the theoretical amounts shown on this table, and the theoretical least dilutive case, in which no bonus or promotional shares are issued, and every share sells for the Round 9 share price of $1.65 per share. As of November 14, 2023, the company has sold 2,096,607 shares of Class A Common Stock for gross proceeds totaling $3,115,647 in this offering.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to our future actions. The investor’s stake in a company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of the company that you own will go down, even though our value and your shareholding may go up—you own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another financing round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and will experience control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings back into the company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2022, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2023, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth $26,660.

If you are making an investment expecting to own a certain percentage of Legion M or expecting each share to hold a certain amount of value, it is important to realize how dilution can make drastic changes to the value of each share, ownership percentage, voting control and earnings per share.

USE OF PROCEEDS TO ISSUER

As of November 14, 2023, the company has sold 2,096,607 shares of Class A Common Stock for gross proceeds totaling $3,115,647 in this offering. Those proceeds have primarily been used to pay for operational expenses, marketing, and Legion M projects.

The company estimates that if it sells the remaining maximum amount of $16,884,353 from the sale of Class A Common Stock, the net proceeds to the issuer in this offering will be approximately $15,543,027 after deducting the estimated offering expenses of approximately $1,341,326 (including platform, credit card, legal and accounting fees).

The following discussion addresses the use of proceeds from this offering. The use to which we have put proceeds received so far is set out in “Management’s Discussion and Analysis.” None of the offering proceeds will be used to pay off debt early or make payments for deferred salaries.

The following table breaks down the use of proceeds into five different categories under various funding scenarios:

	Current Offering as of November 2023 (5)		$5 Million Raise		$10 Million Raise		$15 Million Raise		$20 Million Raise
Total Money Raised	$3,115,647	100%	$5,000,000	100%	$10,000,000	100%	$15,000,000	100%	$20,000,000	100%
Offering Related Expenses (1)	$308,674	10%	$450,000	9%	$825,000	8%	$1,200,000	8%	$1,575,000	8%
Round Rewards (2)	$342,721	11%	$550,000	11%	$1,100,000	11%	$1,650,000	11%	$2,200,000	11%
Development, Project and Operating Expenses (3)	$906,429	29%	$1,500,000	30%	$3,075,000	31%	$4,650,000	31%	$6,225,000	31%
Marketing Fund (4)	$1,557,824	50%	$2,500,000	50%	$5,000,000	50%	$7,500,000	50%	$10,000,000	50%

1	Assumes that 3.5% of total amount raised is paid to StartEngine for commissions, 4% is paid for credit card/ACH processing fees, $15,000 is paid for StartEngine for offering costs, and $60,000 is paid in legal and accounting fees required to launch the offering.
2	Assumes (based upon data from Legion M’s Round 8 offering) that 11% of total amount raised is used to fulfill Legion M Gift Cards and other Round 9 Rewards. For the purposes of this calculation Legion M gift cards are modeled at the face value of the gift card issued. Note that gift cards generate future revenue for Legion M that is recognized according to GAAP accounting standards.
3	Development, Project and Operating Expenses is the money that pays for Legion M’s project investments (e.g. licensing IP, production financing, etc) and operations, which includes salaries and other expenses required for development, production, marketing, distribution, merchandising, and monetization of Legion M’s entertainment projects, along with fundraising, business development, investor relations/community management and all other operational activities. For information regarding the company’s executive compensation, including salaries, see “Compensation of Directors and Executive Officers.”
4	The Marketing Fund contains money used for discretionary costs of marketing of Legion M projects and fundraising, including money spent to promote this offering.
5	The “Total Money Raised” as of November 14, 2023 is based on the actual amount raised in this offering. Though we have deployed some of the funds, we are still working on using the proceeds, therefore the breakdown of expenses is an estimated approximation.

Offering Related Expenses

Legion M is estimating approximately $15,000 for offering costs, $30,000 for legal fees, $30,000 for accounting fees, 3.5% of money raised for StartEngine commissions, and 4% of money raised for credit card/ACH fees.

Round Rewards

Investors in this offering can earn one or more Reward based on the amount of money they invest (for more detailed information, please see the “Rewards and Bonus Shares” section of “Plan of Distribution and Selling Shareholders.”) These rewards fall into different categories that require different use of funds:

●	Bonus Shares – These are free shares for investors that are granted after their investment closes. There is no hard cost for Legion M to fulfill these rewards.
●	Legion M Gift Cards – Legion M considers the face value of the gift card as the COGS for these rewards in the “use of funds” table above. Note that gift cards generate future revenue for Legion M that is recognized according to GAAP accounting standards
●	3rd Party Merchandise – These are items like Fandango tickets that Legion M must purchase directly from a 3rd party. The estimated costs of these rewards are included in the “use of funds” table above.
●	Legion M Experiences – These are items like “Tickets to a Legion M Red Carpet Hollywood Premiere.” While these rewards can be invaluable to the recipient, they have little to no hard cost that needs to be considered in the “use of funds” table above.

As you can see, the cost for Legion M to fulfill investor Rewards will depend on the amount invested and specific Rewards chosen by investors. For the purposes of the use of funds table above, we’re assuming a distribution of rewards similar to our Round 8 offering.

Development, Project, and Operating Expenses

These are the funds required to support Legion M’s project and operating expenses. It includes both project investments (e.g., licensing IP, cash investments, etc.) when applicable, along with monthly operating expenses like employees’ salaries and benefits, compensation to contractors, travel, legal and accounting, insurance, and technology.

These funds directly support:

●	Internal development, financing, production, distribution, and monetization of Legion M’s entertainment projects, including hard costs (e.g. cash investments, rights acquisition fees, etc.);
●	Development and sales of consumer products for Legion M and our projects;
●	PR and marketing, not including hard costs (e.g. marketing-specific contractors, paid media, comic-con activations, etc.) that comes from the marketing fund;
●	Business development;
●	Investor relations and community management (i.e. growing, managing, and leveraging our Legion of fans);
●	Fundraising, not including hard costs (e.g. paid media spend, comic-con activations, etc.) which comes from the marketing fund; and
●	General overhead and administrative costs.

As of November 14, 2023, our monthly burn rate for operating expenses (including salaries and regularly occurring expenses but excluding discretionary spending on marketing and project investments) is approximately $100,000 per month. Our burn rate for operating expenses may go up or down based on the amount of money raised and market conditions. For example, in response to the COVID crisis Legion M was able to react to challenging market conditions by dramatically reducing spending in 2020.

Marketing Fund

Growing the Legion (see “The Company’s Business — Growing the Legion) and marketing our products/projects are two of our highest priorities. Accordingly, we plan to allocate a portion of funds raised in this offering to marketing efforts intended to build value for Legion M by driving revenue, awareness, and fundraising. This includes paid digital advertising, referral programs, sponsorships, exhibiting at comic cons/film festivals, etc.

The “Marketing Fund” listed in the “Use of Proceeds” table above is the money used for costs (e.g. contractor fees, paid media, comic-con activations, etc.) associated with marketing. Salaries for Legion M staff are all considered part of our development and operating expenses – even when they are working in a marketing capacity. The marketing fund is discretionary – when marketing is effective at driving investments/sales/revenue we can turn it up and when it is not effective, we turn it down or turn it off.

It’s worth noting money spent marketing Legion M’s entertainment projects and merchandise often doubles as marketing for the company. For example, the P&A money we spend promoting Nandor Fodor and the Talking Mongoose also helps introduce fans of Simon Pegg to Legion M. The money we spend marketing Mandy consumer products brings fans of the movie to our website where they can learn more about getting involved with Legion M. Whenever possible, we work to structure deals where the investments we make in entertainment projects provide potential for both direct ROI and marketing benefits for Legion M.

We reserve the right to change the above use of proceeds if management believes it is in the best interest of the company.

THE COMPANY’S BUSINESS

Introduction

Legion M is an entertainment company formed on March 4, 2016, under the laws of Delaware as a C corporation. Our business plan is to partner with creators and other entertainment companies -- from independent filmmakers to large Hollywood studios and distributors -- to develop, produce, distribute, market, finance, and monetize entertainment content including movies, television shows, virtual reality, digital content, events, and more. In this sense, we are like thousands of other entertainment companies around the world.

The difference is that Legion M is (to our knowledge) the first entertainment company built from the ground up to be owned by fans. We’re taking advantage of historic new equity crowdfunding laws that allow the public to invest in our company in its earliest stages of development. With Legion M, fans own the company, fans get behind the scenes and — when we are successful — fans share in the rewards!

We founded Legion M because we saw a once-in-a-lifetime opportunity created by the JOBS Act. Fans hold great power in the entertainment industry. After all, we’re the ones who buy the tickets, pay the subscriptions, and decide what to watch. Individually each of us is just a consumer, but when we unite we have undeniable power. Our goal is to leverage the disruptive capabilities of equity crowdfunding and build a company to harness that power and give all of us a stake in the future of film and television.

Competitive Advantage

From franchises and IP to talent and influencers, we believe a BUILT-IN AUDIENCE is one of the most valuable assets in Hollywood. Our goal is to create a company with a built-in audience for everything we do. One that is not focused on sequels and reboots of today’s franchises, but instead on finding original new stories and creating the franchises of tomorrow.

By giving people an ownership stake and a voice in the process, we’re creating a legion of fans that are both financially and emotionally invested in the success of our projects. The bigger that audience gets, the more powerful it becomes.

We believe a company owned by a Legion of emotionally invested shareholders has a number of intrinsic competitive advantages, including:

●	A legion of fans to come out opening night (and bring out all their friends!);
●	A legion of evangelists to share on social media and create grassroots buzz;
●	A legion of scouts to help find the next big thing;
●	A legion of focus group testers to evaluate ideas and harness the “wisdom of the crowd”;
●	A legion of advocates to provide energy, enthusiasm and excitement that help propel the company forward;
●	A legion of creatives to crowdsource ideas and contribute their talents;
●	A legion of fans to help attract the very best talent to our projects.

We believe the result of all this is an ability to reduce risk and improve the odds of success for everything we do. Our long-term goal is to unite one million fans as shareholders of Legion M. If we’re successful, this has the potential to provide hundreds of millions of dollars to produce content that has one million fans standing behind it. It’s an ambitious goal, and one we expect will take many years to achieve. But if we’re successful, we believe it could make us one of the most influential companies in Hollywood.

Current Size of the Legion

At 6AM Pacific Time on May 16, 2016 (the day Regulation CF went into effect), Legion M became one of the first companies in history to launch an equity crowdfunding round under Regulation CF, created by the JOBS Act. Since then, we have completed eight rounds of equity crowdfunding and are in the middle of our ninth round, raising over $19 million from more than 45,000 investors via a combination of Regulation A, Regulation CF, and Regulation D.

In addition to allowing fans to invest via equity crowdfunding, we also allow them to join our community by becoming a free member or following us on social media. We do this for several reasons, including the fact that we want to give people the opportunity to “get to know us” before they invest. We also recognize that there are many people who love the idea of a fan-owned company but for some reason cannot or choose not to invest. As a company whose power comes from the size and strength of its community, we welcome these people with open arms. As of November 14, 2023, we estimate our total community of investors, members, and followers to be over 150,000 people.

How We Make Money

Entertainment is a complex and rapidly changing industry that employs a variety of business models for the production, distribution, and monetization of content. While there are many ways a company can make money in entertainment (and even more ways to lose it!), we focus on parts of the value chain where we believe having a built-in audience can provide a competitive advantage.

As a startup attempting something that has never been done before, we view many of our early projects as experiments that allow us to better understand our business and prove — to ourselves, our investors, and the industry — the value that a fan-owned company can provide. Legion M has utilized a variety of different business models, including the ones listed below:

Feature Film Production

Feature film production refers to the act of producing a movie. In addition to all the work required to make the movie, the producer’s role often includes “pre-production” activities like developing the script, attaching talent, arranging financing, hiring crew, etc. as well as “post-production” activities like sales, marketing, and developing a release strategy.

Film producers are typically compensated via a combination of “producer fees” (usually paid out of the production budget) and a “backend” stake in any profits the film generates. While producer fees are generally bankable (as they are paid out of the budget), backend is typically a high-risk position -- a film that becomes a hit can generate significant backend, but many films generate no backend profits at all.

To date, Legion M has produced (or is in the process of producing) three feature films: The Man In The White Van, William Shatner: You Can Call Me Bill, and My Dead Friend Zoe. For more information, please see the “Legion M Projects” section.

Distribution, Release and P&A Partnerships

As a fan-owned company, Legion M has a lot to offer partners during the release cycle of a film and has engaged in the release of several projects, including Colossal, Bad Samaritan, Memory: The Origins of Alien, Tolkien, Save Yourselves!, and The Lord Of The Rings: The Return Of The King. The terms and structures of these deals varies greatly, including distribution partnership (where we share all costs and revenues associated with releasing a film) to P&A partnerships (where we provide cash or “in-kind” investment to secure a stake in a project) or release marketing partnership (where we are compensated for helping market a film), and is discussed in greater detail in the “Legion M Projects” section.

In addition, Legion M has entered into release marketing partnerships for many projects for which we had a pre-existing relationship, including Mandy, Jay and Silent Bob Reboot, and The Field Guide to Evil. These partnerships allow us to generate revenue and/or offset marketing costs while supporting projects we have a stake in.

Film and TV Development

Development generally refers to the earliest stages of the content production cycle, when production companies invest time, money, and “sweat equity” to develop, package, and sell movies, TV series and other entertainment projects. Examples of development activities include reading and evaluating scripts, licensing IP, packaging talent (e.g., showrunners, actors, directors), creating pitch materials, and pitching projects to financiers, studios, streaming services, networks, distributors, and other potential partners. The goal of development is to get a project produced.

From an investment standpoint, development projects are generally considered very high risk, meaning that the odds of any given project making it into production are often very low. That said, if you are successful in developing your project into a successful property, the potential for reward can be high.

Legion M has several development projects, some of which are unannounced. For a list of some of our more notable projects, please see the “Development Projects” section of the “Legion M Projects” section.

As of November 14, 2023, Legion M has successfully developed three feature films (William Shatner: You Can Call Me Bill, My Dead Friend Zoe, The Man In The White Van) that have made it into production.

In August of 2021 Legion M signed a deal with a major streaming provider for the sale of two seasons of an adult animated series developed by Legion M. Due to confidentiality agreements, we have not revealed the name of the project or the streaming partner. Between August 2021 and June 2022, the streamer hired a writing staff and produced outlines for 2 full seasons of episodes and scripts for 1 full season of episodes. In June of 2022 the streamer cut the series from their slate due to a change of strategic mandate. As of November 14, 2023, Legion M is attempting to sell the project to another buyer.

While development is generally considered a “cost center” for most production companies, Legion M has found ways to monetize the process and earn revenue from many of our development projects. For example:

●	In the process of developing Girl With No Name and Defiant: The Story of Robert Smalls as feature films and Darknights and Daydreams as a Broadway play, we launched crowdfunding projects that allowed us to bring fans into the development process and offset our development costs.
●	By selling merchandise and media (e.g. autographed books) for projects like The Emperor’s Blades, The Gray Area, Calculated, and The Book we are able to build buzz and generate revenue that reduces our downside risk for these projects.

Feature Film Investments

Legion M has publicly announced investments in the production of six feature films: Field Guide to Evil, Mandy, Jay and Silent Bob Reboot, Archenemy, This is Not Financial Advice, and Nandor Fodor and the Talking Mongoose. In each of these cases Legion M has made a cash investment in the production of the film in exchange for a potential cash return based on the film’s success. For more information about each project, please see the “Legion M Projects” section.

The terms of these deals vary widely and are typically subject to several different contracts with the various parties associated with the film. The risk and potential return associated with these investments depends heavily upon the terms of the specific deal and where we fall in the “waterfall” -- the model that determines how (and in what order) revenue earned by the film is distributed amongst all the stakeholders. Thus far, Legion M has participated in relatively low-risk positions at the top of the waterfall (e.g. a fixed-return investment backed by an existing sales agreement that gets paid back once the film is delivered), as well as high-risk positions at the bottom of the waterfall (e.g. a percentage of the “backend” that gets paid after other investors have earned their return, but is uncapped). In some cases we’ve also been able to cross-collateralize across alternative revenue streams (e.g. the “Reboot Roadshow” live tour for Jay and Silent Bob Reboot and the Jóhann Jóhannsson soundtrack for Mandy) and/or secure other terms (e.g. guaranteed minimums) that can help decrease risk.

Legion M has also been able to leverage our position as an equity investor in many of these films to tap into other revenue streams, including release partnerships (see “Release and P&A Partnerships”) and consumer products/media sales (see “Consumer Products and Media”).

Consumer Products and Media

Ever since our community began, there has been demand for Legion M merchandise that allows our members and investors to show off their Legion M pride. In addition, Legion M has acquired merchandising rights for a number of our projects including Mandy, Archenemy, “The Left Right Game,” Jay and Silent Bob Reboot, The Emperor’s Blades, Memory: The Origins of Alien, Save Yourselves!, and Darknights and Daydreams. Legion M has sold items ranging from t-shirts, hats, posters and pins to replica props, Halloween masks, collectables and consumable products like “Cheddar Goblin Macaroni and Cheese” (from the film Mandy) and Archenemy brand whiskey. For some of our projects, we also sell the project media itself, including DVD’s, Blu-Rays, digital movie downloads, books, albums, and comics. Our ability to generate consumer product, media, and licensing revenue tied to our projects creates value for both Legion M and our partners.

Our Consumer Products and Media revenue can come from a number of different sources:

●	Direct to consumer sales through the Legion M channels (including our shop.legionm.com online store and Amazon storefront)
●	Wholesale sales of Legion M product to 3rd party retailers
●	Sublicensing to 3rd party manufacturers and brands (e.g. Funko), where Legion M earns royalties from 3rd parties who create and sell their own products

From an investment perspective (e.g., if we evaluate the time and money we invest in consumer product initiatives using the same criteria we use to evaluate our project initiatives), consumer products offer a number of unique advantages:

●	The risks of launching a new ecommerce product are relatively small – particularly now that “print on demand” technology eliminates the risk associated with inventory requirements for many items.
●	The time required to achieve returns on a new product line is orders of magnitude shorter than film and TV projects. For example, while it can take years to see a return on a successful film project, it’s possible to start making money from merchandise related to a film even before it is even made.
●	Revenue from merchandising comes directly to Legion M, from which we pay royalties that get put into the waterfall (the distribution of funds amongst all the stakeholders of a project as dictated by the applicable contracts between all the parties). This is a more advantageous position than other models where revenue is collected by others and comes to us (when applicable) via our position in the project waterfall. For projects in which Legion M has a position in the waterfall, it’s even possible that a portion of the Consumer Products and Media Revenue we contribute into the waterfall could come back to Legion M.

We also believe that the investments we make in consumer products related to our projects pay dividends beyond the revenue they generate. It’s not a coincidence that successful entertainment companies like Walt Disney and Warner Brothers have robust consumer product divisions to monetize their IP, as branded products are an excellent way to drive awareness and build and nurture fandoms.

Live Event Production

Legion M has produced multiple major live events including the 2022 “Celebrating William Shatner” day at San Diego Comic-Con, the 2017 “Celebrating Stan Lee” handprint ceremony and after-party, and the 2019 “Excelsior!” tribute to Stan Lee (benefiting the non-profit charity The Hero Initiative) shortly after Stan passed away. In each of these cases, we incurred the effort, costs, and risks of hosting the events in exchange for the revenue generated from sources including tickets, merchandise, food/drink, autograph signings, and sponsorships.

These events are not generally designed to generate a profit -- instead, the revenue generated by these events helps subsidize the costs of what we believe were extremely effective ways to generate exposure and goodwill within the industry and fan communities. Our events have included a long list of industry participants, including Kevin Feige (head of Marvel Studios), Mark Hamill (Star Wars), Laurence Fishburne (The Matrix), Kevin Smith (Jay and Silent Bob Reboot), Chadwick Boseman (Black Panther), Todd McFarlane (Spawn), and Paul Wesley (Star Trek: Strange New Worlds). Our William Shatner event at San Diego Comic Con helped us secure Legion M’s first ever Hall H panel, which is one of the most coveted events at Comic Con (i.e. Hall H the same place studios like Disney and Amazon make their huge Comic-Con announcements). These events also generate extensive news and media coverage from around the world and provide an opportunity for Legion M to “open the gates of Hollywood’’ and bring our members/shareholders to places that are typically reserved for industry insiders.

In addition to the major events, Legion M has hosted several smaller events, including the “Legion M Lounge” at the Sundance Film Festival and the “Fan Oasis” at Los Angeles Comic Con. While these events are typically free (i.e. there is no ticket sale revenue) we have had some success selling sponsorships. Again, our goal with these events to date has not been to generate a profit (although we’d certainly love to if we could find the right sponsor), but to offset the costs of marketing efforts that allow us to promote our projects and grow our community.

Finance Plan

As of November 14, 2023, we have raised over $19,000,000 from more than 45,000 investors under Regulation A, Regulation CF and Regulation D.

Developing and monetizing entertainment projects like movies and television shows usually requires significant capital investment. We intend to raise as much of that money as possible directly from fans. Our long-term goal is to have 1 million shareholders, which would likely provide hundreds of millions of dollars. We expect it will take us many successive fundraising rounds to achieve this goal, but if we’re successful we believe it could make us one of the most influential companies in Hollywood.

In addition to raising money directly from fans, Legion M is open to opportunities to partner with private equity investors, venture capitalists, film financing companies, and other entertainment financiers to increase the amount of money available for funding Legion M projects and initiatives.

Entertainment and Media Market

Film, television, and digital entertainment is a global industry that generates trillions of dollars in revenue each year. Home to some of the largest and best-known corporations in the world (Disney, Sony, Netflix, Amazon, Apple, etc.), it is an extremely complex and competitive industry with stakeholders ranging from content creators and studios to networks, technology and distribution companies.

As the industry grows, it’s constantly evolving. In recent years, changes in technology and consumer habits have ushered dramatic shifts in the industry, including the proliferation and success of global OTT (“over the top”) services such as Netflix, Amazon and Hulu, the advent of new steaming services such as Disney+, Peacock and AppleTV, the rise of new technologies like interactive TV and Virtual Reality, and the growth of non-traditional models such as PPV (pay per view), VOD (video on demand), SVOD (subscription video on demand) and AVOD (advertising supported video on demand). In addition, the COVID pandemic, the “streaming wars”, the WGA/SAG strikes, and rapidly changing business landscape/consumer habits have led to significant fluctuations in demand for film and TV production.

Throughout all this change, the one thing that remains constant is the importance of the audience. It’s the collective eyeballs and wallets of viewers around the world that fuel the entire industry. The power of aggregating fans can be seen throughout the industry, from the salaries commanded by well-known actors and influencers to the importance of sequels, reboots and IP with established fanbases. From franchises and IP to talent and influencers, we believe a BUILT-IN AUDIENCE is one of the most valuable assets in Hollywood. Our goal is to create a company with a built-in audience for everything we do.

Board of Advisors

While we are fan-owned company, we are not a fan-run company. We believe our fan community is an extremely powerful resource for helping evaluate the art of media and entertainment, but the business of media and entertainment is extremely complex, nuanced, and highly confidential. To help us navigate these waters, we’ve established a remarkable board of advisors which currently includes:

●      William Shatner - Renowned Actor (Star Trek, TJ Hooker, Boston Legal, Rescue 911, etc.), Director, Producer, Screenwriter, Author and Musician

●      Larry Gleason - Distribution and Exhibition Expert, Former President of Worldwide Distribution at MGM, and Former President of Worldwide Exhibition at Paramount

●      Stoopid Buddies Stoodios (Matt Senreich, Seth Green, John Harvatine, and Eric Towner) - the company behind Robot Chicken, SuperMansion, and Buddy Thunderstruck

●      Joanne Waage - SVOD Pioneer, Former GM/CEO of Crunchyroll, and Former CEO of Rakuten Viki

●      Phil Hunt – Managing Director of Bankside Films (Sales), and Headgear Films (Financing)

●      Scott Landsman – Former Senior Vice President of Comedy Development at Sony TV

●      Gaston Dominguez-Letelier - Comic Book & Pop Culture Expert and Founder & Former CEO of Meltdown, Inc., SVP NTWRK

●      Animal Repair Shop (Susan Bonds and Alex Lieu) - Mixed Reality Pioneers and Former Disney Imagineers

●      Lisa Taback - VP Talent Relations & Awards at Netflix and Former Awards Consultant (Spotlight, Moonlight, La La Land)

●      Kerry O’Quinn - Creator and Publisher of Starlog, Fangoria, CineMagic, and Comics Scene Magazines

●      Tim League - Founder of Alamo Drafthouse, Founder of Fantastic Fest, and Co-Founder of NEON

●      Adam Rymer - CEO Envy Gaming and Former President of Legendary Digital Networks

●      Doug Hansen - P&A Expert, Former President & COO of Endgame Entertainment, and President of Hansian Media

●      Michael Arrieta - Business Development Expert, COO of Relativity Media, Founder of Big Air Studios, and Former Sony Executive

●      Leonard Maltin - Entertainment Tonight Renowned Film Critic and Author of Leonard Maltin’s Movie Guide

●      Christian Parkes - CMO of NEON, Former CMO of Alamo Drafthouse, and Co-Founder of Beyond Fest

●      Andrew Cosby - Co-Founder of People of Culture Studios, Co-Founder of Boom! Studios, Eureka Writer & Showrunner, and Hellboy Screenwriter

●      Yuka Kobayashi - Former Director of Stan Lee’s POW Entertainment

●      Dean Devlin - Founder of Electric Entertainment, Co-Writer & Producer of Independence Day and Stargate, Producer of The Librarians and Leverage, and Director of Bad Samaritan

●      Bill Duke - Actor (Commando, Predator, Falcon’s Crest, Charlie’s Angels, Law and Order SVU, etc.), Director, Producer, and Author

●      Julianne LaMarche - Marketing & Strategic Planning, Former Co-President of BLT Communications, and Former President of Trailer Park

●      Martin Lauber - Founder of Swirl Advertising, Founder & Managing Partner of 19York

●      Lynn Bartsch – Head of Business Affairs at Epic Games, Former Principal Counsel of Lucasfilm, Former Senior Director of Business Affairs, Original Programming at Audible

●      Rao Meka - Founder of shopVOX and CEO of 1729 Pictures

●      Richard Silverman – Cofounder and CEO of ReCre8 Entertainment

●      Eric Ries - Author of The Lean Startup and Founder of the Long Term Stock Exchange

●      Natalie Farsi - Digital Growth and FAST Channel Specialist. TYT Network, AwesomenessTV, Viewster, Warner Bros mobile/OTT, Fox Mobile Studios, and Warner Music

●      Phil Hunt - Co-Managing Director of Head Gear Films, founder and Managing Director of Bankside Films and Bohemia Media

Employees

As of November 14, 2023, we have three full time employees, nine part-time employees or contractors that typically work between 1 and 20 hours per week, and a variety of other part-time employees/independent contractors we use on an as-needed basis.

Competition

There are thousands of other companies involved in the creation and monetization of entertainment content, from giant international conglomerates to small independent creators. Many of these companies can be considered potential competitors in that we are all competing to develop entertainment for consumers; however, most of them can also be considered potential partners or allies, as collaboration is very common in the entertainment industry.

We are aware of many creators who have used equity crowdfunding to raise (or attempt to raise) money for individual projects, as well as other companies that have launched or announced plans to launch equity crowdfunded entertainment businesses (including equity crowdfunded production slates, comic book companies, and entertainment-related cryptocurrency offerings). We are not aware of any that we’d consider to be competitive to Legion M, though that may change in the future.

There are also many other companies utilizing equity crowdfunding to do unique and novel things in entertainment. A couple of the most notable are:

●	Angel Studios. Angel Studios is a company with very similar ethos to Legion M that is largely centered in the faith-based entertainment space. They’ve had tremendous of success with a series called “The Chosen” which follows the life of Jesus Christ as well as the recent release of Sound of Freedom which was one of the highest grossing films of the summer in 2023. They’ve parlayed that success into a powerful platform for funding and releasing projects in conjunction with fans. Rather than being a “fan-owned” company like Legion M, they have also reportedly received $47MM worth of venture funding. We believe that Angel Studios shares a great deal of DNA with Legion M, and while we don’t currently view them as competitors (many of their projects are in the faith-based entertainment space, whereas ours are all outside of that space), it’s possible that could change in the future. In the meantime, we’re huge fans of what they are building.

●	Skybound Entertainment. Skybound Entertainment is a company primarily known for their IP (including “The Walking Dead”) that recently raised $15MM via equity crowdfunding. Prior to this offering they were a venture backed company. We’ve had discussions with Skybound in the past and would be open to collaborating with them in the future.

●	One Door Studios. One Door Studio is a partner of Legion M – we are an investor and co-producer in the movie Calculated which they equity crowdfunded on Wefunder. Since successfully completing that offering, they have expanded into raising funding for additional projects. As partners on Calculated we know this team reasonably well and have great respect for what they are trying to build.

As mentioned above, it’s not uncommon for “competitive” companies in the entertainment space to partner and/or collaborate on projects. At this time, we’re not aware of any companies utilizing equity crowdfunding on a large scale to unite entertainment fans in a way that we believe is directly competitive to Legion M. That could change in the future.

Intellectual Property

Legion M has the trademark to its name “Legion M,” as well as a trademark for “Archenemy” brand whiskey.

Litigation

Legion M has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, the conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

Legion M does not own or lease any real estate, office space or significant tangible assets other than a 1959 Cadillac valued at approximately $53,000. Operating mostly virtually, Legion M has coworking conference room space in Century City, CA.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Overview

Legion M was incorporated in Delaware on March 4, 2016, as a C corporation. We are an entertainment company that partners with creators and other entertainment companies -- from independent filmmakers to large Hollywood studios and distributors -- to develop, produce, distribute, market and monetize entertainment content including movies, television shows, virtual reality, digital content, events, and more.

Legion M is not currently focused on short-term revenue instead, we’re focused on growth of our community and development of capabilities we believe could become long-term competitive advantages. As a result of this fact, along with the variety of business models we employ and the inherent “lumpiness” of entertainment project revenue, we expect Legion M’s revenue, and the sources that produce that revenue, to be volatile from year to year.

While Legion M receives revenue from a wide variety of sources, it can be broken down into two major categories:

●	Project Revenue. Revenue directly related to our contracts for the projects outlined in the “Active Projects,” “Development Projects” and “Completed Projects” sections of this document. This includes revenue from distribution, production, marketing, investments, ticket sales, consumer products, media (e.g. DVDs) and other sources related to Legion M projects.

●	Non-Project Revenue. All other revenue, including sales of non-licensed and/or Legion M branded merchandise, ticket and sponsorship income for Legion M community events (e.g., the “Legion M Lounge” at Sundance), and anything not directly related to a Legion M project.

In addition, Legion M’s revenue can also be broken out by revenue received from consumer products and media, which is defined as revenue earned from sales and shipping of merchandise (e.g. clothing, accessories, props, consumables, etc.) and media (e.g. DVDs, Blu-Rays, comic-books and books) via:

●	direct-to-consumer sales (e.g., via shop.legionm.com, amazon.com, in-venue activations, etc.);

●	wholesale sales to 3rd party vendors (e.g. retailers and other vendors); and

●	licensing agreements (e.g., sublicensing to 3rd parties who handle manufacturing and sales and pay us a royalty).

It’s worth noting that Consumer Products and Media Revenue related to Legion M Projects represents Project Revenue that Legion M collects and participates in before it feeds into the project waterfall (i.e., the distribution of funds amongst all the stakeholders of a project as dictated by the applicable contracts between all the parties). Project Revenue from other sources (e.g., distribution, financing, etc.) is collected by others and comes to us (when applicable) via our position in the project waterfall. For projects in which Legion M has a position in the waterfall, it’s possible that a portion of the Consumer Products and Media Revenue we contribute into the waterfall could come back to us.

Going Concern Statement

Legion M is not yet profitable, which means that we rely upon funds from investors (along with any profits we make from our business) to pay for our operations. This is common for most startups, and the reason startups like Legion M raise money. Over time we hope to grow our revenue and manage our spending to become profitable, but until that happens our ability to stay in business is reliant upon our ability to raise money from investors.

As described in Note 2 to our financial statements, the accompanying financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The company has no profit since inception, incurred negative operating cash flows, and has sustained net losses of $1,220,749 and $1,069,903 for the six-month periods ended June 30, 2023 (“Interim 2023”) and June 30, 2022 (“Interim 2022”) respectively. The company has accumulated deficit of $18,464,931 as of June 30, 2023. The company expects near-term revenue from various projects, however, the company’s ability to continue as a going concern for the next twelve months is dependent upon its plan to raise more capital from investors. No assurance can be given that the company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the company to continue as a going concern for a reasonable period of time without raising additional funding.

The purpose of this “Going Concern” statements is to alert investors to the fact that the company does not have enough cash on hand to fund operations for the next 12 months. As such, the company’s ability to stay in business (i.e., remain a “going concern”) relies on our ability to raise more money from investors. While the company has successfully managed our fundraising, revenue, and spending to remain a going concern for the past 7 years, there is no guarantee we’ll be able to do so in the future.

Operating Results

June 30, 2023 Operating Results

Our revenue for the six months ended Interim 2023 was $678,993 a 182% increase over our revenue of $240,470 during Interim 2022.

Project Revenue increased over 200% to approximately $630,000 in Interim 2023 from approximately $205,000 in Interim 2022, and represented approximately 93% of our total revenue in Interim 2023 compared to approximately 85% in Interim 2022. Reasons for this increase include revenue from the 20th Anniversary Screening of The Lord of the Rings: The Return of the King and producers fees for The Man In The White Van, neither of which generated revenue in Interim 2022. Our largest revenue contributions in Interim 2023 were related to The Lord of The Rings: The Return of the King, Mandy, The Man In The White Van, and The Field Guide to Evil, while our largest revenue contributions in Interim 2022 were related to Mandy, The Field Guide to Evil, and Memory: The Origins of Alien.

Non-Project Revenue increased approximately 29% to approximately $45,000 in Interim 2023 from approximately $35,000 in 2022, and represented approximately 7% of our total revenue in Interim 2023 compared to approximately 15% in Interim 2022. The change in non-project revenue was primarily attributable to normal fluctuation in sales.

Consumer products and media revenue decreased approximately 20% to approximately $140,000 and represented approximately 21% of our revenue in Interim 2023, compared to approximately $175,000 and 73% of our revenue in Interim 2022. In Interim 2023, our top revenue drivers in this category were products related to the films Mandy, and Jay and Silent Bob Reboot as well as Legion M gear. As with our project revenue, we expect that our consumer products and media revenue will vary significantly from year to year based on the release cycles of our projects and the unique products we develop for them.

Costs of net revenue in Interim 2023 was $381,580, a 64% increase compared to $232,131 costs of net revenue in Interim 2022. Our costs did not increase as much as our revenues due to a greater concentration of revenue from higher margin sources including ticket revenue from Return of the King and producers fees for The Man In The White Van in Interim 2023 compared to lower margin sources including investments with capitalized costs and merchandise sales in Interim 2022. Accordingly, we had a gross profit of $297,413 in Interim 2022 compared with $8,338 in Interim 2022 and our gross profit margin increased to 44% in Interim 2023 from 3% in Interim 2022. As stated above, at this stage in the company’s development we expect our revenue and margins to be volatile as we release new projects and develop new revenue streams.

For Interim 2023, operating expenses increased to $1,515,349 from Interim 2022 operating expenses of $1,184,654, a 28% increase. Our operating expenses consist of employee compensation and benefits, sales and marketing, independent contractors, professional fees (e.g., legal, accounting, etc.), travel expenses, general and administrative, and depreciation.

Our sales and marketing expenses were $735,556 in Interim 2023 compared to $275,772 in Interim 2022, a 167% increase. This was due to increased marketing spend for Round 9 (which was open for all of Interim 2023) compared to Round 8 (which was only open for a portion of Interim 2022). Fundraising and growth of the Legion were the primary drivers of marketing spend in Interim 2022, though we also spent money to market Legion M projects and merchandise.

Our costs of compensation and benefits decreased 14% to $547,272 in Interim 2023, compared to $639,534 in Interim 2022. This decrease was due to transition of some employees from full-time roles to part-time positions as well as a reduction in expenses related to stock vesting. These costs include not only cash expenses (e.g., the money we pay for salaries, wages, taxes and benefits) but also the value (according to GAAP accounting standards) of stock options vesting to employees and advisors. Note that where appropriate under GAAP accounting standards, costs of project-specific labor expenses are capitalized and appear as “Investments in productions” on our Balance Sheet instead of the “Compensation and Benefits” line of the Statements of Operations.

Our cost of independent contractors was relatively flat, increasing to $55,688 in Interim 2023 from $50,888 in Interim 2022. Our cost of professional fees decreased to $57,717 in Interim 2023 from $98,072 in Interim 2022 due to a reduction in legal and accounting fees.

Travel expenses decreased slightly to $15,328 in Interim 2023 compared with $27,646 in Interim 2022. Our general and administrative costs increased slightly to $102,147 in Interim 2023 from $91,402 in Interim 2022.

Legion M follows GAAP standards for capitalizing costs on projects where we expect a financial return over time. As such, we periodically evaluate the anticipated returns of the “Investments in productions” that are included on our Balance Sheet. We did not have any impairments in Interim 2023.

In Interim 2023, we had $2,978,545 in project-related costs that were capitalized during Interim 2023. As of June 30, 2023 we had $3,567,522 in capitalized “Investments in productions, net” on our Balance Sheet, compared to $1,135,693 as of Interim 2022.

These capitalized costs represent “bets we still have on the table.” It’s impossible to predict with certainty what the financial return of a project will be. For example, the return on a feature film is typically dependent upon the success of the film, while the return on a TV project is often dependent upon the series being sold. Some returns can be realized in a matter of months, while others may take decades (e.g., our distribution rights for Memory: The Origins of Alien last for 20 years, and backend rights typically last in perpetuity). In accordance with GAAP standards, production costs are stated at the lower of unamortized cost or estimated fair value on a production basis. Therefore, the asset balances on our balance sheet are estimates that may not be realizable in the future.

The cost of depreciation was relatively unchanged between Interim 2023 and Interim 2022 ($1,641 vs. $1,340, respectively).

In Interim 2023, we did not have any loans forgiven. In Interim 2022 we had a PPP loan of $108,573 forgiven.

As a result of the foregoing factors, as well as other expenses, our net loss for Interim 2023 was $1,220,749, a 14% increase compared to our net loss of $1,069,903 in Interim 2022.

2022 Operating Results

Our revenue for the fiscal year ended December 31, 2022 (“Fiscal 2022”) was $650,044, a 39% decrease over our revenue of $1,062,732 during the fiscal year ended December 31, 2021 (“Fiscal 2021”).

At this point in the company’s development, we expect our revenue to fluctuate from period to period due to the release patterns of our projects. For example, a significant portion of our revenue in Fiscal 2021 came from our investment in the film Archenemy. We made the Archenemy investment in 2019, the film released in 2020, and we received the bulk of the revenues (so far) in 2021. Legion M didn’t make any large investments in movies in 2020 or 2021 (due largely to the pandemic), and we didn’t have any projects release in 2021 or 2022. That said, as of this writing (April 2023) we currently have stakes in 4 films (The Man in the White Van, This is Not Financial Advice, Nandor Fodor and the Talking Mongoose, and You Can Call Me Bill) all of which are expected to release in 2023 or early 2024, and have partnered with Fathom Events, Warner Brothers and Lost Odyssey for 20th anniversary theatrical screenings of The Lord Of The Rings: The Return Of The King.

Project Revenue decreased 54% to approximately $429,000 in Fiscal 2022 from approximately $929,000 in Fiscal 2021, and represented approximately 66% of our total revenue in Fiscal 2022 compared to approximately 87% in Fiscal 2021. As mentioned above, the primary reason for this drop was the fact that in Fiscal 2021 we received revenue from a film (Archenemy) that had recently released but in Fiscal 2022 we did not. In addition, in Fiscal 2021 we received producer’s fees for producing The Man In the White Van, but in 2022 we did not. Our largest revenue contributions in Fiscal 2022 came from earlier releases including Mandy (2018), Save Yourselves! (2020), The Field Guide to Evil (2017), and Memory: The Origins of Alien (2019).

Non-Project Revenue increased 66% to approximately $221,000 in Fiscal 2022 from approximately $133,000 in 2021, and represented approximately 34% of our total revenue in Fiscal 2022 compared to approximately 13% in Fiscal 2021. The increase in non-project revenue was primarily attributable to merchandise revenue (including the introduction of First Edition Legion M Collectible Investor Certificates), as well as a merchandising partnership with Fantastic Fest.

Consumer Products and Media Revenue was relatively stable, decreasing 9% to approximately $476,000 and represented 73% of our revenue in Fiscal 2022, compared to approximately $525,000 and 49% of our revenue in Fiscal 2021. In Fiscal 2022, our top revenue drivers in this category were First Edition Collectible Legion M Investor Certificates, products related to the film Mandy, and a merchandising partnership with Fantastic Fest. As with our project revenue, we expect that our Consumer Products and Media revenue will vary significantly from year to year based on the release cycles of our projects and the unique products we develop for them.

Costs of net revenue in Fiscal 2022 was $591,918, a 19% decrease compared to $726,773 costs of net revenue in Fiscal 2021. The costs did not decrease as much as revenue, yielding a gross profit of $58,126 in Fiscal 2022, which was a 83% decrease compared to our gross profit of $335,959 in Fiscal 2021. Our gross profit margin decreased to 9% in Fiscal 2022 from 32% in Fiscal 2021. This decrease was the result of a greater concentration of revenue from lower margin sources (e.g. merchandise and investments with capitalized costs in Fiscal 2022 compared to producer’s fees and licensing revenue in Fiscal 2021). As stated above, at this stage in the company’s development we expect our revenue and margins to be volatile as we release new projects and develop new revenue streams.

For Fiscal 2022, operating expenses decreased to $2,989,204 from Fiscal 2021 operating expenses of $3,429,046, a 13% decrease. Our operating expenses consist of employee compensation and benefits, sales and marketing, independent contractors, professional fees (e.g., legal, accounting, etc.), travel expenses, general and administrative, and depreciation.

Our sales and marketing expenses were $1,047,632 in Fiscal 2022 compared to $1,738,695 in Fiscal 2021. This was due to a reduction in the amount of marketing money required for fundraising. Fundraising and growth of the Legion were the primary drivers of marketing spend in Fiscal 2021, though we also spent money to market Legion M projects and merchandise.

Our costs of compensation and benefits increased slightly to $1,254,125 in Fiscal 2022, compared to $1,128,550 in Fiscal 2021. This increase was primarily due to the rollback of voluntary pay cuts that were enacted for many employees at the beginning of the pandemic. These costs include not only cash expenses (e.g., the money we pay for salaries, wages, taxes and benefits) but also the value (according to GAAP accounting standards) of stock options vesting to employees and advisors. Note that where appropriate under GAAP accounting standards, costs of project-specific labor expenses are capitalized and appear as “Investments in productions” on our Balance Sheet instead of the “Compensation and Benefits” line of the Statements of Operations.

Our cost of independent contractors increased to $112,075 in Fiscal 2022 from $13,310 in Fiscal 2021 as a result of increased utilization of independent contractors. Our cost of professional fees increased to $215,226 in Fiscal 2022 from $189,717 in Fiscal 2021 due to an increase in legal and accounting fees.

Travel expenses remained relatively flat at $46,427 in Fiscal 2022 compared with $44,529 in Fiscal 2021. Our general and administrative costs increased to $189,297 in Fiscal 2022 from $169,205 in Fiscal 2021.

Legion M follows GAAP standards for capitalizing costs on projects where we expect a financial return over time. As such, we periodically evaluate the anticipated returns of the “Investments in productions” that are included on our Balance Sheet. In Fiscal 2022 we had $121,485 in asset impairments related to changes in expected revenue (ranging from $430 to $29,838 each) for several different projects.

In Fiscal 2022, some of our Project Revenue was associated with costs that were previously capitalized on our Balance Sheet. This resulted in $85,491 of previously capitalized costs being recognized on the Statements of Operations as cost of net revenue in Fiscal 2022. In addition, we had $442,361 in project-related costs that were capitalized during Fiscal 2022. As a result of all the factors mentioned above, as of December 31, 2022, we had $821,640 of capitalized “Investments in productions, net” on our Balance Sheet, compared to $586,255 as of December 31, 2021.

These capitalized costs represent “bets we still have on the table.” It’s impossible to predict with certainty what the financial return of a project will be. For example, the return on a feature film is typically dependent upon the success of the film, while the return on a TV project is often dependent upon the series being sold. Some returns can be realized in a matter of months, while others may take decades (e.g., our distribution rights for Memory: The Origins of Alien last for 20 years, and backend rights for many of our other projects last in perpetuity). In accordance with GAAP standards, production costs are stated at the lower of unamortized cost or estimated fair value on a production basis. Therefore, the asset balances on our balance sheet are estimates that may not be realizable in the future.

The cost of depreciation was relatively unchanged between Fiscal 2022 and Fiscal 2021 ($2,937 vs. $4,484, respectively).

In Fiscal 2022 we had a PPP loan of $108,573 forgiven. In Fiscal 2021, we had a PPP loan of $139,868 forgiven and state grants of $15,013.

As a result of the foregoing factors, as well as other expenses, our net loss for Fiscal 2022 was $2,827,478, a 4% decrease compared to our loss of $2,939,564 in Fiscal 2021.

MANAGEMENT EVALUATION OF OPERATING RESULTS

While Legion M has been in business for over seven years now, we believe that in terms of financing Legion M is a relatively early-stage company. As such Legion M is not currently focused on short-term revenue instead, we’re focused on growth of our community and development of capabilities we believe could become long-term competitive advantages.

Key Performance Metrics

At this stage in Legion M’s development, our focus is growth. We consider three primary metrics when evaluating projects and initiatives.

●	Growth - We believe that growth of our community is the single most important determinant of our long-term success. A Legion of one is insignificant, but a Legion of one million could be invaluable. As such, the ability of any project or initiative to help us grow the Legion is one of the most important considerations.

●	Strategic Benefit - Each project Legion M completes becomes a stepping-stone to the next. We actively seek projects and initiatives that allow us to “level up” by forming strategic relationships and developing new capabilities that create long-term value for the company.
●	Revenue - Like any other company, the goal of Legion M is to make money. Financial success is the key to the long-term viability and success of our company. As such, the potential for financial return is an important consideration when we evaluate projects. That said, at these early stages of the company’s development we are often willing to forgo short-term revenue when we believe the growth or strategic benefit of a project or initiative will provide greater long-term value for the company.

Effects of Scale on Legion M Projects

In calculating the expenses of our projects, we account for both the money (i.e. cash investments and money spent on marketing, travel, etc.) and time (e.g. the proportional cost of staff salaries who are working on the project) spent on them. It’s important to note that at this stage in our development, the financial investments we make in projects (when applicable) are often relatively small in relation to the amount of time we spend on them. However, it’s also important to note that these two expense categories scale very differently. The best way to illustrate this is to use a simplified hypothetical example:

●	Legion M makes an investment of $100,000 in a feature film, with a return based on the success of the film. As part of the deal, we agree to host opening weekend meetups around the country, which cost us $5,000 worth of man hours to support and $5,000 worth of travel expenses. We also have $5,000 worth of legal, business development and management expenses associated with the project. In total, we’ve invested $115,000 in the project.
●	The film is released and provides Legion M a 15% ROI on our $100,000 investment. When the final numbers are tallied, we invested $115,000 and received $115,000 in return, making the project break-even.

While the example above is both fictional and simplified, it is representative of some of the deals Legion M has previously engaged in. We provide it to illustrate a point we believe is important to keep in mind when evaluating our company at this stage:

●	As we grow, we expect the amount of money we invest in projects to get larger, whereas we expect the time we spend supporting them to stay relatively fixed (or in some cases go down due to the development of processes and infrastructure).
●	In the example above, if we’d invested $1 million in the film instead of $100,000 and spent the same amount of money on time, travel, legal, etc. we’d end up with $135,000 in net profit instead of break-even. As we grow our investor base and have more access to capital, we hope to be able to take larger positions in projects, reducing the financial significance of the costs we spend supporting them, and improving our chances of profitability when a project is successful.
●	As we’ve grown, we’ve been able to “level up” to new positions and roles within projects. For example, when we were just getting started, making investments in other people’s movies was one of the only options available to us. As our community has grown and we’ve been able to demonstrate our capabilities, we’ve been able to negotiate better terms and positions. Today, we’ve leveled up to the point where we are producing our own projects, which we believe has the potential to dramatically increase the amount of revenue we recognize from each project.

While every project is unique, most business models Legion M has engaged in scale in similar ways. For example:

●	The fees a company receives for producing a film typically scale with the budget of the film.
●	Consumer products and licensing revenue generally scales with the size of the IP involved.
●	Revenue earned from distribution and release partnerships scales with the size of the release, which often scales with the budget of the film and the stars involved.

In short, while our financial position to date has limited Legion M’s activities to relatively small (by Hollywood standards) independent films, our hope is that over time we’ll be able to scale our activities to larger and larger projects. We view most of the projects we’ve engaged in so far as experiments that allow us to better understand how we can leverage the power of our community to improve our chances of success. We expect some of our projects will be financially successful and others will not, but over time we hope to grow the Legion and “level up” to bigger and better opportunities. Today, while our investments are relatively small, we believe the financial success of the project is often secondary to the other benefits it may provide.

Traction and Milestones

What Legion M is attempting was never possible before advent of the JOBS Act. When we started the company in 2016, it was little more than an idea. Since then, we’ve focused on building a foundation that proves (to ourselves, to our investors, and to Hollywood) what a fan-owned company is capable of:

●	One of the most successful equity crowdfunded companies in JOBS Act history, with over 45,000 investors (as of November 14, 2023) and over $19 million raised.

●	Demonstrated ability to build a community, with more than 150,000 combined investors/members/followers.

●	Demonstrated ability to generate revenue: Legion M has earned over $4 million in revenue to date.

●	Demonstrated ability to develop, package, finance, and produce movies (see The Man in the White Van, You Can Call Me Bill, and My Dead Friend Zoe in the “Active Projects” section).

●	Demonstrated ability to work on projects with top tier talent and more recently to attract top talent to Legion M projects, including Morgan Freeman, Ed Harris, Anne Hathaway, Nicolas Cage, Stan Lee, Kevin Smith, Jason Sudeikis, William Shatner, Ed Harris, Sonequa Martin-Green, Natalie Morales, Joe Manganiello, Sunita Mani, Sean Astin, Ali Larter, Simon Pegg, Minnie Driver, Christopher Lloyd, and more.

●	Demonstrated ability to partner with top tier entertainment companies, including NEON, Bleecker Street, Searchlight, Warner Brothers, Fathom Events, CAA , Nederlander Worldwide Productions, and more.

●	Powerful advisory board of industry luminaries including legendary actor/producer/writer William Shatner, billion dollar producer Dean Devlin (Stargate, Independence Day, “Leverage,” “The Librarians”), renowned author Eric Ries (The Lean Startup), legendary movie critic Leonard Maltin (“Entertainment Tonight”), Actor/Producer/Director Bill Duke (Commando, Predator, X-Men: The Last Stand) and current/former executives and creatives from Netflix, Sony, Lucasfilm, Epic Games, MGM, NEON, Alamo Drafthouse, Comedy Central, Walt Disney Imagineering, Universal Studios, Paramount, Nerdist, Trailer Park, Endgame Entertainment, Meltdown Comics, NTWRK, POW!, Audible, Fangoria, & more.

●	Diversified revenue streams with demonstrated ability to generate revenue from multiple business models, including development, financing, production, distribution, marketing, consumer products, licensing, sponsorships and live events.

●	Demonstrated ability to activate fans, with hundreds of volunteer meetups all over the country to support the opening of our films and social media campaigns with tens and even hundreds of thousands of likes, comments, and shares.

●	Positive references from producers we’ve worked with including Dean Devlin (creator of Stargate and Independence Day) and actor/producer Elijah Wood of SpectreVision (producer of Mandy), as well as the teams at Fox Searchlight (a division of Disney), RLJ Entertainment, and Bleecker Street.

●	Demonstrated ability to monetize new IP via comic books, with over $125,000 in Kickstarter pre-sales for Girl with No Name, and over $150,000 in Kickstarter presales for Defiant.

●	Demonstrated ability to develop tools and technology (e.g., Film Scout, M-Pulse, Meetup Maker) that allow us to harness the power of a Legion of fans.

●	Demonstrated value for studios, including a 2023 activation with Warner Brothers, Fathom Events and Lost Odyssey for the 20th anniversary theatrical re-release of The Lord of the Rings: The Return of the King and 2019 marketing partnership with Fox Searchlight (a division of Disney) to promote the film Tolkien.

●	Demonstrated ability to harness the “wisdom of the crowd” in selecting projects, with hundreds of thousands of votes cast on the Legion M FILM SCOUT app, leading to a 2019 partnership with Screen Media to purchase the North American distribution rights for Memory: The Origins of Alien and a 2020 partnership with Bleeker Street Media for the release of Save Yourselves!

●	Demonstrated ability to “Open the Gates of Hollywood” for our shareholders, providing exclusives like red carpet premiere tickets, set visits, spots as extras, walk-on-rolls, online livestream Q&A with creators, lounges at Sundance Film Festival and Comic Cons, and special events like the Stan Lee Handprint Ceremony, Celebrating William Shatner party, 2019 Saturn Awards.

In the time we’ve been operating we have seen dramatic improvement in not only our access to opportunities, but also our ability to execute on them and our ability to negotiate favorable terms. For example, in the early days of the company we had to invest in projects in order to get a seat at the table. As we grew, we started to earn our seat at the table through sweat equity and “in-kind investments.” Today, we’ve gotten to the point where some projects allow us to get paid (in the form of producer’s fees) to sit at the table. As we grow, we hope these trends will continue.

Legion M Projects

Legion M classifies our projects to fall into one of three categories:

1.	“Active Projects” are projects that are in production or have already been released and are either generating revenue or have potential to generate revenue in the future.

2.	“Completed Projects” are Active Projects that have reached a point where we don’t expect them to generate significant additional revenue.

3.	“Development Projects” are projects in development that have yet to (and may not) secure a release.

Active Projects

Legion M defines “Active Projects” as projects that are either in production or have secured a release. Any revenue generated by an Active Project is included as Project Revenue during the appropriate reporting period. If an Active Project reaches a point where we don’t expect it to generate significant additional revenue, we consider it a “Completed Project.”

As of November 14, 2023, Legion M has the following publicly announced Active Projects:

MY DEAD FRIEND ZOE – Feature film starring Sonequa Martin-Green, Natalie Morales, Morgan Freeman and Ed Harris. The film was produced by Legion M in partnership with Radiant Pictures and Recre8, with the rights held by MDFZ, LLC, a wholly owned subsidiary of Legion M. The film was financed via a combination of traditional Hollywood financing, and a Reg D and Reg CF offerings. As a producer of the film, Legion M earned fees from the production budget and has a “backend” stake in any profits the film generates (if applicable). As of November 14, 2023, the project has completed principle photography and is in post-production.

WILLIAM SHATNER: YOU CAN CALL ME BILL – Feature-length documentary produced by Legion M in partnership with Exhibit A Pictures and William Shatner. The film was financed via a Legion M “Fan-First Financing” equity crowdfunding offering and premiered at SXSW in March 2023. Legion M owns the rights to the film, with potential to earn producer fees (which have been deferred until investors recoup their investment) and a percentage of backend profits (if any).

THIS IS NOT FINANCIAL ADVICE – Feature-length documentary produced by Optimist. The film premiered at the Tribecca Film Festival in June of 2023. As an equity investor and executive producer on the film, Legion M has the potential to earn revenue based on the success of the film.

NANDOR FODOR AND THE TALKING MONGOOSE – Feature film directed by Adam Sigal starring Simon Pegg, Minnie Driver, and Christopher Lloyd. The film released in November 14, of 2023. As an equity investor and executive producer on the film, Legion M has the potential to earn revenue based on the success of the film and has received some revenue for marketing the film.

THE MAN IN THE WHITE VAN – Feature film directed by Warren Skeels starring Madison Wolfe, Sean Astin, Ali Larter, Brec Bassinger and Skai Jackson. The film will premiere at the Newport Beach Film Festival in October 2023 with a release expected in 2023 or 2024. The film was produced by Legion M and Garrison Film. Garrison Film provided the financing and owns the rights to the movie. Legion M received producer fees from the production budget and will receive a percentage of backend profits (if any).

ARCHENEMY – Feature film directed by Adam Egypt Mortimer starring Joe Manganiello, Zolee Griggs, and Skylan Brooks. The film was released by RLJ Entertainment in 2020. As executive producers and equity investors in the project, Legion M has potential to earn revenue based on the success of the film. We also financed the soundtrack, providing an additional source of potential revenue, and secured a merchandising license that has allowed us to produce a line of consumer products tied to the film.

MEMORY: THE ORIGINS OF ALIEN – Feature-length documentary directed by Alexandre O. Philippe. The film was released by Legion M and Screen Media in 2019. As the distributor of the film (in partnership with Screen Media), Legion M earns a portion of revenue from all sources associated with the film, including theatrical ticket sales, DVD sales, VOD sales/rentals, licensing/advertising fees paid by streamers, consumer products sales, etc. It’s worth noting that the film was released in 2019, which was the 40-year anniversary of Alien. We (in partnership with Screen Media) own distribution rights for the next 20 years, which means we will still own the rights to this film when the 50th and 60th anniversaries of the film roll around in 2029 and 2039. In addition, Legion M secured licenses from the Dan O’Bannon and H.R. Giger estates that allow us to sell a limited line of merchandise and media tied to the film.

JAY AND SILENT BOB REBOOT – Feature film directed by Kevin Smith starring Kevin Smith and Jason Mews. The film was released by Saban Films in 2019. As an equity investor in the film, Legion M’s return is tied to the success of both the movie and Kevin Smith’s “Reboot Roadshow”. In addition, Legion M secured a Jay and Silent Bob Reboot merchandise license that has allowed us to produce a line of consumer products tied to the film.

MANDY -- Feature film directed by Panos Cosmatos starring Nicolas Cage, Andrea Riseborough, and Linus Roache. The film was released by RLJ Entertainment in 2018. As an equity investor in the film, Legion M’s return on investment comes from revenue generated by both the film and the soundtrack. In addition, Legion M secured a merchandise license for Mandy (as well as likeness rights for Nicolas Cage, making us one of the few companies in the world to offer officially licensed Nicolas Cage merchandise), and offers a robust array of consumer products including t-shirts, props, plush, Funko Pops and Cheddar Goblin brand macaroni and cheese.

THE FIELD GUIDE TO EVIL – Feature film anthology produced by Ant Timpson and Tim League. The film was released in 2018. As an equity investor in the film, Legion M has earned revenue based on the success of the film.

Completed Projects

Once an Active Project has reached a point where we don’t expect it to earn significant additional revenue, we consider it completed. As of November 14, 2023, Legion M has the following completed projects.

THE RETURN OF THE KING 20th ANNIVERSARY – In April of 2023 Legion M partnered with Fathom Events, Warner Bros, and Lost Odyssey for a 20th anniversary screening of The Lord of the Rings: The Return of the King. Legion M Legion M was responsible for contributing to the cost of getting the film into theaters, sourcing the “bonus content” (via Lost Odyssey) that played before the film, and marketing and promoting the release within the Legion M community and to the rest of the world. In exchange, Legion M received a percentage of all ticket sales. The release was very successful, and what was initially slated to be a single-night event in a few hundred theaters blossomed into showings over a full week at more than 1,000 theaters across the USA and Canada.

CELEBRATING WILLIAM SHATNER LIVE EVENTS – In July of 2022 Legion M hosted a day of live events at San Diego Comic Con featuring Legion M advisor William Shatner. The primary purpose of this event was to announce the fact we were making a documentary about Bill, and that we were planning to fund it via a future Fan-First Financing equity crowdfunding offering. Legion M generated ticket revenue through a combination of ticketed events that included a handprint ceremony at the Theaterbox in San Diego, multiple autograph signings, and a rooftop party.

SAVE YOURSELVES! – Feature film directed by Alex Huston Fischer and Eleanor Wilson starring Sunita Mann and John Paul Reynolds. It was released by Bleecker Street Media in 2020. As a release partner with Bleecker Street, Legion M’s return on this project was based on the success of the film in the first 2 years of release. In addition, we secured a merchandising license that has allowed us to produce a line of consumer products tied to the film.

THE LEFT RIGHT GAME – In May of 2020, Legion M announced a partnership with QCODE Media for the limited audio podcast series “The Left Right Game” co-produced by and starring Tessa Thompson. Note that Legion M got involved with the podcast after the series had already been released and the rights to a television series (which are not included in our deal) had already been secured by Amazon Studios. Legion M made a small “in-kind” investment for a potential cash return based on the success of the podcast. We also secured merchandising rights for the podcast as part of the deal and carry a line of products for “The Left Right Game” in the Legion M store.

TOLKIEN – In March of 2019, Legion M announced a partnership with Fox Searchlight (now owned by Disney) for the feature film Tolkien, which opened on May 10th in the US and May 3rd in the UK. Legion M supported the movie with meetups and online promotions in the US and UK in exchange for revenue, co-marketing, and other exclusives related to the film.

EXCELSIOR! A CELEBRATION OF THE AMAZING, FANTASTIC, INCREDIBLE & UNCANNY LIFE OF STAN LEE – On January 30, 2019, Legion M partnered with Stan Lee’s POW! Entertainment, Kevin Smith’s Smodco, and Agents of Mayhem to produce the official public memorial service for Stan Lee, who passed away in late 2018. Held in the TCL Chinese Theatre IMAX in Hollywood, California, the event brought fans and talent together to celebrate the life of a man who inspired so many. In addition to courtyard ceremonies with a veteran color guard and press interviews, there were eulogies, poetry readings and panels with such luminaries as Mark Hamill, Lawrence Fishburne and Seth Green. The entire evening was hosted by Kevin Smith, and the event was used to raise awareness and funds for Stan Lee’s charity of choice, The Hero Initiative.  Legion M underwrote a significant cost of the production, which was partially reimbursed through sponsorships and tickets sales. As a memorial and tribute benefiting a non-profit foundation, this project was not intended to make money for the company, but to generate marketing and awareness of Legion M by “giving back” to Stan and the community of fans who loved him.

BAD SAMARITAN – In 2018, we partnered with Dean Devlin’s production and distribution company Electric Entertainment, Inc. for the release of their feature film Bad Samaritan starring David Tennant and Robert Sheehan. The deal was structured as an “in-kind” investment, where Legion M promoted the film in exchange for a stake in the film’s P&A waterfall.

STAN LEE CELEBRATION – On July 18, 2017, Legion M united fans around the world to give comic book icon Stan Lee a once-in-a-lifetime gift—an imprint ceremony at the TCL Chinese Theatre IMAX. This was the first time in history that fans united to present such an honor, and industry luminaries such as Marvel president Kevin Feige, comedian/director Kevin Smith, Spawn creator Todd McFarlane, “S.H.I.E.L.D.” star Clark Gregg and Black Panther star Chadwick Boseman presented speeches during the ceremony, followed by press interviews and meet and greets with Stan for fans and sponsors.

After the hand and footprint ceremony, Legion M hosted a “Tony Stark House Party” at a 9,000 square foot mansion in the Hollywood Hills for Stan and his 500 biggest fans, which was captured by a professional livestream production crew and broadcast to over 100,000 people watching live on Twitch. We monetized both the ceremony and after party with sponsorships, tickets and merchandise sales.

We had exceptional media coverage of the event, with dozens of outlets covering the ceremony (including a feature story in Variety Magazine), generating an estimated 11+ million media impressions, and creating a terrific PR moment for Legion M and our investors. As the producer of this event, Legion M covered all the costs associated with the handprint ceremony and party, and monetized the events with sales of sponsorships, tickets, and merchandise.

COLOSSAL -- In early 2017, we partnered with distribution company NEON for the theatrical release and marketing of the feature film Colossal starring Anne Hathaway and Jason Sudeikis. Legion M made a cash P&A investment in exchange for a return tied to box-office metrics.

Development Projects

In addition to the Active and Completed Projects listed above, Legion M also has many projects in Development. Development generally refers to the earliest stages of the content production cycle, when companies like Legion M invest time, money, and “sweat equity” to create, develop, package, and sell movies, TV series and other entertainment projects. The goal of development is typically to finance or sell a project so it can be produced.

Development is one of the most speculative stages in the entertainment business because the odds of success for any given project are very low. There are millions of scripts and ideas in Hollywood, and while only a very small percentage get made, the potential value of a successful project can be quite large. At one point, Game of Thrones was just a pitch, and shows like “American Idol” were nothing more than a glimmer in the eye of producers. Every project we develop is a risk we take in the hopes of launching a new movie, series, or franchise.

Legion M has successfully generated revenue from some of our development projects by selling merchandise, media, and experiences related to those projects. This revenue helps offset our development costs and can build buzz that may increase the odds of success for the project. Ultimately, the goal of all our development projects is to reach production – the revenue generated during the development phase is intended to reduce our costs and hopefully improve the project’s odds of success.

While many of Legion M’s development projects have not been announced, some of our notable projects that are still active include:

●	DEFIANT: THE TRUE STORY OF ROBERT SMALLS – Comic book and feature film project in partnership with Rob Edwards (The Princess and the Frog, Treasure Planet, Full House, The Fresh Prince of Bel-Air), Legion M advisor Bill Duke (Mandy, Predator, “Black Lightning”), Marvin ‘Krondon’ Jones III, and Michael Boulware Moore (Robert Smalls’ great-great-grandson).

●	“TOBOR: FAMILY DESTROYER” — Adult animated TV series in partnership with Eric Paperth and Tyler March of Tiny Little Cartoons.

●	DESTINATION FANTASTIC – Unscripted a travelogue show developed in partnership with Stefan Pokorny.

●	THE EMPEROR’S BLADES – Legion M secured the rights to author Brian Staveley’s Chronicles of the Unhewn Throne book series with the goal of developing them into a TV or film series in partnership with producer Rick Porras (Forrest Gump, Contact) and writer/producer Robbie Silverman (Hero) and two unannounced showrunners.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2023, Legion M had the following funds on hand:

General Legion M Funds	$356,616
Funds reserved for William Shatner: You Can Call Me Bill	$196,641
Funds held by MDFZ, LLC	$1,079,313
TOTAL	$1,632,570

In May of 2020, we received an initial COVID related emergency grant of $10,000 from the low interest Economic Injury Disaster Loan (“EIDL”) program administered by the SBA.

In March of 2021 the company received a second PPP loan for an amount of $108,573, which was completely forgiven by the SBA on February 14, 2022.

In January of 2021 the company received an EIDL loan in the amount of $48,200. This loan has an interest rate of 3.75% and a repayment period of 30 years. Payments for this loan began August 2022 and is $236 per month. The company requested and was granted an increase to the existing EIDL loan. On April 4, 2022, the company received an additional $101,700. The incremental monthly repayment is $516.

As of June 30, 2023, MDFZ, LLC had two bridge loans totaling $1,500,000 to cover production expenses for My Dead Friend Zoe. The first bridge loan was due September 21, 2023 in the amount of $1,000,000 and was paid on time. The second bridge loan is due October 15, 2023 in the amount of $500,000 and is also expected to be paid on time. The notes bear interest at rates between 10%-20%, some of which is converted into equity in the film. The notes are subject to various security provisions, including collateralization against all assets of the company, the company’s equity raise proceeds, tax credits, project revenues, and various other rights.

We do not currently have any other loans. We have not committed to make any capital expenditures. We have no bank line of credit or other financings arranged aside from a corporate American Express credit card.

In October 2022, Legion M launched our 9th round of equity crowdfunding. As of November 14, 2023, this round has raised over $3.4 million from more than 12,000 investors.

Over time, we expect to launch many more additional rounds of funding. Our long-term goal is to have one million shareholders as owners of the company. That said, we cannot guarantee that we will have sufficient capital to finance our growth and planned business operations in the future or that such capital will be available to us on terms that are favorable to us. We are currently incurring operating deficits that are expected to continue for the foreseeable future. We’ve had multiple successful rounds of equity crowdfunding so far, but that does not guarantee that future rounds will also be successful. If we fail to raise adequate funds from future rounds, our plan would be to reduce operating expenses and conserve cash while seeking additional funding and finance partners.

TRENDS

The following sections contain a discussion of some of our planned activities in the coming months. There’s no guarantee that we’ll follow this plan or be able to execute it successfully. As a startup, we’re constantly changing and evolving our plans as we react to current opportunities and market conditions.

Growing Our Community

We believe that the size of our community is the single most important factor in the company’s long-term chances of success. That’s because we believe the strength, power, and value of our company depends on the size and strength of our community. A Legion of 1 is worthless, but a Legion of 1,000,000 could be invaluable. We also believe that as our community grows, so will our access to high quality entertainment projects and our ability to market, support, and monetize them.

Round 9, which opened in October 2022 is already our largest round (by number of investors) with more than 14,000 investments from more than 12,000 individual investors. We are also working on (or have recently released) projects with a number of high-profile actors (including Morgan Freeman, Ed Harris, Sonequa Martin-Green, Natalie Morales, William Shatner, Simon Pegg, Minnie Driver, Sean Astin, Ali Larter, Christopher Lloyd, etc.) that we believe can help us grow our community.

After surpassing 45,000 shareholders, much of our focus will be pushing this number higher in 2023.

Fundraising

For the first time in Round 9, Legion M was able to reduce our minimum investment from $100 to just $40. We feel like this is an important step in making Legion M as accessible as possible and allowing us to grow our community. We believe it’s also helpful for investors given the current macroeconomic climate.

While this has resulted in Round 9 becoming the largest (in terms of shareholders) round in Legion M history, we believe this has also contributed to the reduction of the average investment amount from over $500 per investor in Round 8 to about $250 per investor in Round 9. Legion M is working to develop more cost-effective ways of fundraising as well as looking for ways to reduce operating expenses and focusing on business models that are less capital intensive.

Increased focus on Film Production

Legion M has now successfully produced and financed two films – William Shatner: You Can Call Me Bill and My Dead Friend Zoe – via a combination of equity crowdfunding and traditional Hollywood financing. In both of these cases, Legion M is also a producer and rightsholder of the film, which means we will recognize all the revenue from each project and participate via producer’s fees and backend profits (if any).

We believe that film production is a powerful model for Legion M. It’s more capital efficient than investing in other people’s films, and we believe it has the potential to significantly increase our topline revenues. As such, we expect to focus more of our time and resources on projects using this model going forward.

Deemphasizing Development and Investing

Legion M has made a concerted effort to reduce its time and resources allocated to development stage projects. The entertainment industry is changing rapidly and we don’t believe development is the most effective use of our time, resources, and community. We are focused on deep development of a small handful of projects (e.g. Defiant: The Story of Robert Smalls) where we believe we can harness the power of our community to create a competitive advantage.

Further, we intend to deemphasize investments in other people’s projects. We believe this was a powerful model for the early stages of Legion M’s development and will continue to consider it for the right strategic opportunities, but going forward we expect it to be far less of a focus than it has in the past.

Reducing Operating Expenses

Legion M has significantly reduced its operating expenses in 2023, including reducing its headcount from 7 full-time employees as of December 31, 2022, to 3 full-time employees in September of 2023. This reduction has occurred through a combination of attrition and the transition of full-time employees to part-time positions. We intend to continue limiting expenses, including those related to development and events.

Revenue

At this stage in the company’s development, we are focused on growing the size of our community and developing what we believe could become a significant long-term competitive advantage for the company. In addition, much of our revenue is project-based, which can be very “lumpy,” with big chunks that come in all at once combined with smaller streams that can steadily accumulate over time. As a result of these factors, we expect that our near-term revenue will continue to be volatile as we develop and grow our community and our business.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies.”

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our shareholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors as of November 14, 2023 are as follows:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week (if part- time)/full-time
Executive Officers:
Paul Scanlan	Co-Founder, Chief Executive Officer, Chief Financial Officer and Treasurer	53	Appointed to indefinite term of office March 9, 2016	Full-time
Jeff Annison	Co-Founder and President	51	Appointed to indefinite term of office March 9, 2016	Full-time
Directors:
Paul Scanlan	Director	53	Appointed to indefinite term of office March 4, 2016
Jeff Annison	Director	51	Appointed to indefinite term of office March 4, 2016

Paul Scanlan – Co-founder, Chief Executive Officer, Chief Financial Officer and Treasurer

Paul Scanlan is Legion M’s Co-Founder and has been the Chief Executive Officer of Legion M since its inception in March 2016. Immediately before that, Mr. Scanlan was Cofounder and President at MobiTV. In 1999, Mr. Scanlan co-founded MobiTV, Inc., a leader in monetizing media outside the living room. From 2007 to 2016, Mr. Scanlan was the President of MobiTV and played a crucial role in MobiTV’s success from a start-up to a market leader in a fast growing space. Mr. Scanlan continues to serve as a director on the MobiTV board. In 2005, Mr. Scanlan and his MobiTV team earned an Emmy Award for Technical Achievement in Advancing Television, and his accomplishments at MobiTV were profiled in 2011 in Tarang Shah’s book, “Venture Capitalists at Work: How VCs Identify and Build Billion-Dollar Successes.” Mr. Scanlan serves as an adjunct lecturer of entrepreneurship for Northwestern Kellogg and earned his Bachelor of Science degree in Radio, TV & Film from the University of Wisconsin at Madison.

Jeff Annison – Cofounder & President

Jeff Annison is Legion M’s Co-Founder and has been the President of Legion M since its inception in March 2016. In 2009, Mr. Annison co-founded Underground Labs, Inc., a product development studio that created innovative mobile apps and web experiences for customers such as AT&T, Sony Music, Universal Music, Coca Cola, the US Navy, the ACC (Atlantic Coast Conference), SEC (the Southeastern Conference), etc. He also served as Chairman of the New York Rock Exchange (a product of Underground Labs), which allows fans to purchase commemorative shares of individual songs. From 2009 to 2016, he was the Chief Executive Officer of Underground Labs. Immediately prior to founding Underground Labs, Mr. Annison co-founded MobiTV in 1999. From 1999 to 2009, Mr. Annison led MobiTV’s engineering and product development teams, scaling operations from 3 to 300 employees, growing to over 25 million paying subscribers and winning an Emmy Award for Innovation in Television. Prior to 1999, Mr. Annison designed toys for Hasbro and theme park rides for Universal Studios. Mr. Annison earned his Bachelor degree of Science in Mechanical Engineering from University of California, Los Angeles.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2022, we compensated our three highest paid executive officers and directors on as follows:

	Capacities in which compensation was received	Salary (1) ($)	Health Benefits (3) ($)	Other Non-Cash Compensation (2) ($)	Total compensation ($)
Paul Scanlan	CEO	$143,428	$19,418	$0	$162,846
Jeff Annison	President	$156,369	$19,418	$0	$175,787
Terri Lubaroff*	COO/Head of Content	$167,654	$0	$0	$167,654

(1)	In April 2020, most of the Legion M staff implemented voluntary pay cuts in response to the COVID-19 crisis. As of April 2023, all of these cuts have been rolled back.
(2)	In 2022 Terri Lubaroff received a cash bonus to cover costs she incurred when serving on-set in Shreveport LA as producer of The Man In The White Van. This amount has been included in her salary listed above.
(3)	Legion M executives receive medical and health benefits, life insurance, short and long term disability insurance coverage generally available to all salaried employees. However, some executives pay a lower percentage of premiums for health benefits than other salaried employees. “Health Benefits” reflects the value of this additional benefit (when applicable).

* Effective August 25, 2023, Terri Lubaroff resigned both as the COO of the company and from the Board of Directors for an opportunity at another company. Currently, she is transitioning to become an advisor for the Company and may also perform part-time services for the Company on an as-needed basis when it does not conflict with her new employer.

For the fiscal year ended December 31, 2022, we did not pay our directors in their capacity as directors. There were three directors in this group.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of October 11, 2023, Legion M’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Name of Beneficial Owner	Address of beneficial owner	Amount and nature of beneficial ownership (3)	Amount and nature of beneficial ownership acquirable (1)(3)	Percent of class (2)
Paul Scanlan	1801 Century Park East, 24th Floor Los Angeles, CA 90067	7,333,310 shares of Class B Common Stock		44.5%
		1,465 shares of Class A Common Stock		<1%
Jeff Annison	1801 Century Park East, 24th Floor Los Angeles, CA 90067	5,982,510 shares of Class B Common Stock		36.3%
		560 shares of Class A Common Stock		<1%
Directors and Officers as a group	1801 Century Park East, 24th Floor Los Angeles, CA 90067	13,315,820 shares of Class B Common Stock		80.7%
		2,025 shares of Class A Common Stock		<1%

(1) Based on a total of 16,492,620 shares of Class B Common Stock and 18,198,150 shares of Class A Common Stock, which are issued and outstanding as of October 12, 2022.

(2) This calculation is the number of shares of voting securities that a person owns now, plus the number of shares the person is entitled to acquire as of October 1, 2023. That amount is then shown as a percentage of the issued and outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership.

(3) All shares are directly held.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

SECURITIES BEING OFFERED

Legion M is offering Class A Common Stock in this offering.

Legion M’s authorized capital stock consists of 200,000,000 shares of Common Stock, at $0.0001 par value, of which 170,000,000 shares are Class A Common Stock and the remaining 30,000,000 shares are Class B Common Stock. Class A Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class B Common Stock; except that (i) each holder of Class B Common Stock is entitled to 10 votes per share of Class B Common Stock whereas each holder of Class A Common Stock is entitled to only 1 vote per share of Class A Common Stock, and (ii) there are certain restrictions to transfer of the Class B Common Stock that do not apply to the Class A Common Stock.

Legion M modelled its dual class stock structure after leading companies, including Google, Facebook and Berkshire Hathaway. This structure allows us to be owned by a very large group of small, non-professional investors while maintaining strong corporate governance. We feel it’s important for all our shareholders’ interests to be aligned, and have purposely avoided giving financial preferences or taking investment from those who insist on having them. Since our goal is to grow our Legion as large as possible, we have set the minimum investment amount per investor at $40. We expect our Legion of shareholders to be comprised of a large number of small, non-professional, or even first-time investors, with not much experience in start-ups or the entertainment industry. While we believe the opinions of these investors will be extremely helpful for us to find, develop, and promote entertainment content, we don’t believe they are well suited to vote on material corporate decisions on a pari passu basis with the founders or other seasoned industry veterans who are also shareholders of the company.

The following is a summary of the rights of Legion M’s capital stock as provided in its Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Class A Common Stock

Voting Rights

Each holder of Legion M’s Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of Class A Common Stock at all times shall vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Legion M.

The holders of Class A Common Stock in this offering are subject to a drag-along provision as set forth in the Subscription Agreement, pursuant to which each holder of Class A Common Stock purchased in this offering agrees that, in the event the company’s board and the holders of a majority of the votes of the outstanding shares of the company’s Class A Common Stock and Class B Common Stock (taking into account the 10 votes per share voting of the Class B Common Stock) vote in favor of a sale of the company, then such holder of Class A Common Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required, amongst other covenants. The enforceability of such provision as it relates to appraisal rights will be subject to the provisions of Delaware law.

Dividends

Subject to preferences (of which, currently there are none) that may be applicable to any then outstanding class of capital stock having prior rights to dividends, shareholders of Legion M’s Class A Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. However, no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date shall be declared or paid on the shares of Legion M’s Class B Common Stock. Legion M has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Class B Common Stock

Voting Rights

Each holder of Legion M’s Class B Common Stock is entitled to ten votes for each share on all matters submitted to a vote of the shareholders. Holders of Class B Common Stock at all times shall vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Legion M.

Dividends

Subject to preferences (of which, currently there are none) that may be applicable to any then outstanding class of capital stock having prior rights to dividends, holders of Legion M’s Class B Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally-available funds. However, no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date shall be declared or paid on the shares of Legion M’s Class A Common Stock. Legion M has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Restrictions on Transfer

No holder of Legion M’s Class B Common Stock may sell, transfer, assign, pledge or otherwise dispose of or encumber any Class B Common Stock (or any Class A Common Stock into which it is converted) without Legion M’s prior written consent. Legion M may withhold consent for any legitimate corporate purpose.

Conversion Rights

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time upon written notice to Legion M. Except for certain permitted transfers, each share of Class B Common Stock shall be automatically, without further action by its holder, converted into one share of Class A Common Stock, upon sale or assignment.

All Classes of Common Stock

Liquidation Rights

In the event of Legion M’s liquidation, dissolution or winding up, holders of Legion M’s Class A and Class B Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Legion M’s debts and other liabilities and the satisfaction of any liquidation preference (of which, currently there are none) granted to the holders of any then outstanding class of capital stock having prior liquidation rights.

Other Rights

Holders of Legion M’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Legion M’s Class A or Class B Common Stock.

Forum Selection Provisions

Section XI of our Amended and Restated Certificate of Incorporation and Section 48 of our Amended and Restated Bylaws contain exclusive forum provisions. With a few exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any holder of Legion M’s Class A and Class B Common Stock (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the company’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee, (iii) any action asserting a claim against the company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine.  These sections shall not apply to actions arising under the federal securities laws.

Section 7 of our subscription agreement (which appears as an exhibit to the offering statement of which this offering circular forms a part) provides that the Court of Chancery in the State of Delaware is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering up to 15,501,515 shares of Class A Common Stock on a best efforts basis as described in this Offering Circular. This includes up to 12,121,212 offered to investors for cash, up to a maximum of 3,030,303 in Bonus Shares (assuming that every investor qualifies for the highest Bonus Share %) for which the company will receive no additional consideration, and up to a maximum of 350,000 Promotional Shares offered in one or more promotions for which the company will receive no additional cash consideration (see “Promotional Shares” below). The minimum individual investment in this offering is $39.60.

As of November 14, 2023, the company has sold 2,096,607 shares of Class A Common Stock for gross proceeds totaling $3,115,647 in this offering. The number of shares sold includes 208,336 shares that were issued as Bonus Shares. As of November 14, 2023, no Promotional Shares have been issued as part of this offering.

The company has engaged StartEngine Primary as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best-efforts basis. As such, StartEngine Primary is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com/legionm. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website and through our own website www.legionm.com/investorrelations. Prospective investors may subscribe for our shares in this offering at www.startengine.com/legionm.

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this Offering by the company:

	Per Share	Total
Public offering price	$1.65	$19,999,999,80
StartEngine commissions[1]	$0.05775	$700,606.054
StartEngine Processing Fee[1]	$0.05775	$700,606.054
Cost to investors including StartEngine fees[1]	$1.71	$20,699,999.79
Proceeds to issuer, before expenses[1]	$1.59	$18,595,787.69

(1)	StartEngine Primary charges the investor a 3.5% Processing Fee up to a maximum of $700. Any Processing Fee in excess of $700 will be paid by the company. The table above assumes that all Processing Fees are paid by the investor. In reality, some investors will likely incur more than $700 in Processing fees, which will shift some of those expenses from the Investor to the company, but we expect that amount will not be material.

The company will be required to issue to StartEngine Primary of shares of our Common Stock equal to 1% of the gross proceeds raised through StartEngine Primary, divided by $1.65 per share, rounded to the nearest whole share. If we raise the maximum amount in this Offering, we will issue 242,424, shares of the company’s Common Stock to StartEngine Primary.

The Common Stock issued to StartEngine Primary as part of its commission may not be sold during the Offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of qualification or commencement of sales of the Offering pursuant to which the Common Stock was issued, except as provided in FINRA Rule 5110(e)(2). StartEngine Primary also has a piggyback registration right with respect to any shares it receives for up to seven years after the date on which this Offering is qualified.

StartEngine Primary, LLC will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1), not selling, transferring, assigning, pledging, or hypothecating or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), StartEngine Primary will not accept a securities commission in options, warrants or convertibles which violates 5110(g) including but not limited to (a) is exercisable or convertible more than five years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer’s expense; (c) has a demand registration right with a duration of more than five years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven years from the commencement of sales of the public offering; (e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

●	Design, build, and create the company’s campaign page,
●	provide marketing support in creating and managing Legion M marketing campaigns online and in social media,
●	provide 25% in matching marketing funds (up to a maximum of $500,000) for Legion M to use in promoting Legion M’s offering on StartEngine,
●	provide the company with a dedicated account manager and marketing consulting services,
●	provide a standard purchase agreement to execute between the company and investors, which may be used at company’s option, and
●	coordinate money transfers to the company.

In addition to the commission described above, the company will also pay $15,000 to StartEngine Primary for out-of-pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the company’s Offering. Any portion of this amount not expended and accounted for will be returned to the company. Assuming the full amount of the Offering is raised, we estimate that the total fees and expenses of the Offering payable by the company to StartEngine Primary will be approximately $715,000.

StartEngine Primary will charge the investor a non-refundable processing fee equal to 3.5% of the amount they invest at the time they subscribe for our securities, equivalent to $0.06 per share. In the event an investor invests in excess of $20,000, the investor fee shall be limited to $700 and the company shall pay the 3.5% additional commission with respect to any amount in excess of $20,000. This fee will be refunded in the event the company does not raise any funds in this Offering.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine Crowdfunding”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this Offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be paid by StartEngine and the company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Promotional Shares

Legion M has allocated up to 350,000 shares from this offering to be issued directly to individuals as part as one or more promotions intended to grow the size of the Legion M community and/or generate revenue for the company. These Promotional Shares may be issued as part of a package (e.g. a customer purchases a product and receives a code that can be redeemed for one or more share of Legion M), as a gift (e.g. current Legion M shareholders are invited to refer a friend to receive a code that can be redeemed for one or more shares of Legion M), or other promotion devised by Legion M. Promotional Shares will be issued on a first-come, first-served basis until the number of Promotional Shares allocated has been reached or the promotion has concluded. Legion M does not intend to provide more than 10 shares per individuals for a promotion. Legion M will file a supplement to describe a promotion.

Rewards and Bonus Shares

Legion M plans to offer shares of Class A Common Stock to investors under this offering pursuant to Regulation A at a price of $1.65 per share. Shares sold in the current offering include rewards that will be available for all investors (“Rewards”), including the grant of additional shares (“Bonus Shares”), movie tickets, gift cards, and experiences. These Rewards will be based on two criteria:

●	Amount Invested (see “Tiers” below)

●	Current Legion M Investors (see below)

Tiers

Every Legion M investment will include a code for a free ticket (up to $15 value) via Fandango.com to a Legion M movie (terms and restrictions apply). In addition, most investment tiers also qualify for a Legion M gift Card that can be redeemed in the Legion M store).

Reward Tiers are based on the amount of money invested:

Tier	Investment	Bonus Shares	Gift Card	Other Reward
1	$40+	0%	$0	1 code for a free Fandango movie ticket (up to $15 maximum value) to a Legion M movie.
2	$100+	0%	$15	1 code for a free Fandango movie ticket (up to $15 maximum value) to a Legion M movie.
3	$150+	0%	$30	1 code for a free Fandango movie ticket (up to $15 maximum value) to a Legion M movie.
4	$250+	10%	$30	1 code for a free Fandango movie ticket (up to $15 maximum value) to a Legion M movie.
5	$500+	12%	$60	1 code for a free Fandango movie ticket (up to $15 maximum value) to a Legion M movie.
6	$1,000+	14%	$120	1 code for a free Fandango movie ticket (up to $15 maximum value) to a Legion M movie.
7	$2,000+	16%	$240	1 code for a free Fandango movie ticket (up to $15 maximum value) to a Legion M movie.
8	$5,000+	18%	$120	2 tickets to the premiere of a Legion M movie
9	$10,000+	20%	$240	4 tickets to the premiere of a Legion M movie

Notes on Rewards:

1.	Investors will be responsible for shipping and sales tax (if any) related to a Reward.

2.	The Reward Tiers are not combined – the investor will receive the reward for the highest tier they qualify for.

3.	Premieres typically occur in Los Angeles, but may also be available in other areas. Travel, lodging, and accommodations not included.

4.	From time to time, Legion M may amend the Reward options at which point Legion will update our offering page.

Legion M Investor’s bonus program

Existing Legion M investors from rounds 1 through 8 (“Current Legion M Investors”) qualify for an additional 5% bonus shares in addition to any other qualifying bonuses. To claim these bonus shares, investors must make their StartEngine investment with the same email their existing Legion M investment has been made.

How Bonus Shares Work / Effective Share Price

Investors who meet the criteria below are eligible for bonus shares from Legion M.

The Bonus Shares based on amount invested are not combined -- StartEngine will apply the highest bonus level the investor qualifies for. However, Bonus Shares for Current Legion M Investors can be combined with the Bonus Shares based on amount invested.

The following examples details how the bonus shares works in different scenarios. Also, since Bonuses and Rewards have different values, the effective price paid per share (“Effective Share Price”) by the investor can vary.

Example 1. An investor makes an investment of $1,650 to purchase 1,000 shares at the $1.65 share price. As a Tier 6 investment, they receive 14% Bonus Shares which in this example equates to 140 extra shares. In total, they have received 1,140 shares for a $1,650 investment, making their Effective Share Price $1.45 per share.

Example 2. If the investor described in Example 1 has previously invested in Legion M and qualifies for the Legion M Investor’s Bonus, they will receive an additional 5% bonus shares, which equates to another 50 shares. In total they have received 1,190 shares for a $1,650 investment, making their Effective Share Price $1.39 per share.

All bonus shares will be calculated during the checkout process and issued when each individual investment closes. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share.

TAX CONSEQUENCES FOR RECIPIENTS (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO REWARDS AND BONUS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Class A Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The company estimates that approximately 75% of the transactions in this Offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total Offering expenses set forth in “Use of Proceeds to Issuer.” Upon closing, funds tendered by investors will be made available to the company for its use.

There is a minimum individual investment in this Offering is $39.60.

In order to invest you will be required to subscribe to the Offering via the Online Platform and agree to the terms of the Offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The company has entered into an Escrow Services Agreement with Bryn Mawr Trust company (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the Offering. All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this Offering. The company may terminate the Offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Once an investor submits a subscription agreement on the StartEngine portal and the Escrow Agent receives the investor’s funds into the escrow account, the Escrow Agent will perform AML and KYC checks to verify the identity and status of the investor. If there are errors or incomplete information that needs to be resolved to complete the subscription, the StartEngine portal will generate emails instructing the investor on what to do to complete the process. Once the checks performed by the Escrow Agent are completed, the investor receives an email regarding the progress of the investment and the funds are available to be disbursed to the company at a closing. The company has access to a dashboard on the StartEngine platform that will indicate the amount of funds received from investors that have completed the subscription process. When the company seeks to hold a closing and receive a distribution of funds, it will submit a request for a disbursement of funds through the StartEngine issuer dashboard. StartEngine will review the disbursement request to verify there are funds disbursable and that the banking information provided by the company is accurate. If approved, StartEngine will accept the disbursement request and will notify the Escrow Agent to disburse funds from the escrow account to the company’s provided bank account. After notice has been provided to the Escrow Agent, funds will be processed and will be available in the company’s account within 24-48 business hours. As soon as the funds move from the escrow account to the company’s bank account, the investors who were a part of the closing will receive a final confirmation email from StartEngine regarding the status of their investment, together with a fully executed subscription agreement.

The Escrow Agent is not participating as an underwriter or placement agent or sales agent of this Offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this Offering. All inquiries regarding this Offering or escrow should be made directly to the company.

In the event that the company terminates the Offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, the company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the Offering. 60 days after the close of the Offering, 4% of the deposit hold will be released to the company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the company. Based on the assumed maximum amount that we might owe StartEngine Primary, we estimate the deposit hold could be for up to $1,200,000.

Transfer Agent and Registrar

KoreConX is currently our registrar and transfer agent for maintaining our shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register. Legion M is paying all KoreConX fees – investors are not responsible for any costs or fees from KoreConX related to this offering. At each closing, StartEngine will transmit to KoreConX all subscription information in an electronic format that can be easily imported into KoreConX’s database.

How We Determined the Offering Price in this Offering

We set our share price based on internal analyses including the performance and price of previous rounds (i.e. the fact that many of our previous rounds have sold out), growth and development of the company/community, and discussions with third parties such as lawyers, advisors, seed investors, analysts, and venture capitalists. We also consider our long-term fundraising goal (uniting 1 million fans as shareholders of Legion M) and models we believe give us the best chance of achieving it.

We also factor in the value of Rewards (Bonus Shares, gift cards, merch, and experiences) we’re offering to investors, and the impact these have on the Effective Share Price paid by the investor. E.g. Investors who receive Bonus Shares are receiving additional shares at no cost (which effectively lowers the valuation) and investors who receive gift cards or experiences are receiving something of additional value in addition to their shares. In both cases, the Effective Share Price paid by investors is lower than the actual share price. For more a more detailed explanation, please see “Rewards and Bonus Shares” section above.

For this offering, $1.65 is the price that will paid by investors for shares of Class A Common Stock. When factoring in Bonus Shares, the Effective Share Price paid by each investor will range between $1.65 to $1.32 (depending on the amount invested). Investors with Rewards other than Bonus Shares can determine their effective share price by factoring in the value they attribute to each reward.

As of November 14, 2023, Legion M has issued 2,096,607 shares, which includes 208,336 bonus shares, and received gross proceeds totaling $3,115,647 in this offering, resulting in an aggregate effective share price of $1.49.

Our goal is to establish a share price and Rewards program that is fair to everyone involved (the company, our existing shareholders, and new potential shareholders), while making it as attractive as possible to new investors that will help fuel our next stage of growth. That’s because the power of a Legion comes from its size. We believe that the more new investors we can attract, the stronger our competitive strengths will become, and the greater the potential ROI for our existing shareholders.

Provisions of Note in Our Subscription Agreement

Drag-Along Provision

The shares you are purchasing in this offering are subject to a drag-along provision as set forth in the Subscription Agreement, pursuant to which each holder of Class A Common Stock purchased in this offering agrees that, in the event the company’s board and the holders of a majority of the votes of the outstanding shares of the company’s Class A Common Stock and Class B Common Stock voting as a single group (and taking into consideration the 10 votes per share voting preference of the Class B Common Stock) vote in favor of a sale of the company, then such holder of Class A Common Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the company, and deliver any documentation or take other actions reasonably required, amongst other covenants.

This means that if the Board of Directors and Class B shareholders (which consists of the founders, employees and early investors) decide to sell the company, you are agreeing to go along with that sale, even if you don’t agree with it, oppose it, or feel that your interests are not being represented. For instance, the fact that shares of Class B Common Stock are owned by founders, employees and early investors could potentially create scenarios where the interests of the two shareholder groups are not aligned.

Additionally, the enforceability of such provision as it relates to appraisal rights will be subject to the provisions of Delaware law. Since the rights of common stock are determined in general by statute as opposed to by contract, and the drag-along provision is a contractual term, the extent to which this provision would be upheld by the courts in Delaware is unclear. In the event this provision was to be challenged, a sale of the company might not be effected, and all the shareholders could miss an opportunity to realize the value of their investment.

Forum Selection Provision

Section XI of our Amended and Restated Certificate of Incorporation and Section 48 of our Amended and Restated Bylaws contain exclusive forum provisions for certain lawsuits, see “Securities Being Offered – Forum Selection Provisions”. Further, our subscription agreements for our Regulation A and Regulation CF offerings include exclusive forum provisions for certain lawsuits pursuant to the subscription agreement, see “Securities Being Offered – Forum Selection Provisions”. The forum for these lawsuits will be the Court of Chancery in the State of Delaware. None of the forum selections provisions will be applicable to lawsuits arising from the federal securities laws. These provisions may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provisions may discourage stockholder lawsuits, or limit stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Jury Trial Waiver

Investors in our Regulation Crowdfunding offerings and their transferees are bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement, in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the Shares, including but not limited to the subscription agreement.

FINANCIAL STATEMENTS

Legion M Entertainment, Inc.

A Delaware Corporation

Consolidated Financial Statements

June 30, 2023 and December 31, 2022

Legion M Entertainment, Inc.

TABLE OF CONTENTS

Legion M Entertainment, Inc.
Unaudited Balance Sheets
As of June 30, 2023 and December 31, 2022

	As of June 30, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash	$1,647,000	$341,050
Subscriptions receivable in escrow	142,530	390,778
Other receivable	37,101	13,939
Inventory	179,692	172,895
Accounts receivable	77,925	87,913
Prepaid expenses	75,260	62,066
Total current assets	2,159,508	1,068,641

Non-current assets:
Property and equipment, net	5,173	3,889
Investments in productions, net	3,567,522	1,135,693
Total non-current assets	3,572,695	1,139,582
TOTAL ASSETS	$5,732,203	$2,208,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$692,856	$510,222
Deferred revenue	496,999	416,737
Note payable	1,500,000	-
Accrued expenses	48,424	62,035
Total current liabilities	2,738,279	988,994

Long-term liabilities:
Loan payable	149,900	149,900
Future production obligations – Shatner Shares	194,812	-
Future production obligations – MDFZ	1,907,074	-
Total long-term liabilities	2,251,786	149,900
Total liabilities	4,990,065	1,138,894

Stockholders’ equity:
Class A common stock, $0.0001 par, 170,000,000 authorized, 17,847,065 and 17,169,132 issued and outstanding at June 30, 2023 and December 31, 2022, respectively	1,785	1,717
Class B common stock, $0.0001 par, 30,000,000 authorized, 16,492,620 issued and outstanding, 16,465,900 vested at June 30, 2023 and at December 31, 2022	1,649	1,649
Additional paid-in capital	19,203,635	18,310,145
Accumulated deficit	(18,464,931)	(17,244,182)
Total stockholders’ equity	742,138	1,069,329
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,732,203	$2,208,223

See the accompanying notes, which are an integral part of these unaudited consolidated financial statements.

Legion M Entertainment, Inc.
Unaudited Statements of Operations
For the six months ended June 30, 2023 and 2022

	For the six months ended June 30,
	2023	2022
Revenue	$678,993	$240,470
Costs of net revenues	381,580	232,131
Gross profit	297,413	8,339

Operating expenses:
Compensation and benefits	547,272	639,534
Sales and marketing	735,556	275,772
Independent contractors	55,688	50,888
Professional fees	57,717	98,072
Travel expenses	15,328	27,646
General and administrative	102,147	91,402
Depreciation	1,641	1,340
Total operating expenses	1,515,349	1,184,654
Loss from operations	(1,217,936)	(1,176,315)
Other income:
Gain on loan forgiveness	-	108,573
Total other income	-	108,573
Other expense:
Interest expense	2,813	2,161
Total other expense	2,813	2,161
Other income/(expense), net	(2,813)	106,412
Net loss	$(1,220,749)	$(1,069,903)

Weighted average common shares:
Basic and Diluted	34,040,061	32,407,351

Net earnings/(loss) per share:

Basic and Diluted	$(0.04)	$(0.03)

See the accompanying notes, which are an integral part of these unaudited consolidated financial statements.

Legion M Entertainment, Inc.
Unaudited Statements of Changes in Stockholders’ Equity
For the periods ended June 30, 2023 and December 31, 2022

	Class A Common Stock		Class B Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid- in-Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2021	15,417,830	$1,541	16,492,620	$1,649	$16,163,453	$(14,416,704)	$1,749,939

Common stock issuances:
Class A ($0.00001 par, $1.50 issue)	745,290	75	-	-	1,117,860	-	1,117,935
Bonus Shares	58,580	6	-	-	87,864	-	87,870

Stock based compensation	-	-	-	-	135,585	-	135,585

Offering costs	-	-	-	-	(195,433)	-	(195,433)

Share bonuses	-	-	-	-	(220,620)	-	(220,620)

Net loss	-	-	-	-	-	(1,069,903)	(1,069,903)
Balance at June 30, 2022	16,221,700	$1,622	16,492,620	$1,649	$17,088,709	$(15,486,607)	$1,605,373

Common stock issuances:
Class A ($0.00001 par, $1.65 issue)	847,213	85	-	-	1,397,816	-	1,397,901
Bonus Shares	100,219	10	-	-	165,351	-	165,361

Stock based compensation	-	-	-	-	100,209	-	100,209

Offering costs	-	-	-	-	(136,192)	-	(136,192)

Share bonuses	-	-	-	-	(305,748)	-	(305,748)

Net loss	-	-	-	-	-	(1,757,575)	(1,757,575)
Balance at December 31, 2022	17,169,132	$1,717	16,492,620	$1,649	$18,310,145	$(17,244,182)	$1,069,329

Common stock issuances:
Class A ($0.00001 par, $1.65 issue)	619,535	62	-	-	1,022,171	-	1,022,233
Bonus Shares	58,398	6	-	-	96,351	-	96,357

Stock based compensation	-	-	-	-	83,086	-	83,086

Offering costs	-	-	-	-	(98,526)	-	(98,526)

Share bonuses	-	-	-	-	(209,592)	-	(209,592)

Net loss	-	-	-	-	-	(1,220,749)	(1,220,749)
Balance at June 30, 2023	17,847,065	$1,785	16,492,620	$1,649	$19,203,635	$(18,464,931)	$742,138

See the accompanying notes, which are an integral part of these unaudited consolidated financial statements.

Legion M Entertainment, Inc.
Unaudited Statements of Cash Flows
For the six months ended June 30, 2023 and 2022

	For the six months ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(1,220,749)	$(1,069,903)
Adjustments to reconcile net loss to net cash used in operating activities:
Production costs charged to cost of net revenues	39,167	51,954
Depreciation	1,641	1,340
Stock compensation expense	83,086	135,585
Investments in productions	(2,978,545)	(523,405)
Changes in operating assets and liabilities:
(Increase)/decrease in other receivables	(23,162)	(10,040)
(Increase)/decrease in inventory	(6,797)	(62,169)
(Increase)/decrease in accounts receivable	9,988	(33,098)
(Increase)/decrease in prepaid expenses	(13,194)	(29,953)
Increase/(decrease) in accounts payable	182,634	(324,897)
Increase/(decrease) in deferred revenue	80,262	127,988
Increase/(decrease) in accrued expenses	(28,750)	(48,487)
Net cash used in operating activities	(3,874,419)	(1,785,085)

Cash flows from investing activities
Purchase of property and equipment	(2,925)	(2,667)
Net cash provided by (used in) investing activities	(2,925)	(2,667)

Cash flows from financing activities
Proceeds from issuance of Class A common stock	1,157,246	1,447,694
Proceeds from William Shatner: You Can Call Me Bill investors	748,375	-
Proceeds from My Dead Fried Zoe investors	1,917,074	-
Note payable	1,500,000	(6,873)
Offering costs	(139,401)	(195,433)
Net cash provided by financing activities	5,183,294	1,245,388
Net change in cash	1,305,950	(542,364)

Cash at beginning of period	341,050	1,227,661
Cash at end of period	$1,647,000	$685,297

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See the accompanying notes, which are an integral part of these unaudited consolidated financial statements.

NOTE 1: NATURE OF OPERATIONS

Legion M Entertainment, Inc. (the “Company” or “Legion M”), is a corporation organized March 4, 2016 under the laws of Delaware. The Company was formed as a fan-owned entertainment company.  The Company partners with creators and other entertainment companies -- from independent filmmakers to large Hollywood studios and distributors -- to develop, produce, distribute, market and monetize entertainment content including movies, television shows, virtual reality, digital content, events, and more.

MDFZ, LLC (“MDFZ”) is a limited liability company formed on April 28, 2023 under the laws of California. The Company is a special purpose vehicle which was formed to produce a feature film currently entitled “My Dead Friend Zoe.” MDFZ is headquartered in Los Angeles, California and is a wholly-owned subsidiary of the parent, Legion M. The financial statements of Legion M and MDFZ are consolidated (see Note 3).

Revenue totaled $678,993 and $240,470 for the six-month periods ended June 30, 2023 and 2022, respectively. The Company’s activities since inception have consisted of formation activities; research and development; raising capital; business development; developing, financing, producing, marketing, and releasing entertainment projects; establishing and growing the Legion M community and culture; building infrastructure to support the community; and marketing for principal operations. The Company remains dependent upon additional capital resources and is subject to significant risks and uncertainties; including failing to secure additional funding.

NOTE 2: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that is in early growth phase and therefore has just started generating revenues from principal operations. Consistent with this early phase, the Company has no profit since inception, incurred negative operating cash flows, and has sustained net losses of $1,220,749 and $1,069,903 for the for the periods ended June 30, 2023 and 2022, respectively. The Company has an accumulated deficit of $18,464,931 as of June 30, 2023. As of June 30, 2023, the Company has current liabilities that exceed current assets by $578,771. The Company expects near-term revenue from various projects and investment proceeds. However, the Company’s ability to continue as a going concern for the next twelve months is dependent upon its plan to raise more capital from investors. The Company has successfully raised more than $19,000,000 over nine rounds of funding (including Round 9, which is currently open as of September 2023), with an expectation to continue raising money in the future. No assurance can be given that the Company will be successful in these future fundraising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time without raising additional funding. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Legion M as well as its subsidiaries required to be consolidated under accounting principles generally accepted in the United States of America (“GAAP”). Significant intercompany accounts and transactions have been eliminated upon consolidation.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Stock Split

From December 27, 2021 through January 7, 2022 Legion M held a special stockholders’ meeting during which a 10-for-1 stock split was passed by the outstanding Class A Common Stock and Class B Common Stock.

On July 15, 2022, the Company effected a 10-for-1 forward stock split of its authorized, designated, issued and outstanding shares of common stock. Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split. The amended and restated articles of incorporation increased the authorized stock from 100,000,000 shares (post stock split) of common stock with a par value of $0.0001 to 200,000,000 shares (post stock split) of common stock with a par value of $0.0001 with 170,000,000 shares of the authorized common stock designated as Class A Common Stock and 30,000,000 shares of the common stock designated as Class B Common Stock.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Reclassification

During the first quarter of 2023, the Company aligned the financial treatment of the costs associated with the production of William Shatner: You Can Call Me Bill with the new ownership structure of that production where the Company is the sole owner. These costs are now included with investments in productions for the Company, whereas they were previously presented as a loan receivable. Prior periods have been reclassified to conform to the current period presentation. The reclassification decreased the loan receivable and increased Investments in productions by $314,053 for the period ended December 31, 2022. The reclassification had no impact on total operating costs, earnings from operations, net earnings, earnings per share or total equity.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less. As of June 30, 2023, the cash balance exceeded the FDIC insured limits by $845,067.

Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  As of June 30, 2023 and December 31, 2022, allowances of $0 and $0 for doubtful accounts were established, respectively.

Subscription Receivable

The Company records stock issuances at the effective date. If the contribution is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of consolidated financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the contributed capital is reclassified as a contra account to stockholders’ equity on the balance sheet.

Other Receivables

Other receivables are primarily due from payment processors and gateways (e.g. Paypal, Stripe, Wefunder).

Inventory

Inventories are comprised of merchandise (t-shirts, lapel pins, hats, etc.) that are used for marketing and/or for sale in the Legion M store (www.legionm.com/store). Inventories are stated at the lower of cost or market value. Cost is determined using the average costing method. Inventory balances as of June 30, 2023 and December 31, 2022 were $179,692 and $172,895, respectively. The Company periodically reviews inventory quantities and values and adjusts for obsolete or impaired inventory based primarily on management’s estimated forecast of product demand. As a result of that review, the fair value of the inventory was not adjusted during the periods ended June 30, 2023 or 2022. The fair value of the inventory was reduced and $23,557 was recorded as an impairment loss during the year ended December 31, 2022.

Production Investments

The Company has cost investments in productions. The fair value of these investments is dependent on the performance of the investee productions as well as volatility inherent in the external markets for these investments. In assessing the potential impairment of these investments, we consider these factors as well as the forecasted financial performance of the investee production and market values, where available. If these forecasts are not met or market values indicate an other-than-temporary decline in value, impairment charges may be required.

Filmed Entertainment and Production Costs

In accordance with ASC 926, “Entertainment—Films” (“ASC 926”), Filmed Entertainment costs include capitalized production costs, development costs, overhead and capitalized interest costs, net of any amounts received from outside investors. These costs, as well as participations, are recognized as operating expenses for each individual production based on the ratio that the current period’s gross revenues for such production bear to management’s estimate of its total remaining ultimate gross revenues. Marketing, distribution and general and administrative costs are expensed as incurred. The Company has set a minimum threshold of $10,000 before capitalizing the costs. Management bases its estimates of ultimate revenue for each production on a variety of factors, including: historical performance of similar productions, market research and the existence of future firm commitments. Management regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the asset to fair value amount. Costs for productions not produced are written-off at the time the decision is made not to develop the story or after ten years.

Production costs are stated at the lower of unamortized cost or estimated fair value on a production basis. Revenue forecasts for productions are continually reviewed by management and revised when warranted by changing conditions. Results of operations in future years are dependent upon the amortization of production costs and may be significantly affected by periodic adjustments in amortization rates. As a result, the Company’s financial results fluctuate from period to period.

If estimates of ultimate revenues change with respect to a production, causing reductions in fair values, the Company may be required to write down all or a portion of the related unamortized costs of the production to its estimated fair value. No assurance can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results of operations and financial condition.

Consistent with this guidance, at the end of 2022, the Company reduced the expectations on certain projects. The fair value of the investments was reduced and $121,485 was recorded as an impairment loss on the statement of operations as an asset impairment during the year ended December 31, 2022. No reductions or impairments were recorded for the period ended June 30, 2023.

Beginning in November of 2023, the category “Investments in productions” is presented as "Cash flows from operating activities" in the Statement of Cash Flows to revise the accounting for compliance with GAAP. In previous years, it was present as “Cash flows from investing activities.”

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. Property and equipment is stated at cost. The cost of additions and substantial improvements to property and equipment is capitalized. The cost of maintenance and repairs of property and equipment is charged to operating expenses. Property and equipment is depreciated using straight-line methods over their estimated economic lives. Property and equipment is reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No assets were impaired as of June 30, 2023 or December 31, 2022. There were $2,925 and $2,668of Property and equipment additions during the periods ended June 30, 2023 and 2022, respectively. Depreciation expense totaled $1,641 and $1,340 for the periods ended June 30, 2023 and 2022, respectively.

	As of	As of
	June 30, 2023	December 31, 2022
Original Cost	$58,438	$55,513
Accumulated Depreciation	(53,265)	(51,624)
Book Value	$5,173	$3,889

Loan Receivable

During 2022, the Company made various loans to cover the production costs of the film William Shatner: You Can Call Me Bill with a total of $314,053 outstanding as of December 31, 2022. In 2023 the loan balance was repaid using the proceeds of an equity crowdfunding offering that allowed fans to invest directly in the film via Shatner Shares. These loans did not earn any interest and no interest income was recorded. In 2023 it was determined that because Legion M would own the rights to the film, these expenditures should be classified as investments in production. The balance sheet as of December 31, 2022 has been adjusted to reflect this change in presentation. The subsequent fundraising was used to reduce the Company’s investment balance in the production (see Note 5).

Emergency Relief

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020 to provide fiscal relief to U.S. individuals and businesses as a result of the economic hardship caused by the COVID-19 pandemic. One of the main components of the CARES Act is the Paycheck Protection Program (“PPP”), a loan program designed to provide a direct incentive for small businesses to keep their employees on payroll. The Small Business Administration (“SBA”), which administers the PPP, will forgive loans to PPP recipients if all employees are kept on payroll at their current compensation levels after the loan is made and the money is used for payroll, rent, mortgage interest, or utilities. Guidance for the treatment and forgiveness of CARES act funds is still being finalized.

An EIDL Loan of $48,200 was granted to the Company on January 20, 2021. The terms provide for 3.75% interest and require monthly payments of $236 per month commencing in July 2022 for 30 years. The Company requested and was granted an increase to the existing EIDL loan. On April 4, 2022, the Company received an additional $101,700. The incremental monthly repayment is $516. The Company recognized $2,813 and $2,161 of accrued interest expense related to this loan during the periods ended June 30, 2023 and 2022, respectively. The outstanding principal balance of the EIDL Loan was $149,900 as of June 30, 2023 and December 31, 2022.

Year	Principal Payments
2023	$-
2024	-
2025	-
2026	-
2027	-
Thereafter	149,900
$149,900

The Company also applied for and was approved for PPP Round 2 loan of $108,573 on March 15, 2021. The Company applied for and was granted complete forgiveness for the $108,573 PPP Round 2 loan on February 14, 2022.

Loan Payable

MDFZ, LLC secured $1,500,000 in short term debt, subject to meeting various conditions, and includes interest and fees in the amount of $170,000, of which $50,000 will be converted into equity and $120,000 is due when the loan is due. The first bridge loan is due September 21, 2023 in the amount of $1,000,000. The second bridge loan is due October 15, 2023 in the amount of $500,000. The notes bear interest at rates between 10%-20%. $500,000 of the notes are convertible into stock in Legion M Entertainment, Inc. if and upon a default event at a 20% premium. The notes are subject to various security provisions, including collateralization against all assets of MDFZ, LLC, the MDFZ, LLC’s equity raise proceeds, tax credits, project revenues, and various other rights.

Future production obligation

In January 2023, the Company completed concurrent equity crowdfunding and Reg D offerings on behalf of the production William Shatner: You Can Call Me Bill (see Note 5). These combined offerings raised $750,000 from over 1,200 investors. $553,563 was used to repay the Company for the amounts paid for the production. The remaining $194,812 will be used to pay any future costs incurred for and by the production.

The Company raised $2,752,075 in equity to finance the production of My Dead Friend Zoe, comprised of $777,075 from a Reg D investment on WeFunder and $1,975,000 was raised through Reg D under private investments. WeFunder and private investments through Reg D carry a 20% premium to be paid out of the waterfall, secured via worldwide sales and recouped against further revenue (see Note 6).

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate fair value.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Revenue totaled $678,993 and $240,470 for the six-month periods ended June 30, 2023 and 2022, respectively. The Company has recognized revenue from many different business models, including:

•	Consumer Products and Media
•	Finance
•	Production
•	Distribution
•	Release Partnerships
•	Events

While Legion M receives revenue from a wide variety of sources, revenue may be categorized as either:

•	Project Revenue. Revenue directly related to our contracts for entertainment projects that have released or are in development.
•	Non-Project Revenue. All other revenue, including sales of non-licensed merchandise, ticket and sponsorship income for Legion M community events, and any revenue not directly related to Legion M projects.

Project Revenue was approximately $630,000 in Interim 2023 and approximately $205,000 in Interim 2022, respectively. Non-Project Revenue was approximately $45,000 in Interim 2023 and approximately $35,000 in Interim 2022, respectively.

Legion M also breaks out revenue related to consumer projects and media, which was approximately $140,000 and $175,000 for the six-month periods ended June 30, 2023 and 2022, respectively.

Revenue from Consumer Products and Media and Events are recognized at a point in time when the merchandise is delivered or the Event has concluded. Revenue from Finance/Production/Distribution and Release Partnerships are recognized over time and may extend over multiple months or years.

Stock-Based Compensation

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards and warrants. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions.

The Company files income tax returns in the United States and is subject to income tax examinations for its U.S. federal income taxes for the preceding three years and, in general, is subject to state and local income tax examinations for the preceding three years. Tax returns for 2019 have been filed. Tax returns for 2020 will be filed with an approved extension. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. As of June 30, 2023 and December 31, 2022, the Company had total taxable net operating loss carryforwards of approximately $19,161,415 and $16,286,696, respectively. The Company is expected to pay Federal and California income taxes at rates of approximately 21% and 8.8%, respectively for the period ended June 30, 2023 and for the period ended December 31, 2022 and has used an effective blended rate of 28.0% to derive a net tax asset as of June 30, 2023 and December 31, 2022 of approximately $5,907,850 and $5,082,222, respectively. The Company cannot presently anticipate the realization of a tax benefit on its net operating loss carryforward. Accordingly, the Company recorded a full valuation allowance against its deferred tax assets as of June 30, 2023 and December 31, 2022. Deferred tax assets and liabilities resulted from net operating losses, depreciation/amortization, organizational costs, deferred revenue and stock-based compensation.

The following table reconciles the statutory income tax rates to actual rates based on income or loss before income taxes as of June 30, 2023 and December 31, 2022.

	As of June 30, 2023 (unaudited)	As of December 31, 2022 (audited)
Federal income tax rate	21.0%	21.0%
State income tax rate, net of federal benefit	7.0%	7.0%
Valuation allowance	-28.0%	-28.0%
Effective tax rate	0.0%	0.0%

	As of June 30, 2023 (unaudited)	As of December 31, 2022 (audited)
Deferred tax assets:
Stock based compensation	$545,796	$522,545
Net operating loss carryforward	4,878,036	4,559,677
Net deferred tax assets	5,423,832	5,082,222
Less: Valuation allowance	(5,423,832)	(5,082,222)
Net deferred tax asset	$-	$-

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive.

	As of	As of
	June 30, 2023	December 31, 2022
Warrants	570,000	570,000
Options	4,411,880	4,411,880
Total dilutive securities	4,981,880	4,981,880

As all potentially dilutive securities are anti-dilutive as of June 30, 2023 and December 31, 2022, diluted net loss per share is the same as basic net loss per share for each year.

NOTE 4: STOCKHOLDERS’ EQUITY

The Company’s articles of incorporation, as amended and restated, authorize 200,000,000 shares common stock (post stock split) with a par value of $0.0001, and authorize the creation of two classes of common stock, “Class A Common Stock” and “Class B Common Stock,” with 170,000,000 shares of the authorized common stock designated as Class A Common Stock and 30,000,000 shares of the common stock designated as Class B Common Stock. The Class B Common Stock contains a voting rights preference of 10 votes per share and is convertible into Class A Common Stock at the option of the holder.

In 2016, the Company converted $501,281 of convertible notes and related interest outstanding to 976,480 shares of Class B Common Stock. All of the shares vested immediately upon conversion.

During the period from March 4, 2016 (inception) to December 31, 2016, 15,460,400 shares of Class B Common Stock were issued at prices ranging from $0.00001 to $0.0001 per share, yielding proceeds of $1,501. This amount was recorded as an expense for services rendered by the stockholders.

These shares of Class B Common Stock are subject to vesting over periods from immediate to 48 months with vesting contingent upon continued service with the Company. The Company considered its negative book value and limited operating activity as of these share issuances and determined the issuance prices approximated the fair value of the shares issued. As of December 31, 2022 and 2021, 16,465,900 and 16,465,900 of these outstanding Class B Common Stock have vested, respectively. As of December 31, 2022 and December 31, 2021 the 26,720 unvested shares will either vest or expire by April 2026.

In September 2016, the Company completed an equity offering through Regulation Crowdfunding and raised gross proceeds of $999,999 for the issuance of 1,428,570 shares of Class A Common Stock. The offering price for this offering was $0.70 per share.

During the period from March 4, 2016 (inception) to December 31, 2016, the Company completed equity investments outside of the crowdfunding campaign providing proceeds of $193,522 for the issuance of 276,460 shares of Class A Common Stock. The offering price for this offering was $0.70 per share.

The Company had a Regulation Crowdfunding and a Regulation A funding round open during the year ended December 31, 2017 and during that period investors were able to purchase shares of Class A Common Stock. The share price for these offerings were $0.75 per share. During the year ended December 31, 2017, 2,728,700 shares were sold generating $2,038,339.

The Company had a Regulation Crowdfunding and Regulation A funding rounds open during the year ended December 31, 2018 and during that period investors were able to purchase shares of Class A Common Stock. The share prices for these offerings were $0.75 per share through May 14, 2018, $0.83 per share through October 3, 2018 and $0.89 per share for the remainder of the year. During the year ended December 31, 2018, 2,268,980 shares were sold generating $1,923,652.

The Company had Regulation Crowdfunding and Regulation A funding rounds open during the year ended December 31, 2019 and during that period investors were able to purchase shares of Class A Common Stock. The share prices for these offerings were $0.89 per share through July 15, 2019, $1.00 per share through November 6, 2019 and $1.07 per share for the remainder of the year. During the year ended December 31, 2019, 4,634,110 shares were sold generating $4,386,442.

The Company had Regulation Crowdfunding and Regulation A funding rounds open during the year ended December 31, 2020 and during that period investors were able to purchase shares of Class A Common Stock. The share prices for these offerings were $1.07 per share through April 29, 2020, and $1.43 per share for the remainder of the year. During the year ended December 31, 2020, 987,900 shares were sold generating $1,188,839.

The Company had Regulation Crowdfunding and Regulation A funding rounds open during the year ended December 31, 2021 and during that period investors were able to purchase shares of Class A Common Stock. The share prices for these offerings were $1.43 per share through April 30, 2021, and $1.50 per share for the remainder of the year. During the year ended December 31, 2021, 2,670,910 shares were sold generating $3,943,988.

For the rounds that were active as of December 31, 2022, 2021 and 2020, investors had the opportunity to choose a reward (e.g. gift card, bonus shares (defined below), tickets to an event, etc.) based on amount of money they invest.

One of those rewards are bonus shares, which was granted to investors for free once their investment closes. The company issued 243,600 bonus shares related to this round. When factoring in bonus shares, the effective share price paid by each investor was approximately $1.20 for 2020 and 2021.

For the round that was active as of December 31, 2021 and during the year ended December 31, 2022, with a per share price of $1.50 paid by investors for shares of Class A Common Stock, investors had the opportunity to choose a reward (e.g. gift card, bonus shares (defined above), etc.) based on amount of money they invest. The company issued 58,580 and 234,340 bonus shares related to this round during the years ended December 31, 2022 and December 31, 2021, respectively. When factoring in bonus shares, the effective share price paid by each investor was approximately $1.34.

For the round that was active as of December 31, 2022 and as of June 30, 2023, with a per share price of $1.65 paid by investors for shares of Class A Common Stock, investors were granted an amount of bonus shares (defined above) based on amount of money they invest. The company issued 100,219 bonus shares related to this round during the year ended December 31, 2022 and 58,398 bonus shares related to this round during the period ended June 30, 2023. When factoring in bonus shares, the effective share price paid by each investor was approximately $1.48 and $1.51 for the year ended December 31, 2022 and the period ended June 30, 2022, respectively.

As of 2020, the total reward value owed for the shares sold in the year was undeterminable as not all reward choices had not been made. The Company made an estimate for the maximum gift card reward owed of $111,384 as being the largest cash amount required and recorded a liability for such to accrued expenses in the balance sheet as of December 31, 2020 and as a reduction to additional paid-in capital for the year ended December 31, 2020. As of December 31, 2021, all appliable awards for shares issued and outstanding had been determined. As many rewards were bonus shares and not gift cards, the total reduction to additional paid-in-capital for the year ended December 31, 2021 was $848,919.

The Company received partial proceeds disbursement of funds committed from these equity offerings during the years ended December 31, 2022 and 2021 of $2,423,033 and $3,318,054, respectively. As part of the normal process of investors purchasing stock, those purchases are held in escrow by Wefunder and StartEngine, the Company’s funding portals. At the end of each month, there is a balance of funds held by Wefunder and Start Engine for future distribution to the Company. The escrow balance as of December 31, 2022 and 2021 was $390,778 and $571,112, respectively.

In October 2018, the Company received a prepayment totaling $100,000 for a future investment in the Company from one of the Company’s largest investors. As the funds had been received but the investment contracts not finalized, the $100,000 prepayment was included on the balance sheet as a “Pending investment” liability as of December 31, 2018. That investment was finalized in 2019 and the Company issued shares to this investor at $0.83 per share, consistent with other investors at that time and included in the 2019 issuances discussed above. During 2021, it was determined that this investor should have received Class B shares. Therefore, 120,190 shares were converted from Class A shares to Class B shares.

As of June 30, 2023 and December 31, 2022, the Company had 17,847,065and 17,169,132 shares of Class A Common Stock and 16,492,620 and 16,492,620 shares of Class B Common Stock issued and outstanding, all respectively.

NOTE 5: WILLIAM SHATNER: YOU CAN CALL ME BILL

The Company conducted a Regulation Crowdfunding offering and a concurrent Regulation D offering (the “Shatner Offering”) in the first quarter of 2023 in which it raised approximately $750,000 from the sale of securities called “Shatner Shares.” Holders of the Shatner Shares have the right to receive a portion of the Net Picture Revenue generated by the documentary film William Shatner: You Can Call Me Bill (“The Picture”). The Shatner Offering was conducted through the William Shatner Documentary I (the “SPV”), a series of Wefunder SPV, LLC, a Delaware limited liability company (the “LLC”) and a special purpose investment vehicle exempt from registration under the Investment Company Act pursuant to Rule 270.3a-9 promulgated under that Act. The SPV will use the funds received in this offering to purchase an equivalent amount of Shatner Shares, which it will hold on behalf of the investors in this offering. The SPV has no purpose other than to hold the Shatner Shares issued by the company and pass through the rights related to the Shatner. A portion of the funds raised were used to repay the Company for the amounts paid. The remainder of the funds are used to pay any costs incurred for and by the production

NOTE 6: MY DEAD FRIEND ZOE

MDFZ, LLC is a special purpose vehicle which was formed to produce a feature film currently entitled “My Dead Friend Zoe.” Legion M initially funded the MDFZ, LLC bank account in the amount of $10,000 which is reimbursable once the project is funded. The Company raised $2,752,075 in financing, comprised of $777,075 from a Reg D investment on WeFunder and $1,975,000 was raised through Reg D under private investments. WeFunder and private investments through Reg D carry a 20% premium to be paid out of the waterfall, secured via worldwide sales and recouped as further described in the waterfall described below. Backend Revenue shall derive from equity investor’s share of the “Equity Investor Backend” (defined as 50% of 100% of all available backend (defined as “Investor’s Net Profits” in the waterfall) on a pro rata, pari passu basis with other equity investors to be paid in perpetuity and in accordance with the collection account management agreement for the picture. If debt lenders require a backend position for a reduction in debt costs, investor agree that such points shall come out of the Equity Investor Backend upon investor’s prior, written approval. For the purpose of clarity, if the final investment amount is $500,000, the investor will be entitled to recoup $500,000 + 20% = $600,000 total recoupment +20% of 50% of the backend (which would be the investor’s share of Equity Investor Backend on a pro rata, pari passu basis for a $2.5M budget fully financed by equity).

Operative waterfall: All revenue derived from the exploitation of the Picture, and all ancillary rights thereof, in any and all media now known or hereafter devised, throughout the world, in perpetuity (“Collected Gross Receipts”) shall be paid to a collection account managed by an approved collection account manager (“CAM”) and distributed per a collection account management agreement (the “CAMA”) in the following manner and order:

1. First, to the CAM in payment of the CAM company’s remuneration and the actual, verifiable CAM expenses as outlined in a CAM agreement, as applicable; and thereafter

2. to fund the residuals set-aside; and thereafter

3. towards the payment of additional union payments, if any; and thereafter

4. to the sales agent for payment of the sales fee and sales expenses; and thereafter

5. as a reserve to the production company not to exceed $15,000 per year, for actual, verifiable, third-party tax and corporate maintenance; and thereafter

6. if applicable, to debt investors in payment of any principle or interest due on any applicable loan against the picture, tax credit loan, or if in the case of a tax credit shortfall, to repay such shortfall to the tax credit lender; and thereafter

7. if applicable, on a pro rata and pari passu basis, to the budgeted line item deferments by the writers, director and Producers (as applicable); and thereafter

8. to the equity investors, including Investor, on a pro rata, pari passu basis, in payment of the equity investments, including the investment amount, plus premiums thereon; and thereafter

9. on a pro rata and pari passu basis, to the third-party talent deferments approved by Investor, if any; and thereafter

10. to actors, as applicable, for their streaming or box office bonuses, which are applicable against their Net Profits; and thereafter

11. the remaining balance shall be considered “Net Profits” and shall be allocated on a pari passu as follows:

a. 50% shall be deemed Investor’s Net Profits and shall be paid to the investors and allocated on a pro rata, pari passu basis on the basis of their investment amount;

and

b. 50% shall be deemed producer’s net profits and shall be allocated on a pari passu basis.

MDFZ, LLC secured $1,500,000 in short term debt, subject to meeting various conditions, and includes interest and fees in the amount of $170,000, of which $50,000 will be converted into equity and $120,000 is due when the loan is due. The first bridge loan is due September 21, 2023 in the amount of $1,000,000. The second bridge loan is due October 15, 2023 in the amount of $500,000. The notes bear interest at rates between 10%-20%. $500,000 of the notes are convertible into stock in Legion M Entertainment, Inc. if and upon a default event at a 20% premium. The notes are subject to various security provisions, including collateralization against all assets of MDFZ, LLC, MDFZ, LLC’s equity raise proceeds, tax credits, project revenues, and various other rights.MDFZ, LLC secured $1,500,000 in short term debt, subject to meeting various conditions, and includes interest and fees in the amount of $170,000, of which $50,000 will be converted into equity and $120,000 is due when the loan is due. The first bridge loan is due September 21, 2023 in the amount of $1,000,000. The second bridge loan is due October 15, 2023 in the amount of $500,000. The notes bear interest at rates between 10%-20%. $500,000 of the notes are convertible into stock in Legion M Entertainment, Inc. if and upon a default event at a 20% premium. The notes are subject to various security provisions, including collateralization against all assets of MDFZ, LLC, MDFZ, LLC’s equity raise proceeds, tax credits, project revenues, and various other rights.

NOTE 7: SHARE-BASED PAYMENTS

Stock Plan

On April 12, 2016, the Company adopted its 2016 Equity Incentive Plan (the “Plan”). The Plan authorizes options to purchase up to 2,539,600 shares of Class B Common Stock. On November 3, 2016, the Company amended its 2016 Equity Incentive Plan to authorize an additional 5,000,000 options to purchase Class B Common Stock. As of June 30, 2023 and December 31, 2022, there were 3,127,720 and 3,172,720 options available for issuance, respectively.

As of June 30, 2023 and December 31, 2022, the Company had issued and outstanding 4,411,880 and 4,411,880 options to purchase Class B Common Stock under the Plan, respectively.

	June 30, 2023		December 31, 2022
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding - beginning of period	4,411,880	$0.71	4,366,880	$0.71
Granted	-		45,000	$1.25
Exercised	-		-
Forfeited	-		-
Outstanding - end of period	4,411,880	$0.72	4,411,880	$0.72

Exercisable at end of period	4,017,160	$0.74	3,950,900	$0.74

Intrinsic value of options outstanding at period-end	$3,450,090		$3,450,090

Weighted average grant date fair value of options granted during period			$0.71

Weighted average duration (years) to expiration of outstanding options at period-end	4.5		5.0

These options vest over different schedules with some vesting immediately and others vesting over periods from 1 to 10 years. The maximum term for stock options granted under the Plan may not exceed ten years from the date of grant. The options expire 10 years after the date of grant. The remaining outstanding options will vest over a weighted average period of 31 months.

There were no stock-based grants during the period ended June 30, 2023. The assumptions utilized for valuing stock-based grants for compensation and marketing expense during the year ended December 31, 2022:

	June 30, 2023	December 31, 2022
Risk Free Interest Rate	n/a	2.00%
Expected Dividend Yield	n/a	0.00%
Expected Volatility	n/a	60.00%
Expected Life (years)	n/a	6.0
Fair Value per Stock Option	n/a	$0.71

The Company recognizes stock-based compensation on a straight-line basis over the options’ vesting periods. Based on the issue dates, the per share value and the vesting period, the Company determined total stock-based compensation and additional paid-in capital to be to be $39,898 and $92,368 for the periods ended June 30, 2023 and 2022, respectively.

Unrecognized share-based compensation expense was $261,976 and $311,676 as of June 30, 2023 and December 31, 2022, respectively. This unrecognized compensation expense expected to be recognized over a weighted-average period of approximately 25 months and 29 months as of June 30, 2023 and December 31, 2022, respectively.

Warrants

In April 2016, the Company issued 270,000 warrants to purchase Class B shares of common stock. The shares available under this warrant vest pro-rata over two years on a monthly basis (1/24 vest per month). The stock purchase warrants expire at the earliest of: ten years after their date of issuance (2026), any change in control, or an initial public offering. The exercise price for the common stock warrants is $0.001 per share. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. As of December 31, 2021 and 2020, 270,000 and 270,000 of these warrants had vested, respectively. The Company determined the grant date fair value of these warrants under a Black-Scholes calculation to be $188,759, and recognized $0 of such to additional paid-in capital and as marketing expense during the years ended December 31, 2021 and 2020. All associated expense was recorded in prior periods, commensurate with the vesting of the warrants. The assumptions and inputs for the Black-Scholes calculation for the warrants are the same terms as used for valuing the options issued on April 12, 2016.

In June 2017, the Company issued 50,000 warrants to purchase Class B shares of common stock. The shares available under this warrant vested immediately on issuance. The stock purchase warrants expire at the earliest of: ten years after their date of issuance (2027), any change in control, or an initial public offering. The exercise price for the common stock warrants is $0.75 per share. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. The Company determined the fair value of these warrants under a Black-Scholes calculation to be $19,400 and recorded that value as an adjustment to additional paid-in capital and as an investment in a project in 2017. The assumptions and inputs for the Black-Scholes calculation for the warrants are the same terms as used for valuing the options issued on June 9, 2017.

In October 2021, the Company issued 250,000 warrants to purchase Class B shares of common stock. The shares available under this warrant vest pro-rata over two years on a monthly basis (1/24 vest per month). The stock purchase warrants expire at the earliest of: ten years after their date of issuance (2031), any change in control, or an initial public offering. The exercise price for the common stock warrants is $1.25 per share. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. As of June 30, 2023 and December 31, 2022, 208,333 and 145,843 of these warrants had vested, respectively. The Company determined the grant date fair value of these warrants under a Black-Scholes calculation to be $172,750, and recognized $43,188 and $86,375 of such to additional paid-in capital and as stock-based compensation during the period ended June 30, 2023 and the year ended December 31, 2022, respectively.

There were no warrants issued during the periods ended June 30, 2023 and December 31,2022.

As of June 30, 2023 and December 31, 2022, there was $28,792 and $71,979 of unrecognized share-based compensation expense, respectively. The remaining outstanding warrants have a weighted average duration to expiration of 63 and 69 months as of June 30, 2023 and December 31, 2022, respectively.

As of June 30, 2023 and December 31, 2023, there were 570,000 and 570,000 warrants outstanding with weighted average exercise price per share of $0.61 and $0.61, and 528,333 and 465,833 warrants vested with weighted average exercise price per share of $0.56 and $0.47, all respectively.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 9: SUBSEQUENT EVENTS

Next Step Financing Offering

Legion M is expecting to have one or more additional rounds of equity crowdfunding under the JOBS Act in 2021. We expect that many successive rounds of funding will be needed to achieve the Company’s long-term goals.

Subsequent events related to production expenses and fundraising for My Dead Friend Zoe include completing principal photography on July 11, 2023 and entering post production prior to the start of the SAG strike. As of September 27, 2023, Legion M had opened up a Reg CF on Wefunder which has over $590,000 in reservations, $416,675 of which has been closed and disbursed, $107,819 in escrow and the rest pending to repay. Additionally, Legion M has repaid $1,000,000 of the outstanding short-term debt on time and has the funds available to repay the remaining $500,000 when it is due.

Management’s Evaluation

Management has evaluated subsequent events through September 28, 2023, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements.

Legion M Entertainment, Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2022 and 2021

Legion M Entertainment, Inc.

TABLE OF CONTENTS

To the Board of Directors of

Legion M Entertainment, Inc.

Emeryville, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Legion M Entertainment, Inc. (the “Company”) which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has no profits since inception, incurred negative operating cash flows, and has sustained net losses of $2,827,478 and $2,939,564 for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, the Company has an accumulated deficit of $17,244,182 as of December 31, 2022. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 28, 2023

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

Legion M Entertainment, Inc.
Balance Sheets
As of December 31, 2022 and 2021

	As of December 31, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash	$341,050	$1,227,661
Subscriptions receivable in escrow	390,778	571,112
Other receivable	13,939	7,003
Inventory	172,895	146,501
Accounts receivable	87,913	30,817
Loan receivable	314,053	-
Prepaid expenses	62,066	55,588
Total current assets	1,382,694	2,038,682

Non-current assets:
Property and equipment, net	3,889	4,158
Investments in productions, net	821,640	586,255
Total non-current assets	825,529	590,413
TOTAL ASSETS	$2,208,223	$2,629,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$510,222	$414,655
Deferred revenue	416,737	246,612
Note payable	-	108,573
Accrued expenses	62,035	61,116
Total current liabilities	988,994	830,956

Long-term liabilities:
Loan payable	149,900	48,200
Total long-term liabilities	149,900	48,200
Total liabilities	1,138,894	879,156

Stockholders’ equity:
Class A common stock, $0.0001 par, 170,000,000 authorized, 17,169,132 and 15,417,830 issued and outstanding at December 31, 2022 and 2021, respectively	1,717	1,541
Class B common stock, $0.0001 par, 30,000,000 authorized, 16,492,620 issued and outstanding, 16,465,900 vested at December 31, 2022 and 16,492,620 issued and outstanding, 16,465,900 vested at December 31, 2021	1,649	1,649
Additional paid-in capital	18,310,145	16,163,453
Accumulated deficit	(17,244,182)	(14,416,704)
Total stockholders’ equity	1,069,329	1,749,939
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,208,223	$2,629,095

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc. Statements of Operations
For the years ended December 31, 2022 and 2021

	For the year ended December 31, 2022	For the year ended December 31, 2021
Revenue	$650,044	$1,062,732
Costs of net revenues	591,918	726,773
Gross profit	58,126	335,959

Operating expenses:
Compensation and benefits	1,254,125	1,128,550
Sales and marketing	1,047,632	1,738,695
Independent contractors	112,075	13,310
Professional fees	215,226	189,717
Travel expenses	46,427	44,529
General and administrative	189,297	169,205
Depreciation	2,937	4,484
Asset impairment	121,485	140,556
Total operating expenses	2,989,204	3,429,046
Loss from operations	(2,931,078)	(3,093,087)
Other income:
Gain on loan forgiveness	108,573	139,868
Grant	-	15,013
Total other income	108,573	154,881
Other expense:
Interest expense	4,973	1,358
Total other expense	4,973	1,358
Other income/(expense), net	103,600	153,523
Net loss	$(2,827,478)	$(2,939,564)

Weighted average common shares:
Basic and Diluted	32,679,873	29,890,570

Net earnings/(loss) per share:

Basic and Diluted	$(0.09)	$(0.10)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
Statements of Changes in Stockholders’ Equity
For the years ended December 31, 2022 and 2021

	Class A Common Stock		Class B Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid- in-Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2020	12,389,170	$1,238	16,372,430	$1,637	$12,405,603	$(11,477,140)	$931,338

Common stock issuances:
Class A ($0.0001 par, $1.43 issue)	866,350	87	-	-	1,237,061	-	1,237,148
Class A ($0.0001 par, $1.50 issue)	1,804,560	180	-	-	2,706,660	-	2,706,840
Conversion of Class A to Class B	(120,190)	(12)	120,190	12	-	-	-

Bonus Shares	477,940	48	-	-	699,323		699,371

Stock based compensation	-	-	-	-	222,024	-	222,024

Offering costs	-	-	-	-	(258,299)	-	(258,299)

Share bonuses	-	-	-	-	(848,919)	-	(848,919)

Net loss	-	-	-	-	-	(2,939,564)	(2,939,564)
Balance at December 31, 2021	15,417,830	$1,541	16,492,620	$1,649	$16,163,453	$(14,416,704)	$1,749,939

Common stock issuances:
Class A ($0.00001 par, $1.50 issue)	745,290	75	-	-	1,117,860	-	1,117,935
Class A ($0.00001 par, $1.65 issue)	847,213	85	-	-	1,397,816	-	1,397,901
Bonus Shares	158,799	16	-	-	253,215		253,231

Stock based compensation	-	-	-	-	235,794	-	235,794

Offering costs	-	-	-	-	(331,625)	-	(331,625)

Share bonuses	-	-	-	-	(526,368)	-	(526,368)

Net loss	-	-	-	-	-	(2,827,478)	(2,827,478)
Balance at December 31, 2022	17,169,132	$1,717	16,492,620	$1,649	$18,310,145	$(17,244,182)	$1,069,329

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
Statements of Cash Flows
For the years ended December 31, 2022 and 2021

	For the year ended December 31, 2022	For the year ended December 31, 2021
Cash flows from operating activities
Net loss	$(2,827,478)	$(2,939,564)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory impairment	23,557	32,222
Investments impairment	121,485	140,556
Production costs charged to cost of net revenues	85,491	199,519
Depreciation	2,937	4,484
Stock compensation expense	235,794	222,024
Gain on loan forgiveness	(108,573)	(139,868)
Investments in productions	(442,361)	(29,911)
Changes in operating assets and liabilities:
(Increase)/decrease in other receivables	(6,936)	67
(Increase)/decrease in inventory	(49,951)	(45,055)
(Increase)/decrease in accounts receivable	(57,096)	(20,895)
(Increase)/decrease in accrued revenue	-	22,804
(Increase)/decrease in prepaid expenses	(6,478)	(3,265)
Increase/(decrease) in accounts payable	95,567	275,221
Increase/(decrease) in deferred revenue	170,125	221,468
Increase/(decrease) in accrued expenses	919	(84,389)
Net cash used in operating activities	(2,762,998)	(2,144,582)

Cash flows from investing activities
Purchase of property and equipment	(2,668)	(3,156)
Loans to production	(314,053)	-
Net cash used in investing activities	(316,721)	(3,156)

Cash flows from financing activities
Proceeds from issuance of Class A common stock	2,423,033	3,318,054
Proceeds from notes payable	101,700	156,773
Offering costs	(331,625)	(258,299)
Net cash provided by financing activities	2,193,108	3,216,528
Net change in cash	(886,611)	1,068,790

Cash at beginning of year	1,227,661	158,871
Cash at end of year	$341,050	$1,227,661

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Legion M Entertainment, Inc. (the “Company” or “Legion M”), is a corporation organized March 4, 2016 under the laws of Delaware. The Company was formed as a fan-owned entertainment company. The Company partners with creators and other entertainment companies -- from independent filmmakers to large Hollywood studios and distributors -- to develop, produce, distribute, market and monetize entertainment content including movies, television shows, virtual reality, digital content, events, and more.

Revenue totaled $650,044 and $1,062,732 for the years ended December 31, 2022 and 2021, respectively. The Company’s activities since inception have consisted of formation activities; research and development; raising capital; business development; developing, financing, producing, marketing, and releasing entertainment projects; establishing and growing the Legion M community and culture; building infrastructure to support the community; and marketing for principal operations. The Company remains dependent upon additional capital resources and is subject to significant risks and uncertainties; including failing to secure additional funding.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that is in early growth phase and therefore has just started generating revenues from principal operations. Consistent with this early phase, the Company has no profit since inception, incurred negative operating cash flows, and has sustained net losses of $2,827,478 and $2,939,564 for the years ended December 31, 2022 and 2021, respectively. The Company has accumulated deficit of $17,244,182 as of December 31, 2022. The Company expects near-term revenue from various projects and investment proceeds. However, the Company’s ability to continue as a going concern for the next twelve months is dependent upon its plan to raise more capital from investors. The Company has successfully raised more than $17,000,000 over nine rounds of funding (including Round 9, which is currently open as of April 2023), with an expectation to continue raising money in the future. No assurance can be given that the Company will be successful in these future fundraising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time without raising additional funding. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Stock Split

From December 27, 2021 through January 7, 2022 Legion M held a special stockholders’ meeting during which a 10-for-1 stock split was passed by the outstanding Class A Common Stock and Class B Common Stock.

On July 15, 2022, the Company effected a 10-for-1 forward stock split of its authorized, designated, issued and outstanding shares of common stock. Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split. The amended and restated articles of incorporation increased the authorized stock from 100,000,000 shares (post stock split) of common stock with a par value of $0.0001 to 200,000,000 shares (post stock split) of common stock with a par value of $0.0001 with 170,000,000 shares of the authorized common stock designated as Class A Common Stock and 30,000,000 shares of the common stock designated as Class B Common Stock.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less. As of December 31, 2022 the cash balance exceeded the FDIC insured limits by $75,057.

Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions. As of December 31, 2022 and 2021, allowances of $0 and $0 for doubtful accounts were established, respectively.

Subscription Receivable

The Company records stock issuances at the effective date. If the contribution is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the contributed capital is reclassified as a contra account to stockholders’ equity on the balance sheet.

Other Receivables

Other receivables are primarily due from payment processors and gateways (e.g. Paypal, Stripe).

Inventory

Inventories are comprised of merchandise (t-shirts, collectibles, hats, etc.) that are used for marketing and/or for sale in the Legion M store (shop.legionm.com). Inventories are stated at the lower of cost or market value. Cost is determined using the average costing method. Inventory balances as of December 31, 2022 and 2021 were $172,895 and $146,501, respectively. The Company periodically reviews inventory quantities and values and adjusts for obsolete or impaired inventory based primarily on management’s estimated forecast of product demand. As a result of that review, the fair value of the inventory has been reduced and $23,557 and $32,222 was recorded as costs of net revenues on the statement of operations as an asset impairment during the years ended December 31, 2022 and 2021, respectively.

Production Investments

The Company has cost investments in productions. The fair value of these investments is dependent on the performance of the investee productions as well as volatility inherent in the external markets for these investments. In assessing the potential impairment of these investments, the Company considers these factors as well as the forecasted financial performance of the investees and market values, where available. If these forecasts are not met or market values indicate an other-than-temporary decline in value, impairment charges may be required.

Filmed Entertainment and Production Costs

In accordance with ASC 926, “Entertainment—Films” (“ASC 926”), Filmed Entertainment costs include capitalized production costs, development costs, overhead and capitalized interest costs, net of any amounts received from outside investors. These costs, as well as participations, are recognized as operating expenses for each individual production based on the ratio that the current period’s gross revenues for such production bear to management’s estimate of its total remaining ultimate gross revenues. Marketing, distribution and general and administrative costs are expensed as incurred. The Company has set a minimum threshold of $10,000 before capitalizing the costs. Management bases its estimates of ultimate revenue for each production on a variety of factors, including: historical performance of similar productions, market research and the existence of future firm commitments. Management regularly reviews, and revises when necessary, its total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the asset to fair value amount. Costs for productions not produced are written-off at the time the decision is made not to develop the story or after ten years.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

Production costs are stated at the lower of unamortized cost or estimated fair value on a production basis. Revenue forecasts for productions are continually reviewed by management and revised when warranted by changing conditions. Results of operations in future years are dependent upon the amortization of production costs and may be significantly affected by periodic adjustments in amortization rates. As a result, the Company’s financial results fluctuate from period to period.

If estimates of ultimate revenues change with respect to a production, causing reductions in fair values, the Company may be required to write down all or a portion of the related unamortized costs of the production to its estimated fair value. No assurance can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results of operations and financial condition.

Consistent with this guidance, the Company reduced the expectations on certain projects. The fair value of the investments was reduced and $121,485 and $140,556 was recorded as an impairment loss on the statement of operations as an asset impairment during the years ended December 31, 2022 and 2021, respectively.

Beginning in November of 2023, the category “Investments in productions” is presented as “Cash flows from operating activities” in the Statement of Cash Flows to revise the accounting for compliance with GAAP. In previous years, it was present as “Cash flows from investing activities.”

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000. Property and equipment is stated at cost. The cost of additions and substantial improvements to property and equipment is capitalized. The cost of maintenance and repairs of property and equipment is charged to operating expenses. Property and equipment is depreciated using straight-line methods over their estimated economic lives. Property and equipment is reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No assets were impaired as of December 31, 2022 and 2021. Property and equipment additions totaled $2,668 and $3,156 for the years ended December 31, 2022 and 2021, respectively. Depreciation expense totaled $2,937 and $4,484 for the years ended December 31, 2022 and 2021, respectively.

	As of	As of
	December 31, 2022	December 31, 2021
Original Cost	$55,513	$52,845
Accumulated Depreciation	(51,624)	(48,687)
Property and equipment, net	$3,889	$4,158

Loan Receivable

During 2022, the Company made various loans to a production in which the Company is an investor. The loans were used to cover production costs. During 2022, the Company made loans totaling $314,053 with that amount outstanding as of December 31, 2022. This loan balance was repaid to the Company in February 2023 in conjunction with a crowdfunding campaign for the production (see Note 7). These loans did not earn any interest and no interest income was recorded.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

Emergency Relief

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020 to provide fiscal relief to U.S. individuals and businesses as a result of the economic hardship caused by the COVID-19 pandemic. One of the main components of the CARES Act is the Paycheck Protection Program (“PPP”), a loan program designed to provide a direct incentive for small businesses to keep their employees on payroll. The Small Business Administration (“SBA”), which administers the PPP, will forgive loans to PPP recipients if all employees are kept on payroll at their current compensation levels after the loan is made and the money is used for payroll, rent, mortgage interest, or utilities. Guidance for the treatment and forgiveness of CARES act funds is still being finalized.

In May 2020, the Company was approved for a PPP loan of $139,868. The Company applied for and was granted complete forgiveness for the $139,868 PPP Round 1 loan. The SBA completely forgave this loan in March 2021 and the amount is recorded on the statement of operations as other income.

The Company applied for and was granted relief from California and North Carolina state programs totaling $15,013. This amount has been recorded as other income on the statement of operations for the year ended December 31, 2021.

An EIDL Loan of $48,200 was granted to the Company on January 20, 2021. The terms provide for 3.75% interest and require monthly payments of $236 per month commencing in July 2022 for 30 years. The Company requested and was granted an increase to the existing EIDL loan. On April 4, 2022, the Company received an additional $101,700. The incremental monthly repayment is $516. During the years ended December 31, 2022 and 2021 the Company recognized $4,973 and $1,358 of accrued interest expense related to this loan, respectively. The outstanding principal balance of the EIDL Loan was $149,900 and $48,200 as of December 31, 2022 and 2021, respectively.

Year	Principal Payments
2023	$-
2024	-
2025	-
2026	-
2027	-
Thereafter	149,900
$149,900

The Company also applied for and was approved for PPP Round 2 loan of $108,573 on March 15, 2021. The Company applied for and was granted complete forgiveness for the $108,573 PPP Round 2 loan on February 14, 2022 and the amount is recorded on the statement of operations as other income.

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate fair value.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Revenue totaled $650,044 and $1,062,732 for the years ended December 31, 2022 and 2021, respectively. The Company has recognized revenue from many different business models, including:

•	Consumer Products and Media
•	Finance/Production/Distribution
•	Release Partnerships
•	Events

Consumer Products and Media revenue was $475,539 and $524,383 for the years ended December 31, 2022 and 2021, respectively. Finance/Production/Distribution revenue was $96,314 and $445,345 for the years ended December 31, 2022 and 2021, respectively. Release Partnerships revenue was $27,591 and $55,000 for the years ended December 31, 2022 and 2021, respectively. Event revenue was $50,600 and $38,004 for the years ended December 31, 2022 and 2021, respectively.

Revenue from Consumer Products and Media and Events are recognized at a point in time when the merchandise is delivered or the Event has concluded. Revenue from Finance/Production/Distribution and Release Partnerships are recognized over time and may extend over multiple months or years.

While Legion M receives revenue from a wide variety of sources, revenue may be categorized as either:

•	Project Revenue. Revenue directly related to our contracts for entertainment projects in development.
•	Non-Project Revenue. All other revenue, including sales of non-licensed merchandise, ticket and sponsorship income for Legion M community events, and revenue attributable to shipping and handling fees, including when those fees are associated with project-related merchandise

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

Deferred Revenue

Deferred revenue is recorded for payments received that have not yet been earned. The Company may have Deferred revenue related to Consumer Products and Media, Release Partnerships and Events. Deferred revenue was $416,737 and $246,612 as of December 31, 2022 and 2021, respectively. For both years, these balances comprised primarily outstanding gift cards for Merchandise Sales attributable to investor rewards (see Note 4).

Stock-Based Compensation

The Company measures employee stock-based awards at grant-date fair value and recognizes employee and consultant compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards and warrants. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit.

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations. Short-term leases are leases with a lease term of 12 months or less. The adoption of ASC 842 had no impact on the Company’s balance sheet as of December 31, 2022.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company files income tax returns in the United States and is subject to income tax examinations for its U.S. federal income taxes for the preceding three years and, in general, is subject to state and local income tax examinations for the preceding three years. Tax returns through 2021 have been filed. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. As of December 31, 2022 and 2021, the Company had total taxable net operating loss carryforwards of approximately $16,286,696 and $13,262,222, respectively. The Company pays Federal and California income taxes at rates of approximately 21.0% and 8.8%, respectively, and has used an effective blended rate of 28.0% to derive a net deferred tax assets of approximately $5,082,222 and $4,167,809 as of December 31, 2022 and 2021, respectively. The Company cannot presently anticipate the realization of a tax benefit on its net operating loss carryforward. Accordingly, the Company recorded a full valuation allowance against its deferred tax assets as of December 31, 2022 and 2021. Deferred tax assets and liabilities resulted from net operating losses, depreciation/amortization, organizational costs, deferred revenue and stock-based compensation.

The following table reconciles the statutory income tax rates to actual rates based on income or loss before income taxes As of December 31, 2022 and 2021:

	As of December 31, 2022	As of December 31, 2021
Federal income tax rate	21.0%	21.0%
State income tax rate, net of federal benefit	7.0%	7.0%
Valuation allowance	(28.0)%	(28.0)%
Effective tax rate	0%	0%

	As of December 31, 2022	As of December 31, 2021
Deferred tax assets:
Stock based compensation	$522,545	$456,562
Net operating loss carryforward	4,559,677	3,711,247
Net deferred tax assets	5,082,222	4,167,809
Less: Valuation allowance	(5,082,222)	(4,167,809)
Net deferred tax asset	$-	$-

The Company reviews tax positions taken to determine if it is more likely than not that the position would be sustained upon examination resulting in an uncertain tax position. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2022 and 2021, the Company recognized no interest or penalties.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive.

	As of	As of
	December 31, 2022	December 31, 2021
Warrants	570,000	570,000
Options	4,411,880	4,366,880
Total dilutive securities	4,981,880	4,936,880

As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each year.

NOTE 4: STOCKHOLDERS’ EQUITY

The Company’s articles of incorporation, as amended and restated, authorize 200,000,000 shares common stock (post stock split) with a par value of $0.0001, and authorize the creation of two classes of common stock, “Class A Common Stock” and “Class B Common Stock,” with 170,000,000 shares of the authorized common stock designated as Class A Common Stock and 30,000,000 shares of the common stock designated as Class B Common Stock. The Class B Common Stock contains a voting rights preference of 10 votes per share and is convertible into Class A Common Stock at the option of the holder.

In 2016, the Company converted $501,281 of convertible notes and related interest outstanding to 976,480 shares of Class B Common Stock. All of the shares vested immediately upon conversion.

During the period from March 4, 2016 (inception) to December 31, 2016, 15,460,400 shares of Class B Common Stock were issued at prices ranging from $0.00001 to $0.0001 per share, yielding proceeds of $1,501. This amount was recorded as an expense for services rendered by the stockholders.

These shares of Class B Common Stock are subject to vesting over periods from immediate to 48 months with vesting contingent upon continued service with the Company. The Company considered its negative book value and limited operating activity as of these share issuances and determined the issuance prices approximated the fair value of the shares issued. As of December 31, 2022 and 2021, 16,465,900 and 16,465,900 of these outstanding Class B Common Stock have vested, respectively. As of December 31, 2022 and December 31, 2021 the 26,720 unvested shares will either vest or expire by April 2026.

In September 2016, the Company completed an equity offering through Regulation Crowdfunding and raised gross proceeds of $999,999 for the issuance of 1,428,570 shares of Class A Common Stock. The offering price for this offering was $0.70 per share.

During the period from March 4, 2016 (inception) to December 31, 2016, the Company completed equity investments outside of the crowdfunding campaign providing proceeds of $193,522 for the issuance of 276,460 shares of Class A Common Stock. The offering price for this offering was $0.70 per share.

The Company had a Regulation Crowdfunding and a Regulation A funding round open during the year ended December 31, 2017 and during that period investors were able to purchase shares of Class A Common Stock. The share price for these offerings were $0.75 per share. During the year ended December 31, 2017, 2,728,700 shares were sold generating $2,038,339.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

The Company had a Regulation Crowdfunding and Regulation A funding rounds open during the year ended December 31, 2018 and during that period investors were able to purchase shares of Class A Common Stock. The share prices for these offerings were $0.75 per share through May 14, 2018, $0.83 per share through October 3, 2018 and $0.89 per share for the remainder of the year. During the year ended December 31, 2018, 2,268,980 shares were sold generating $1,923,652.

The Company had Regulation Crowdfunding and Regulation A funding rounds open during the year ended December 31, 2019 and during that period investors were able to purchase shares of Class A Common Stock. The share prices for these offerings were $0.89 per share through July 15, 2019, $1.00 per share through November 6, 2019 and $1.07 per share for the remainder of the year. During the year ended December 31, 2019, 4,634,110 shares were sold generating $4,386,442.

The Company had Regulation Crowdfunding and Regulation A funding rounds open during the year ended December 31, 2020 and during that period investors were able to purchase shares of Class A Common Stock. The share prices for these offerings were $1.07 per share through April 29, 2020, and $1.43 per share for the remainder of the year. During the year ended December 31, 2020, 987,900 shares were sold generating $1,188,839.

The Company had Regulation Crowdfunding and Regulation A funding rounds open during the year ended December 31, 2021 and during that period investors were able to purchase shares of Class A Common Stock. The share prices for these offerings were $1.43 per share through April 30, 2021, and $1.50 per share for the remainder of the year. During the year ended December 31, 2021, 2,670,910 shares were sold generating $3,943,988.

For the rounds that were active as of December 31, 2022, 2021 and 2020, investors had the opportunity to choose a reward (e.g. gift card, bonus shares (defined below), tickets to an event, etc.) based on amount of money they invest.

One of those rewards are bonus shares, which was granted to investors for free once their investment closes. The company issued 243,600 bonus shares related to this round. When factoring in bonus shares, the effective share price paid by each investor was approximately $1.20 for 2020 and 2021.

For the round that was active as of December 31, 2021 and during the year ended December 31, 2022, with a per share price of $1.50 paid by investors for shares of Class A Common Stock, investors had the opportunity to choose a reward (e.g. gift card, bonus shares (defined above), etc.) based on amount of money they invest. The company issued 58,580 and 234,340 bonus shares related to this round during the years ended December 31, 2022 and December 31, 2021, respectively. When factoring in bonus shares, the effective share price paid by each investor was approximately $1.34.

For the round that was active as of December 31, 2022, with a per share price of $1.65 paid by investors for shares of Class A Common Stock, investors were granted an amount of bonus shares (defined above) based on amount of money they invest. The company issued 100,219 bonus shares related to this round during the year ended December 31, 2022. When factoring in bonus shares, the effective share price paid by each investor was approximately $1.48.

As of 2020, the total reward value owed for the shares sold in the year was undeterminable as not all reward choices had not been made. The Company made an estimate for the maximum gift card reward owed of $111,384 as being the largest cash amount required and recorded a liability for such to accrued expenses in the balance sheet as of December 31, 2020 and as a reduction to additional paid-in capital for the year ended December 31, 2020. As of December 31, 2021, all appliable awards for shares issued and outstanding had been determined. As many rewards were bonus shares and not gift cards, the total reduction to additional paid-in-capital for the year ended December 31, 2021 was $848,919.

The Company received partial proceeds disbursement of funds committed from these equity offerings during the years ended December 31, 2022 and 2021 of $2,423,033 and $3,318,054, respectively. As part of the normal process of investors purchasing stock, those purchases are held in escrow by Wefunder and StartEngine, the Company’s funding portals. At the end of each month, there is a balance of funds held by Wefunder and Start Engine for future distribution to the Company. The escrow balance as of December 31, 2022 and 2021 was $390,778 and $571,112, respectively.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

In October 2018, the Company received a prepayment totaling $100,000 for a future investment in the Company from one of the Company’s largest investors. As the funds had been received but the investment contracts not finalized, the $100,000 prepayment was included on the balance sheet as a “Pending investment” liability as of December 31, 2018. That investment was finalized in 2019 and the Company issued shares to this investor at $0.83 per share, consistent with other investors at that time and included in the 2019 issuances discussed above. During 2021, it was determined that this investor should have received Class B shares. Therefore, 120,190 shares were converted from Class A shares to Class B shares.

As of December 31, 2022 and 2021, the Company had 17,169,132 and 15,417,830 shares of Class A Common Stock and 16,492,620 and 16,492,620 shares of Class B Common Stock issued and outstanding, all respectively.

NOTE 5: SHARE-BASED PAYMENTS

Stock Plan

On April 12, 2016, the Company adopted its 2016 Equity Incentive Plan (the “Plan”). The Plan authorizes options to purchase up to 2,539,600 shares of Class B Common Stock. On November 3, 2016, the Company amended its 2016 Equity Incentive Plan to authorize an additional 5,000,000 options to purchase Class B Common Stock. As of December 31, 2022 and 2021, there were 3,127,720 and 3,172,720 options available for issuance, respectively.

As of December 31, 2022 and 2021, the Company had issued and outstanding 4,411,880 and 4,366,880 options to purchase Class B Common Stock under the Plan, respectively.

	December 31, 2022		December 31, 2021
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding - beginning of year	4,366,880	$0.71	3,914,260	$0.66
Granted	45,000	$1.25	452,620	$1.14
Exercised	-		-
Forfeited	-		-
Outstanding - end of year	4,411,880	$0.72	4,366,880	$0.71

Exercisable at end of year	3,950,900	$0.74	3,691,770	$0.72

Intrinsic value of options outstanding at year-end	$3,450,090		$3,440,665

Weighted average grant date fair value of options granted during year	$0.71		$0.63

Weighted average duration (years) to expiration of outstanding options at year-end	5.0		6.1

These options vest over different schedules with some vesting immediately and others vesting over periods from 1 to 10 years. The maximum term for stock options granted under the Plan may not exceed ten years from the date of grant. The options expire 10 years after the date of grant. The remaining outstanding options will vest over a weighted average period of 28 months.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

The assumptions utilized for valuing stock-based grants for compensation and marketing expense during the years ended December 31, 2022 and 2021 are as follows:

	2022	2021
Risk Free Interest Rate	2.00%	0.64%-1.07%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	60.00%	60.00%
Expected Life (years)	6.0	5.6 – 7.0
Fair Value per Stock Option	$0.71	$0.61-$0.67

The Company recognizes stock-based compensation on a straight-line basis over the options’ vesting periods. Based on the issue dates, the per share value and the vesting period, the Company determined total stock-based compensation and additional paid-in capital to be to be $149,419 and $207,629 for the years ended December 31, 2022 and 2021, respectively.

Unrecognized share-based compensation expense was $311,676 and $419,523 as of December 31, 2022 and 2021, respectively. This unrecognized compensation expense is expected to be recognized over a weighted-average period of approximately 29 and 38 months as of December 31, 2022 and 2021, respectively.

Warrants

In April 2016, the Company issued 270,000 warrants to purchase Class B shares of common stock. The shares available under this warrant vest pro-rata over two years on a monthly basis (1/24 vest per month). The stock purchase warrants expire at the earliest of: ten years after their date of issuance (2026), any change in control, or an initial public offering. The exercise price for the common stock warrants is $0.001 per share. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. As of December 31, 2022 and 2021, 270,000 and 270,000 of these warrants had vested, respectively. The Company determined the grant date fair value of these warrants under a Black-Scholes calculation to be $188,759, and recognized $0 of such to additional paid-in capital and as marketing expense during the years ended December 31, 2022 and 2021. All associated expense was recorded in prior periods, commensurate with the vesting of the warrants. The assumptions and inputs for the Black-Scholes calculation for the warrants are the same terms as used for valuing the options issued on April 12, 2016.

In June 2017, the Company issued 50,000 warrants to purchase Class B shares of common stock. The shares available under this warrant vested immediately on issuance. The stock purchase warrants expire at the earliest of: ten years after their date of issuance (2027), any change in control, or an initial public offering. The exercise price for the common stock warrants is $0.75 per share. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. The Company determined the fair value of these warrants under a Black-Scholes calculation to be $19,400 and recorded that value as an adjustment to additional paid-in capital and as an investment in a project in 2017. The assumptions and inputs for the Black-Scholes calculation for the warrants are the same terms as used for valuing the options issued on June 9, 2017.

In October 2021, the Company issued 250,000 warrants to purchase Class B shares of common stock. The shares available under this warrant vest pro-rata over two years on a monthly basis (1/24 vest per month). The stock purchase warrants expire at the earliest of; ten years after their date of issuance (2031), any change in control, or an initial public offering. The exercise price for the common stock warrants is $1.25 per share. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. As of December 31, 2022 and 2021, 145,833 and 83,333 of these warrants had vested, respectively. The Company determined the grant date fair value of these warrants under a Black-Scholes calculation to be $172,750, and recognized $86,375 and $14,395 of such to additional paid-in capital and as stock-based compensation during the years ended December 31, 2022 and 2021, respectively.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

The assumptions utilized for valuing these warrants in the year ended December 31, 2021 are as follows:

2021
Risk Free Interest Rate	1.11%
Expected Dividend Yield	0.00%
Expected Volatility	60.00%
Expected Life (years)	6.0
Fair Value per Warrant	$0.69

As of December 31, 2022 and 2021, there was $71,979 and $158,354 of unrecognized share-based compensation expense, respectively. The remaining outstanding warrants have a weighted average duration to expiration of 69 and 81 months as of December 31, 2022 and 2021, respectively.

As of December 31, 2022 and 2021, there were 570,000 and 570,000 warrants outstanding with weighted average exercise price per share of $0.61 and $0.61, and 465,833 and 340,830 warrants vested with weighted average exercise price per share of $0.47 and $0.19, all respectively.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2020, the Company adopted FASB ASU No. 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials. The adoption of ASU 2019-02 has had no material impact on the Company’s financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. The adoption of ASU 2016-02 has had no material impact on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 7: SUBSEQUENT EVENTS

Next Step Financing Offering

As of April 2023, Legion M is continuing to raise money via its ninth round of equity crowdfunding under the JOBS Act. As of April 2023, 359,869 shares have been sold raising $544,289. The Company expects that many successive rounds of funding will be needed to achieve the Company’s long-term goals of uniting 1 million fans as shareholders of the company.

William Shatner Documentary

During 2022, the Company paid certain costs associated with the production of You Can Call Me Bill, a documentary on the life and career of William Shatner. These expenditures are recognized as a Loan to Production on the Company’s financial statements. In January 2023, the Company completed concurrent equity crowdfunding and Reg D offerings on behalf of the production. These combined offerings raised $750,000 from over 1,200 investors. A portion of the funds raised were used to repay the Company for the balance of the loan. The remainder of the funds will be used to pay any costs incurred for and by the production.

Legion M Entertainment, Inc.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2022 and 2021 and for the years then ended

Management’s Evaluation

Management has evaluated subsequent events through April 28, 2023, the date the financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this Offering Statement, in each case as indicated below.

1	Posting Agreement with StartEngine Primary LLC*

2.1	Amended and Restated Certificate of Incorporation*

2.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (September 28, 2018)*

2.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (July 15, 2022)*

2.4	Amended and Restated Bylaws*

4.	Form of Subscription Agreement*

6.1	Employment Agreement (Paul Scanlan)*

6.2	Employment Agreement (Jeff Annison)*

6.3	2016 Equity Incentive Plan*

6.4	Financing Agreement for The Picture “You Can Call Me Bill” **

8.	Escrow Agent Agreement*+

11.	Consent of Artesian LLC#

12.	Attorney opinion on legality of the offering*

13.	“Test the waters” materials*

#	Filed herewith.
*	Filed as an exhibit to the Legion M Entertainment Inc.’s Regulation A Offering Statement on Form 1-A (Commission File No. 024-11966).
**	Filed as an exhibit to the Legion M Entertainment Inc.’s Form 1-SA filed on September 28, 2023 (Commission File No. 24R-00089).
+	Portions of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, November 14, 2023.

Legion M Entertainment, Inc.

By	/s/ Paul Scanlan
Paul Scanlan, CEO
Legion M Entertainment, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

November 14, 2023	By:	/s/ Paul Scanlan
Paul Scanlan
Co-Founder, Chief Executive Officer, Chief Financial Officer, Treasurer and Director

November 14, 2023	By:	/s/ Jeff Annison
Jeff Annison, Director